As filed with the Securities and Exchange Commission on January 24, 2017

Registration No. 333-215659

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM F-10

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Fortuna Silver Mines Inc.

(Exact name of Registrant as specified in its charter)

British Columbia, Canada	1040	Not Applicable
(Province or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

200 Burrard Street, Suite 650

Vancouver, British Columbia

Canada V6C 3L6

(604) 484-4085

(Address and telephone number of Registrant’s principal executive offices)

C T Corporation System

111 Eighth Avenue

New York, New York 10011

(212) 894-8940

(Name, address and telephone number of agent for service in the United States)

Copies to:

Riccardo A. Leofanti, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 222 Bay Street, Suite 1750 P.O. Box 258 Toronto, Ontario, Canada M5K 1J5 (416) 777-4700	Susan Tomaine, Esq. Blake, Cassels & Graydon LLP 595 Burrard Street, Suite 2600 Vancouver, British Columbia, Canada V7X 1L3 (604) 631-3300	Christopher J. Cummings, Esq. Paul, Weiss, Rifkind, Wharton & Garrison LLP 77 King Street West, Suite 3100 Toronto, Ontario, Canada M5K 1J3 (416) 504-0522	Michael G. Urbani, Esq. Quentin Markin, Esq. Stikeman Elliot LLP 666 Burrard Street, Suite 1700 Vancouver, British Columbia, Canada V6C 2X8 (604) 631-1300

Approximate date of commencement of proposed sale of the securities to the public:

As soon as practicable after this Registration Statement becomes effective.

Province of British Columbia, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):

A. ☐ Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B. ☒ At some future date (check the appropriate box below):

1. ☐	pursuant to Rule 467(b) on ( ) at ( ).

2. ☐	pursuant to Rule 467(b) on ( ) at ( ) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).

3. ☐

pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4. ☒	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Securities Act of 1933, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

SUBJECT TO COMPLETION DATED JANUARY 24, 2017

AMENDED AND RESTATED PRELIMINARY SHORT FORM PROSPECTUS

AMENDING AND RESTATING THE PRELIMINARY SHORT FORM PROSPECTUS

DATED JANUARY 23, 2017

New Issue	January 24, 2017

US$65,047,500

10,325,000 Common Shares

This short form prospectus qualifies the distribution (the “Offering”) of 10,325,000 common shares (the “Offered Shares”) in the capital of Fortuna Silver Mines Inc. (“Fortuna” or the “Company”) at a price of US$6.30 per Offered Share (the “Offering Price”). The Offered Shares will be sold pursuant to an underwriting agreement (the “Underwriting Agreement”) dated January 24, 2017 among the Company, Raymond James Ltd. (“RJL”), BMO Nesbitt Burns Inc., Scotia Capital Inc., CIBC World Markets Inc. and National Bank Financial Inc. (collectively, the “Underwriters”). The Offering Price was determined by negotiation between the Company and the Underwriters.

The common shares of Fortuna (the “Common Shares”) are listed on the Toronto Stock Exchange (the “TSX”) under the symbol “FVI” and on the New York Stock Exchange (the “NYSE”) under the symbol “FSM”. On January 23, 2017, the last trading day before the date hereof, the closing price of the Common Shares was C$9.08 on the TSX and US$6.85 on the NYSE.

Price: US$6.30 per Offered Share

	Price to the Public		Underwriters’ Fee(1)		Net Proceeds to the Company(2)
Per Offered Share	US$	6.30	US$	0.29925	US$	6.00075
Total(3)	US$	65,047,500	US$	3,089,756	US$	61,957,744

Notes:
(1)

Pursuant to the terms and conditions of the Underwriting Agreement, the Company has agreed to pay a cash commission to the Underwriters (the “Underwriters’ Fee”) equal to US$0.29925 per Offered Share. See “Plan of Distribution”.

(2)	After deducting the Underwriters’ Fee, but before deducting the other expenses of the Offering, estimated to be US$1,300,000, which will be paid from the proceeds of the Offering.
(3)

The Company has granted the Underwriters an option (the “Over-Allotment Option”), exercisable in whole or in part in the sole discretion of the Underwriters until 5:00pm (Vancouver time) on the date that is 30 days after the Closing Date (as defined below), to purchase up to an additional 1,548,750 Common Shares (the “Additional Shares”) of the Company on the same terms as set forth above, solely to cover over-allotments, if any, and for market stabilization purposes. If the Over-Allotment Option is exercised in full, the total number of Common Shares issued pursuant to the Offering will be 11,873,750, the total price to the public under the Offering will be US$74,804,625, the total Underwriters’ Fee will be US$3,553,220 and the aggregate net proceeds to the Company will be US$71,251,405, before deducting the other expenses of the Offering, estimated to be US$1,300,000. This short form prospectus also qualifies under applicable Canadian securities laws the grant of the Over-Allotment Option and the distribution of the Additional Shares to be issued upon the exercise of such Over-Allotment Option. A person who acquires Additional Shares issuable upon exercise of the Over-Allotment Option acquires such Additional Shares under this short form prospectus, regardless of whether the over-allotment position is ultimately filled through the exercise of the Over-Allotment Option or secondary market purchases. See “Plan of Distribution.” Unless the context otherwise requires, the term “Offered Shares” includes any Additional Shares issued upon the exercise of the Over-Allotment Option.

An investment in the Offered Shares involves a high degree of risk. It is important for a prospective purchaser to consider the risk factors described or referred to and incorporated by reference in this short form prospectus. See “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors ”.

Investors should rely only on the information contained or incorporated by reference in this short form prospectus. The Company and the Underwriters have not authorized anyone to provide investors with different information. The Underwriters are offering to sell, and seeking offers to buy, the Offered Shares only in jurisdictions where, and to persons to whom, offers and sales are lawfully permitted. Investors should not assume that the information contained or incorporated by reference in this short form prospectus is accurate as of any date other than the date on the front of this short form prospectus or the applicable document incorporated by reference herein. The Company’s business, operating results, financial condition and prospects may have changed since that date.

The Underwriters, as principals, conditionally offer the Offered Shares, subject to prior sale, if, as and when issued by the Company and accepted by the Underwriters in accordance with the conditions contained in the Underwriting Agreement referred to under “Plan of Distribution” and subject to approval of certain Canadian legal matters on behalf of the Company by Blake, Cassels & Graydon LLP, certain United States legal matters on behalf of the Company by Skadden, Arps, Slate, Meagher & Flom LLP, certain Canadian legal matters on behalf of the Underwriters by Stikeman Elliott LLP and certain United States legal matters on behalf of the Underwriters by Paul, Weiss, Rifkind, Wharton & Garrison LLP. In connection with the Offering and subject to applicable laws, the Underwriters may over-allot or effect transactions that are intended to stabilize or maintain the market price of the Offered Shares at levels other than that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time and must be brought to an end after a limited period. See “Plan of Distribution”. The Underwriters may offer the Offered Shares at prices lower than the Offering Price. Notwithstanding any reduction by the Underwriters of the Offering Price, the Company will still receive net proceeds of US$6.00075 per Offered Share pursuant to this Offering. See “Plan of Distribution”.

Subscriptions for Offered Shares will be received subject to rejection or allotment in whole or in part and the Underwriters reserve the right to close the subscription books at any time without notice. Closing is expected to take place on or about February 9, 2017, or such other date as may be agreed between the Company and the Underwriters, but in any event not later than 42 days following the date of a final receipt for the final short form prospectus (the “Closing Date”).

It is expected that the Company will arrange for an instant deposit of the Offered Shares to or for the account of the Underwriters with CDS Clearing and Depository Services Inc. (“CDS”) or its nominee on the Closing Date, against payment of the aggregate purchase price for the Offered Shares. A purchaser of Offered Shares will receive only a customer confirmation from the registered dealer, which is a CDS participant, and from or through which Offered Shares are purchased. See “Plan of Distribution”.

The following table sets out the number of Additional Shares that may be issued by the Company to the Underwriters under the Over-Allotment Option:

Underwriters’ Position	Maximum Size	Percentage of Offering	Exercise Period	Exercise Price
Over-Allotment Option	1,548,750 Additional Shares	15%	Up to 30 days after the Closing Date	US$6.30 per Additional Share

Scotia Capital Inc. (“Scotia”) is an affiliate of the lender to Fortuna under the Credit Facility (defined herein). Consequently, we may be considered a “connected issuer” of Scotia under applicable securities laws in Canada in connection with the Offering. See “Plan of Distribution”.

The Company’s head office and registered office are located at 200 Burrard Street, Suite 650, Vancouver, British Columbia, V6C 3L6, Canada.

ii

Jorge Ganoza Durant, Robert Gilmore, Mario Szotlender and Alfredo Sillau, directors of the Company, reside outside of Canada and have appointed the Company at its Vancouver head office address as their agent for services for process in Canada. Prospective purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada, even if the party has appointed an agent for service of process.

The Offering is being made by a Canadian issuer that is permitted under a multi-jurisdictional disclosure system (the “MJDS”) adopted by Canada and the United States to prepare this short form prospectus in accordance with the disclosure requirements of Canada. Prospective investors should be aware that such requirements are different from those of the United States. Financial statements included or incorporated by reference herein have been prepared in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board (“IFRS”), and thus may not be comparable to financial statements of United States companies.

Prospective investors should be aware that the acquisition of the Offered Shares may have tax consequences both in Canada and the United States, including the Canadian federal income tax consequences applicable to a foreign controlled Canadian corporation that acquires Offered Shares. Such consequences, for investors who are resident in, or citizens of, the United States, may not be described fully in this short form prospectus. Investors should read the tax discussion in this short form prospectus and consult their own tax advisors with respect to their own particular circumstances. See “Certain Canadian Federal Income Tax Considerations” and “Certain United States Federal Income Tax Considerations”.

The enforcement by investors of civil liabilities under the United States federal securities laws may be affected adversely by the fact that the Company is incorporated under the laws of the Province of British Columbia, Canada, that some or all of its officers, directors and experts named in this short form prospectus are residents of a country other than the United States, and that all or a substantial portion of the assets of the Company and the assets of those officers, directors and experts are located outside the United States.

Neither the United States Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Offered Shares nor passed upon the accuracy or adequacy of this short form prospectus. Any representation to the contrary is a criminal offence.

iii

Unless otherwise indicated, all information in this short form prospectus assumes no exercise of the Over-Allotment Option.

In this short form prospectus and the documents incorporated by reference herein, unless the context otherwise requires, references to “we”, “us”, “our” or similar terms, as well as references to “Fortuna” or the “Company”, refer to Fortuna Silver Mines Inc. together with its subsidiaries.

EXCHANGE RATE INFORMATION

Unless otherwise indicated or the context otherwise requires, all dollar amounts and references to “C$” are to Canadian dollars and references to “US$” are to United States dollars.

The following table sets forth, for each of the periods indicated: (i) the high and low closing exchange rates during each period; (ii) the average noon exchange rate for each period; and (iii) the period end noon exchange rate, of Canadian dollars into United States dollars, as reported by the Bank of Canada:

	Year Ended December 31,		Nine Months Ended September 30,
	2015 (US$)	2014 (US$)	2016 (US$)	2015 (US$)
High	$0.8527	$0.9422	$0.7972	$0.8527
Low	$0.7148	$0.8589	$0.6854	$0.7455
Average	$0.7833	$0.9058	$0.7574	$0.7945
Period End	$0.7225	$0.8620	$0.7624	$0.7466

The noon exchange rate on January 23, 2017, as reported by the Bank of Canada, was C$1.00 equals US$0.7525.

The financial statements of the Company incorporated by reference herein are reported in United States dollars and have been prepared in accordance with IFRS.

CAUTIONARY NOTE FOR UNITED STATES INVESTORS

The Company is a Canadian “foreign private issuer” as defined in Rule 3b-4 under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), which is permitted to prepare the technical information contained herein in accordance with the requirements of the securities laws in effect in Canada, which differ from the requirements of U.S. securities laws.

Canadian standards, including National Instrument 43-101 (“NI 43-101”), differ significantly from the requirements of the Exchange Act, and Mineral Reserve and Mineral Resource information contained or incorporated by reference in this short form prospectus may not be comparable to similar information disclosed by United States companies. In particular, and without limiting the generality of the foregoing, the term Mineral Resource does not equate to the term “reserve”. Under United States standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. Among other things, all necessary permits would need to be in hand or issuance imminent in order to classify mineralized material as reserves under SEC standards. The SEC’s current disclosure standards normally do not permit the inclusion of information concerning Measured Mineral Resources, Indicated Mineral Resources or Inferred Mineral Resources or other descriptions of the amount of mineralization in mineral deposits that do not constitute “reserves” by United States standards in documents filed with the SEC. United States investors are cautioned not to assume that all or any part of Measured Mineral Resources or Indicated Mineral Resources will ever be converted into reserves. United States investors should also understand that Inferred Mineral Resources have an even greater amount of uncertainty as to their existence and as to their economic and legal feasibility. It cannot be assumed that all or any part of an Inferred Mineral Resource will ever be upgraded to a category having a higher degree of certainty. Under Canadian rules, estimates of Inferred Mineral Resources may not form the basis of Feasibility or Pre-Feasibility Studies except in rare cases. Investors are cautioned not to assume that all or any part of an Inferred Mineral Resource exists or is economically or legally mineable. Disclosure of “contained tonnes” in a Mineral Resource estimate is permitted disclosure under NI 43-101 provided that the grade or quality and the quantity of each category is stated; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC standards as in place tonnage and grade without reference to unit measures. The requirements of NI 43-101 for identification of Mineral Reserves are also not the same as those of the SEC, and Mineral Reserves reported in compliance with NI 43-101 may not qualify as “reserves” under SEC standards. Accordingly, information contained in this short form prospectus and the documents incorporated by reference herein containing descriptions of mineral deposits may not be comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements under the U.S. federal securities laws and the rules and regulations thereunder. See “Technical Information – Summary of Mineral Reserve and Mineral Resource Estimates” for the definition of certain technical terms under applicable Canadian standards.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

Certain statements contained in this short form prospectus and any documents incorporated by reference into this short form prospectus constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Exchange Act and forward-looking information within the meaning of applicable Canadian securities legislation (collectively, “forward-looking statements”). All statements included or incorporated by reference herein, other than statements of historical fact, are forward-looking statements and are subject to a variety of known and unknown risks and uncertainties which could cause actual events or results to differ materially from those reflected in the forward-looking statements. The forward-looking statements included or incorporated by reference in this short form prospectus include, without limitation, statements relating to:

•	Production guidance for 2017 at the San Jose Mine and the Caylloma Mine;

•	cash cost estimates and all-in sustaining cash cost estimates for 2017 at the Caylloma Mine and San Jose Mine;

•

Mineral Reserves and Mineral Resources, as they involve implied assessment, based on estimates and assumptions that the Mineral Reserves and Mineral Resources described exist in the quantities predicted or estimated and can be profitably produced in the future;

•	timing for delivery of materials and equipment for the Company’s properties;

•	the sufficiency of the Company’s cash position and its ability to raise equity capital or access debt facilities;

•	the Company’s planned processing and estimated capital investments for mine development and brownfields exploration at the San Jose Mine;

•	the Company’s planned processing and estimated capital investments for mine development, plant optimization and brownfields exploration at the Caylloma Mine;

•	the Company’s plans for development of the Lindero Project (as defined herein);

•	maturities of the Company’s financial liabilities, finance leases and other contractual commitments;

•	expiry dates of bank letters of guarantee;

•	estimated mine closure costs;

•

management’s expectation that any investigations, claims, and legal, labor and tax proceedings arising in the ordinary course of business will not have a material effect on the results of operations or financial condition of the Company; and

•	the Offering, including the expected closing date of the Offering, the estimated net proceeds from the Offering and our intended use of the net proceeds from the Offering.

Often, but not always, these forward-looking statements can be identified by the use of words such as “anticipates”, “believes”, “plans”, “estimates”, “expects”, “forecasts”, “scheduled”, “targets”, “possible”, “strategy”, “potential”, “intends”, “advance”, “goal”, “objective”, “projects”, “budget”, “calculates” or statements that events, “will”, “may”, “could” or “should” occur or be achieved and similar expressions, including negative variations.

Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any results, performance or achievements expressed or implied by the forward-looking statements. Such uncertainties and factors include, among others:

•	operational risks associated with mining and mineral processing;

•	uncertainty relating to Mineral Resource and Mineral Reserve estimates;

•	uncertainty relating to capital and operating costs, production schedules and economic returns;

•	risks associated with the Company’s mineral exploration, project development and infrastructure;

•	risks associated with environmental matters, including the Company’s compliance with environmental laws and regulations and potential liability claims against the Company;

•	uncertainty relating to nature and climate conditions;

•

risks associated with changes in national and local government legislation, taxation, controls, regulations and political or economic developments in countries in which the Company does or may carry on business;

•	risks associated with political instability and changes to the regulations governing the Company’s business operations;

•	risks relating to the termination of the Company’s mining concessions in certain circumstances;

•	risks related to opposition of the Company’s exploration, development and operational activities;

•	risks related to the Company’s ability to obtain adequate financing for planned exploration and development activities;

•	risks associated with the Company’s substantial reliance on the Caylloma Mine and the San Jose Mine for revenues;

•	risks associated with property title matters;

•	risks related to the integration of businesses and assets acquired by the Company;

•	risks associated with the Company’s reliance on key personnel;

•	risks associated with the Company’s reliance on local counsel and advisors and its management and board of directors in foreign jurisdictions;

•	uncertainty relating to potential conflicts of interest involving the Company’s directors and officers;

•	risks associated with the adequacy of the Company’s insurance coverage;

•	risks related to the Company’s compliance with the Sarbanes-Oxley Act;

•	risks related to the foreign corrupt practices regulations and anti-bribery laws;

•	uncertainty related to potential legal proceedings involving the Company;

•	uncertainty relating to general economic conditions;

•	risks associated with competition in the mining industry;

•	uncertainty relating to fluctuations in metal prices and the marketability of metals acquired by the Company;

•	risks associated with entering into commodity forward and option contracts for base metals production;

•	uncertainty relating to fluctuations in currency exchange rates and the Company’s operating expenses;

•	uncertainty relating to concentrate treatment charges and transportation costs;

•	uncertainty relating to the sufficiency of monies allotted by the Company for land reclamation;

•	risks related to the volatility of the trading price of the Company’s Common Shares;

•	risks related to shareholder dilution as a result of further equity financings;

•	risks related to future insufficient liquidity resulting from a decline in the price of the Company’s Common Shares;

•	uncertainty relating to the Company’s ability to pay dividends in the future;

•	uncertainty relating to the enforcement of U.S. judgments against the Company; and

•	risks related to the broad discretion of the Company over the use of the proceeds raised hereunder.

This list is not exhaustive of the factors that may affect any of our forward-looking statements. Forward-looking statements are statements about the future and are inherently uncertain, and our actual achievements or other future events or conditions may differ materially from those reflected in the forward-looking statements due to a variety of risks, uncertainties and other factors, including, without limitation, those referred to in this short form prospectus under the heading “Risk Factors” and in the AIF (as defined below).

Forward-looking statements contained in this short form prospectus are based on the assumptions, beliefs, expectations and opinions of management, including but not limited to:

•	all required third party contractual, regulatory and governmental approvals will be obtained for the exploration, development, construction and production of its properties;

•	there being no significant disruptions affecting operations, whether relating to labor, supply, power, damage to equipment or other matter;

•	permitting, construction, development and expansion proceeding on a basis consistent with the Company’s current expectations;

•	expected trends and specific assumptions regarding metal prices and currency exchange rates;

•	prices for and availability of fuel, electricity, parts and equipment and other key supplies remaining consistent with current levels;

•	production forecasts meeting expectations; and

•	the accuracy of the Company’s current Mineral Resource and Mineral Reserve estimates.

Although the Company has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. These forward-looking statements are made as of the date of this short form prospectus. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements. Except as required by law, the Company does not assume the obligation to revise or update these forward looking-statements after the date of this document or to revise them to reflect the occurrence of future unanticipated events.

NOTICE REGARDING NON-IFRS MEASURES

This short form prospectus and the documents incorporated by reference herein include certain terms or performance measures that are not defined under IFRS, including but not limited to cash costs and all-in sustaining costs. The Company believes that, in addition to conventional measures prepared in accordance with IFRS, certain investors use this information to evaluate the Company’s performance. The data presented is intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with IFRS. These non-IFRS measures should be read in conjunction with the Company’s financial statements and management’s discussion and analysis incorporated by reference herein. See “Non-GAAP Financial Measures” in the Company’s management’s discussion and analysis for the three and nine months ended September 30, 2016 (the “Q3 2016 MD&A”) regarding the Company’s use of non-IFRS measures.

ADDITIONAL INFORMATION

A registration statement on Form F-10 (the “Registration Statement”) has been filed by the Company with the SEC in respect of the Offering. The Registration Statement, of which this short form prospectus constitutes a part, contains additional information not included in this short form prospectus, certain items of which are contained in the exhibits to the Registration Statement, pursuant to the rules and regulations of the SEC.

In addition to the Company’s continuous disclosure obligations under the securities laws of the provinces of Canada, the Company is subject to the reporting requirements of the Exchange Act, and in accordance therewith the Company files with or furnishes to the SEC reports and other information. The reports and other information that the Company files with or furnishes to the SEC are prepared in accordance with the disclosure requirements of Canada, which differ in certain respects from those of the United States. As a foreign private issuer, the Company is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and the Company’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, the Company may not be required to publish financial statements as promptly as U.S. companies. Copies of any documents that the Company has filed with or furnished to the SEC may be read at the SEC’s public reference room at Room 1500, 100 F Street N.E., Washington, D.C., 20549. Copies of the same documents may also be obtained from the public reference room of the SEC by paying a fee. Please call the SEC at 1-800-SEC-0330 or access its website at www.sec.gov for further information about the public reference room.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been or will be filed or furnished with the SEC as part of the Registration Statement: (i) the documents listed under the heading “Documents Incorporated by Reference”; (ii) powers of attorney from certain of our directors and officers; (iii) consents of each of the following: Blake, Cassels & Graydon LLP, Stikeman Elliott LLP, Deloitte LLP, Davidson & Company LLP, Eric Chapman and Edwin Gutierrez; and (iv) the Underwriting Agreement.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this short form prospectus from documents filed with securities commissions or similar authorities in Canada and with the SEC. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of the Company at 200 Burrard Street, Suite 650, Vancouver, British Columbia, Canada V6C 3L6, and are also available electronically at www.sedar.com and on the SEC’s EDGAR system at www.sec.gov.

The following documents which have been filed by the Company with various securities commissions or similar authorities in Canada in which the Company is a reporting issuer and with the SEC are specifically incorporated by reference into, and form an integral part of, this short form prospectus:

(a)

the Company’s annual information form dated March 24, 2016 for the year ended December 31, 2015 (except for the technical report entitled Fortuna Silver Mines Inc.: Caylloma Property, Caylloma District, Peru dated as of March 22, 2013, as amended April 15, 2013 and the technical report entitled Fortuna Silver Mines Inc.: San Jose Property, Oaxaca, Mexico dated as of November 22, 2013, each prepared by Eric Chapman and Thomas Kelly, incorporated by reference therein, and the information derived from such technical reports included therein) (the “AIF”);

(b)	the Company’s audited consolidated financial statements as at and for the years ended December 31, 2015 and 2014, together with the report of the independent registered public accounting firm thereon;

(c)	the Company’s management’s discussion and analysis for the year ended December 31, 2015;

(d)	the Company’s unaudited condensed consolidated interim financial statements for the three and nine months ended September 30, 2016 and 2015 (the “Q3 2016 Financial Statements”);

(e)	the Q3 MD&A;

(f)	the Company’s management information circular as at April 27, 2016, prepared in connection with the Company’s annual general meeting of shareholders held on June 16, 2016;

(g)	the Company’s material change report dated June 9, 2016 announcing the proposed acquisition of all of the issued and outstanding common shares of Goldrock Mines Corp. (“Goldrock”);

(h)	the Company’s material change report dated July 28, 2016 announcing the closing of the acquisition of all of the issued and outstanding common shares of Goldrock; and

(i)	the Company’s business acquisition report dated November 2, 2016 prepared in connection with the acquisition of all of the issued and outstanding common shares of Goldrock.

A reference herein to this short form prospectus also means any and all documents incorporated by reference in this short form prospectus. Any document of the type referred to above, including audited annual consolidated financial statements, unaudited interim consolidated financial statements and the related management’s discussion and analysis, material change reports (excluding confidential material change reports), any business acquisition reports, the content of any news release disclosing financial information for a period more recent than the period for which financial information is deemed incorporated by reference in this short form prospectus and certain other disclosure documents as set forth in Item 11.1 of Form 44-101F1 of National Instrument 44-101 of the Canadian Securities Administrators filed by the Company with the securities commissions or similar regulatory authorities in Canada after the date of this short form prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference in this short form prospectus.

In addition, to the extent that any document or information incorporated by reference into this short form prospectus is filed with, or furnished to, the SEC pursuant to the Exchange Act after the date of this short form prospectus, such document or information will be deemed to be incorporated by reference as an exhibit to the Registration Statement (in the case of a report on Form 6-K, if and to the extent expressly provided therein).

Any statement contained in this short form prospectus or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for the purposes of this short form prospectus to the extent that a statement contained in this short form prospectus or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference into this short form prospectus modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to prevent a statement that is made from being false or misleading in the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this short form prospectus.

References to our website in any documents that are incorporated by reference into this short form prospectus do not incorporate by reference the information on such website into this short form prospectus, and we disclaim any such incorporation by reference.

MARKETING MATERIALS

Any “template version” of any “marketing materials” (as such terms are defined under applicable Canadian securities laws) that is used by the Underwriters in connection with the Offering does not form a part of this short form prospectus to the extent that the contents of the template version of the marketing materials have been modified or superseded by a statement contained in the final short form prospectus. Any template version of any marketing materials that has been, or will be, filed under the Company’s profile on SEDAR at www.sedar.com and on EDGAR at www.sec.gov before the termination of the distribution under the Offering (including any amendments to, or an amended version of, any template version of any marketing materials) is deemed to be incorporated by reference into the final short form prospectus.

THE COMPANY

The Company was incorporated on September 4, 1990 pursuant to the Company Act (British Columbia) under the name Jopec Resources Ltd. and subsequently transitioned under the Business Corporations Act (British Columbia). On February 3, 1999, the Company changed its name to Fortuna Ventures Inc. On June 28, 2005, the Company changed its name to Fortuna Silver Mines Inc.

The management head office of the Company is located at Piso 5, Av. Jorge Chávez #154, Miraflores, Lima, Peru. The corporate office and registered office of the Company are located at 200 Burrard Street, Suite 650, Vancouver, BC V6C 3L6.

The Company carries on a significant portion of its business through a number of 100%-owned subsidiaries, held either directly or indirectly, as follows:

Fortuna is engaged in precious and base metals mining and related activities, including exploration, extraction, and processing. Fortuna operates the Caylloma zinc, lead and silver mine (the “Caylloma Mine”) in southern Peru and the San Jose silver and gold mine (the “San Jose Mine”) in southern Mexico. The Company is also developing its recently acquired Lindero gold project (the “Lindero Project”) in Argentina and is conducting an exploration program in Serbia.

Recent Developments

Production Data

Production data for 2016 for the San Jose Mine and the Caylloma Mine are summarized in the table below. The Company produced approximately 7.4 million ounces of silver and 46,600 ounces of gold or 10.2 million Ag Eq* ounces.

(*)	Silver equivalent is calculated using a silver to gold ratio of 60 to 1

Table 1: 2016 Consolidated Operating Results

	Q4 2016			2016
	Caylloma, Peru	San Jose, Mexico	Consolidated	Caylloma, Peru	San Jose, Mexico	Consolidated
Processed Ore
Tonnes Milled	135,121	273,036		514,828	905,467
Average tpd milled	1,501	3,103		1,438	2,596
Silver
Grade (g/t)	82	225		90	228
Recovery (%)	82.43	92.48		84.39	92.36
Production (oz)	291,988	1,828,110	2,120,098	1,255,981	6,124,235	7,380,217
Gold
Grade (g/t)	0.21	1.69		0.20	1.72
Recovery (%)	17.03	92.24		16.41	92.07
Production (oz)	152	13,660	13,812	533	46,018	46,551
Lead
Grade (%)	2.60			3.06
Recovery (%)	94.17			94.10
Production (lbs)	7,290,060		7,290,060	32,673,479		32,673,479
Zinc
Grade (%)	4.06			4.25
Recovery (%)	91.05			89.50
Production (lbs)	11,006,018		11,006,018	43,204,154		43,204,154

Note: Metallurgical recovery for silver at the Caylloma Mine is calculated based on silver content in lead concentrate

San Jose Mine

Silver and gold production for 2016 were 6,124,235 ounces and 46,018 ounces, or 4% and 10% percent above annual guidance, respectively. Annual average head grades for silver and gold were 228 g/t and 1.72 g/t, respectively.

Caylloma Mine

Silver production for 2016 was 1,255,981 ounces or 7% above annual guidance. Annual average head grades for silver, lead and zinc were 90 g/t, 3.06% and 4.25%, respectively.

The following table sets out consolidated production and cash cost guidance for 2017:

Table 2: 2017 Consolidated Production and Cash Cost Guidance

	Silver(1) (Moz)	Gold(2) (koz)	Lead(3) (Mlbs)	Zinc (Mlbs)	Cash Cost(4) ($/t)	AISC(4)(5) ($/oz Ag)
San Jose Mine, Mexico	7.1	51.9	NA	NA	56.7	8.4
Caylloma Mine, Peru	1.0	0.5	30.0	41.0	75.5	10.8

Total	8.1	52.4	30.0	41.0

(1)	Million troy ounces (“Moz”)
(2)	Thousand troy ounces (“koz”)
(3)	Million pounds (“Mlbs”)

(4)	See “Note Regarding Non-IFRS Measures”
(5)	All-in sustaining cash cost (“AISC”)

•	2017 silver equivalent production guidance of 11.2 million ounces

•	2017 consolidated AISC of $9.8/oz Ag

Notes:

1.	Silver equivalent production does not include lead or zinc and is calculated using a silver to gold ratio of 60 to 1

2.	AISC per ounce of silver is net of by-products gold, lead and zinc

3.	Total figures may not add due to rounding

2017 Outlook

The Company plans to process 1,050,000 tonnes of ore averaging 230 g/t Ag and 1.67 g/t Au at the San Jose Mine. Capital investment at the San Jose Mine is estimated to be $23.2 million in 2017.

The Company plans to process 535,000 tonnes of ore averaging 71 g/t Ag, 2.73% Pb and 3.86% Zn at the Caylloma Mine. Capital investment at the Caylloma Mine is estimated to be $14.1 million.

The information described under “2017 Production and Cash Cost Guidance” and “2017 Outlook” constitutes forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors which may cause the actual results to be materially different from any results, performance or achievements expressed or implied by the forward-looking statements. Such risks and uncertainties include those listed under “Cautionary Statement Regarding Forward-Looking Information” and “Risk Factors” in this short form prospectus. Readers should not place undue reliance on such forward-looking statements.

Caylloma Mine

In March 2016, the Company increased production by optimizing the Caylloma Mine, improving mill throughput to 1,430 tonnes per day (“tpd”) from 1,300 tpd.

Pursuant to an agreement dated March 10, 2016, Minera Bateas S.A.C. (“Minera Bateas”), a wholly-owned subsidiary of the Company, has granted Compania de Minas Buenaventura S.A.A. (“Buenaventura”) the right to acquire an interest in six concessions near the Caylloma Mine that do not contain any known Mineral Resources or Mineral Reserves. To earn a 51% interest in the concessions, Buenaventura must spend US$4 million in the exploration of the concessions over four years. Fulfillment of this condition would entitle Buenaventura to 51% ownership of the concessions, while Minera Bateas would own 49%. Once the joint venture is formed, Buenaventura will have the option to invest an additional US$10 million over the next two years to increase its ownership to 70%, with Minera Bateas being reduced to 30% ownership. If any party’s ownership percentage is diluted below 10%, its ownership interest will be replaced by a 3% royalty.

San Jose Mine

In early July 2016, commissioning activities on the expansion of the San Jose Mine from 2,000 tpd to 3,000 tpd were completed, allowing for an annual production rate of 7 million to 8 million ounces of silver and 50,000 to 53,000 ounces of gold. The expansion was completed on schedule and under budget.

Acquisition of Goldrock and the Lindero Project

On July 28, 2016, the Company completed the acquisition of all of the issued and outstanding shares of Goldrock by way of plan of arrangement (the “Arrangement”). Goldrock is now a wholly-owned subsidiary of Fortuna.

Pursuant to the Arrangement, Goldrock shareholders received 0.1331 of a Common Share for each common share of Goldrock held. Outstanding warrants to purchase Goldrock common shares are now exercisable for Common Shares based on the same exchange ratio.

As a result of the Arrangement, the Company acquired a 100% interest in the Lindero Project. The Lindero Project is a porphyry gold deposit located in northwestern Argentina 260 km due west of Salta City. Mineral tenements to the Lindero Project cover 3,500 hectares comprising 35 legally surveyed pertenecias, each 100 hectares in size. A 3% provincial royalty is payable on revenue after deduction of direct processing, commercial and general and administrative costs. There are no royalties payable to any other third party in respect of the Lindero Project.

Mineralization was initially discovered in September 1999. To date, exploration work at the Lindero Project has included geologic mapping, soil geochemistry, metallurgy testing, trenching and diamond drilling which has identified two known porphyry gold-copper deposits. Initially an independent resource estimate was calculated in 2003, followed by a Prefeasibility Study completed in 2010 and a Feasibility Study completed in 2013.

Goldrock commissioned the preparation of the Technical Report Update on the Lindero Heap Leach Project, Salta Province, Argentina, dated February 23, 2016 (the “Lindero Report”) in order to update the 2013 Feasibility Study. The Lindero Report was filed on SEDAR on March 2, 2016 by Goldrock. The Lindero Report indicated that the Lindero Project represents a robust twelve year open pit mining and heap leach project. The Lindero Project has all required surface rights and has been granted all environmental and other major permits necessary for development. See “Technical Information – Summary of Mineral Reserve and Mineral Resources Estimates” below.

The Company is currently conducting a detailed review of the Lindero Report and optimization of the Lindero Project, including tradeoff metallurgical tests and detailed engineering revisions.

Changes in Directors and Officers

In recent months, Michael Iverson and Thomas Kelly retired from the board of directors of the Company. On September 26, 2016, David Laing was appointed to the board of directors of the Company and to the Company’s audit committee. Alfredo Sillau was appointed to the board of directors on November 29, 2016. On December 21, 2016, Mr. Sillau was appointed to the audit committee in the place of Mr. Laing, and Mr. Laing was appointed to the Company’s compensation committee.

David Volkert was appointed as Vice-President, Exploration as of August 8, 2016 to replace Thomas Vehrs following Mr. Vehrs’ retirement in July 2016. Effective January 1, 2017, Eric Chapman, Corporate Head of Technical Services of Fortuna, was promoted to the new position of Vice President of Technical Services.

TECHNICAL INFORMATION

In September 2016, the Company filed an updated technical report on the Caylloma Mine and an updated technical report on the San Jose Mine, both of which are summarized below.

For a complete description of the Caylloma Mine, see the report entitled Fortuna Silver Mines Inc.: Caylloma Property, Caylloma District, Peru, dated August 31, 2016 (the “Caylloma Technical Report”) and for further information on the San Jose Mine, see the report entitled Fortuna Silver Mines Inc.: San Jose Property, Oaxaca, Mexico, dated August 20, 2016 (the “San Jose Technical Report”), each prepared by Eric Chapman, P.Geo, and Edwin Gutierrez, SME Registered Member. The Caylloma Technical Report and the San Jose Technical Report (together, the “Technical Reports”) have each been filed with Canadian securities regulatory authorities on SEDAR (available at www.sedar.com) and with the SEC on EDGAR (available at www.sec.gov).

The information contained in this section of the prospectus regarding the Caylloma Mine and the San Jose Mine has been derived from the Technical Reports, is subject to certain assumptions, qualifications and procedures described in the Technical Reports and is qualified in its entirety by the full text of the Technical Reports. Reference should be made to the full text of the Technical Reports.

Summary of Mineral Reserve and Mineral Resource Estimates

Unless otherwise indicated, the Mineral Reserves and Mineral Resources for the Company’s mines and mineral projects set forth herein have been estimated in accordance with the Canadian Institute of Mining, Metallurgy and Petroleum definition standards on Mineral Resources and Mineral Reserves (the “CIM Standards”). The following definitions are summaries from the CIM Standards:

The term “Mineral Resource” means a concentration or occurrence of solid material of economic interest in or on the Earth’s crust in such form, grade or quality and quantity that there are reasonable prospects for eventual economic extraction. The location, quantity, grade or quality, continuity and other geological characteristics of a Mineral Resource are known, estimated or interpreted from specific geological evidence and knowledge, including sampling. Material of economic interest refers to diamonds, natural solid inorganic material, or natural solid fossilized organic material including base and precious metals, coal, and industrial minerals. Mineral Resources are sub-divided, in order of increasing geological confidence, into Inferred, Indicated and Measured categories.

The term “Inferred Mineral Resource” means that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. Geological evidence is sufficient to imply but not verify geological and grade or quality continuity. An Inferred Mineral Resource is based on limited information and sampling gathered through appropriate sampling techniques from locations such as outcrops, trenches, pits, workings and drill holes.

The term “Indicated Mineral Resource” means that part of a Mineral Resource for which quantity, grade or quality, densities, shape and physical characteristics are estimated with sufficient confidence to allow the application of Modifying Factors (as defined below) in sufficient detail to support mine planning and evaluation or the economic viability of the deposit. Geological evidence is derived from adequately detailed and reliable exploration, sampling and testing and is sufficient to assume geological and grade or quality continuity between points of observation.

The term “Measured Mineral Resource” means that part of a Mineral Resource for which quantity, grade or quality, densities, shape, and physical characteristics are estimated with confidence sufficient to allow the application of Modifying Factors to support detailed mine planning and final evaluation of the economic viability of the deposit. Geological evidence is derived from detailed and reliable exploration, sampling and testing and is sufficient to confirm geological and grade or quality continuity between points of observation.

The term “Mineral Reserve” means the economically mineable part of a Measured and/or Indicated Mineral Resource. It includes diluting materials and allowances for losses, which may occur when the material is mined or extracted and is defined by studies at Pre-Feasibility or Feasibility levels as appropriate that include application of Modifying Factors. Such studies demonstrate that, at the time of reporting, extraction could reasonably be justified. Mineral Reserves are sub-divided in order of increasing confidence into Probable Mineral Reserves (as hereinafter defined) and Proven Mineral Reserves (as hereinafter defined). Mineral Reserves are inclusive of diluting material that will be mined in conjunction with the Mineral Reserves and delivered to the treatment plant or equivalent facility.

The term “Pre-Feasibility Study” means a comprehensive study of a range of options for the technical and economic viability of a mineral project that has advanced to a stage where a preferred mining method, in the case of underground mining, or the pit configuration, in the case of an open pit, is established and an effective method of mineral processing is determined. It includes a financial analysis based on reasonable assumptions on the Modifying Factors and the evaluation of any other recurrent factors which are sufficient for a Qualified Person, acting reasonably, to determine if all or part of the Mineral Resource may be converted to a Mineral Reserve at the time of reporting.

The term “Feasibility Study” means a comprehensive technical and economic study of the selected development option for a mineral project that includes appropriately detailed assessments of applicable Modifying Factors together with any other relevant operational factors and detailed financial analysis that are necessary to demonstrate, at the time of reporting, that extraction is reasonably justified (economically mineable). The results of the study may reasonably serve as the basis for a final decision by a proponent or financial institution to proceed with, or finance, the development of the project.

The term “Probable Mineral Reserve” means the economically mineable part of an Indicated, and in some circumstances, a Measured Mineral Resource. The confidence in the Modifying Factors applying to a Probable Mineral Reserve is lower than that applying to a Proven Mineral Reserve. Probable Mineral Reserve estimates must be demonstrated to be economic, at the time of reporting, by at least a Pre-Feasibility Study.

The term “Proven Mineral Reserve” means the economically mineable part of a Measured Mineral Resource. A Proven Mineral Reserve implies a high degree of confidence in the Modifying Factors. Proven Mineral Reserve estimates must be demonstrated to be economic, at the time of reporting, by at least a Pre-Feasibility Study.

The term “Modifying Factors” means considerations used to convert Mineral Resources to Mineral Reserves. These include, but are not restricted to, mining, processing, metallurgical, infrastructure, economic, marketing, legal, environmental, social and governmental factors.

United States investors are advised that the CIM Standards differ significantly from the requirements of the Exchange Act, and Mineral Reserve and Mineral Resource information may not be comparable to similar information disclosed by United States companies. See “Cautionary Note for United States Investors”.

Caylloma Mine

Mineral Resource and Mineral Reserve estimates for the Caylloma Mine are reported as of December 31, 2015 in the following tables:

Table 3: Caylloma Mineral Reserves as of December 31, 2015

Category	Tonnes (000)	Ag (g/t)	Au (g/t)	Pb (%)	Zn (%)	Contained Metal
						Ag (Moz)	Au (koz)
Proven	254	138	0.47	2.05	2.34	1.1	3.8
Probable	1,724	119	0.28	2.95	3.73	6.6	15.4
Proven + Probable	1,979	121	0.30	2.83	3.55	7.7	19.3

Notes:

•	There are no known legal, political, environmental or other risks that could materially affect the potential development of the Mineral Reserves.

•	Mineral Reserves are estimated as of June 30, 2015 and reported as of December 31, 2015, taking into account production-related depletion for the period of July 1, 2015 through December 31, 2015.

•

Mineral Reserves are reported above a Net Smelter Return (“NSR”) breakeven cut-off value of US$82.73/t for Animas, US$82.53/t for Animas NE, US$97.07/t San Cristóbal and US$173.74/t for Bateas, Cimoide La Plata, La Plata, and Soledad.

•	Metal prices used in the NSR evaluation are US$19/oz for silver, US$1,140/oz for gold, US$2,150/t for lead and US$2,300/t for zinc.

•

Metallurgical recovery values used in the NSR evaluation are 84.5% for silver, 39.5% for gold, 92.6% for lead, and 89.9% for zinc with the exception of the Ramal Piso Carolina vein that uses metallurgical recovery rates of 84% for Ag and 75% for Au.

•	Operating costs were estimated based on actual operating costs incurred from July 2014 through June 2015.

•	Tonnes are rounded to the nearest thousand.

•	Totals may not add due to rounding.

Table 4: Caylloma Mineral Resources as of December 31, 2015

Category	Tonnes (000)	Ag (g/t)	Au (g/t)	Pb (%)	Zn (%)	Contained Metal
						Ag (Moz)	Ag (Moz)
Measured	582	82	0.36	1.11	2.16	1.5	6.7
Indicated	1,269	84	0.31	1.14	2.10	3.4	12.7
Measured + Indicated	1,851	84	0.32	1.13	2.12	5.0	19.3
Inferred	3,392	132	0.59	2.20	3.30	14.3	64.7

Notes:

•	Mineral Resources are exclusive of Mineral Reserves.

•	Mineral Resources which are not Mineral Reserves do not have demonstrated economic viability.

•	There are no known legal, political, environmental or other risks that could materially affect the potential development of the Mineral Resources.

•	Mineral Resources are estimated as of June 30, 2015 and reported as of December 31, 2015, taking into account production-related depletion for the period of July 1, 2015 through December 31, 2015.

•	Mineral Resources are reported based on a NSR cut-off grade of US$50/t for wide veins and US$100/t for narrow veins.

•	Metal prices used in the NSR evaluation are US$19/oz for silver, US$1,140/oz for gold, US$2,150/t for lead and US$2,300/t for zinc.

•

Metallurgical recovery values used in the NSR evaluation are 84.5% for silver, 39.5% for gold, 92.6% for lead, and 89.9% for zinc with the exception of the Ramal Piso Carolina vein that uses metallurgical recovery rates of 84% for Ag and 75% for Au.

•	Operating costs were estimated based on actual operating costs incurred from July 2014 through June 2015.

•	Tonnes are rounded to the nearest thousand.

•	Totals may not add due to rounding.

San Jose Mine

Mineral Resource and Mineral Reserve estimates for the San Jose Mine are reported as of December 31, 2015 in the following tables:

Table 5: San Jose Mineral Reserves as of December 31, 2015

Classification	Tonnes (000)	Ag (g/t)	Au (g/t)	Contained Metal
				Ag (Moz)	Au (koz)
Proven	282	237	1.84	2.1	16.7
Probable	3,498	232	1.72	26.0	193.3
Proven + Probable	3,780	232	1.73	28.2	209.9

Notes:

•	There are no known legal, political, environmental or other risks that could materially affect the estimate of the Mineral Reserves at the San Jose Mine.

•	Mineral Reserves are estimated as of June 30, 2015 and reported as of December 31, 2015, taking into account production related depletion for the period through December 31, 2015.

•

Mineral Reserves are estimated using break-even cut-off grades based on assumed metal prices of US$19.00/oz Ag and US$1,140.00/oz Au, estimated metallurgical recovery rates of 89% for Ag and 89% for Au and projected operating costs.

•	Mining, processing and administrative costs were estimated based on first half of 2015 actual costs.

•	Totals may not add due to rounding.

Table 6: San Jose Mineral Resources as of December 31, 2015

Classification	Tonnes (000)	Ag (g/t)	Au (g/t)	Contained Metal
				Ag (Moz)	Au (koz)
Measured	64	89	0.71	0.2	1.5
Indicated	780	84	0.72	2.1	18.1
Measured + Indicated	844	84	0.72	2.3	19.6
Inferred	6,561	261	1.61	55.0	339.9

Notes:

•	Mineral Resources are exclusive of Mineral Reserves.

•	Mineral Resources which are not Mineral Reserves do not have demonstrated economic viability.

•	There are no known legal, political, environmental or other risks that could materially affect the potential development of the Mineral Resources.

•	Mineral Resources are estimated as of June 30, 2015 and reported as of December 31, 2015, taking into account production related depletion for the period through December 31, 2015.

•	Mineral Resources are estimated at a silver equivalent (“Ag Eq”) cut-off grade of 100 g/t, with Ag Eq in g/t = Ag (g/t) + Au (g/t) x ((US$1,140/US$19) x (89/89)).

•	Mining, processing and administrative costs were estimated based on first half of 2015 actual costs.

•	Totals may not add due to rounding.

Lindero Project

Mineral Resource and Mineral Reserve estimates for the Lindero Project are reported as of October 23, 2015 in the following tables:

Table 7: Lindero Mineral Reserves as of October 23, 2015

Classification	Tonnes (000)	Au (g/t)	Contained Metal
			Au (koz)
Proven	26,349	0.78	661
Probable	56,184	0.57	1,022
Proven + Probable	82,533	0.63	1,684

Notes:

•	There are no known legal, political, environmental, or other risks that could materially affect the potential development of the Mineral Reserves at the Lindero Project.

•	Mineral Reserves are reported as of October 23, 2015.

•

Mineral Reserves for the Lindero Project are reported based on open pit mining within designed pit shells based on variable gold cut-off grades and gold recoveries by metallurgical type. Met type 1 cut-off 0.25 g/t Au, recovery 67.9%; Met type 2 cut-off 0.23 g/t Au, recovery 73.6%; Met type 3 cut-off 0.24 g/t Au, recovery 69.3%; and Met type 4 cut-off 0.27 g/t Au, recovery 61.7%.

•	The cut-off grades and pit designs are considered appropriate for long term gold prices of US$1,200/oz

•	Totals may not add due to rounding.

Table 8: Lindero Mineral Resources as of October 23, 2015

Classification	Tonnes (000)	Au (g/t)	Contained Metal
			Au (koz)
Measured	2,051	0.59	39
Indicated	32,716	0.40	418
Measured + Indicated	34,767	0.41	456
Inferred	46,500	0.41	610

Notes:

•	Mineral Resources are exclusive of Mineral Reserves.

•	Mineral Resources which are not Mineral Reserves do not have demonstrated economic viability.

•	There are no known legal, political, environmental, or other risks that could materially affect the potential development of the Mineral Resources at the Lindero Project.

•	Mineral Resources are reported as of October 23, 2015.

•	Mineral Resources are reported above a 0.2 g/t Au cut-off grade with internal dilution appropriate for a 10 x 10 x 8 m selective mining unit and no external dilution.

•

Mineral Resources are reported using a long-term gold price of US$1,350/oz, mining costs at US$1.80 per tonne of material, with total processing and process G&A costs of US$5.72 per tonne of ore and an average process recovery of 70%. The refinery costs net of pay factor were estimated to be US$10.21 per ounce gold.

•	Mineral Resources are reported within a conceptual pit shell using a slope angle (52°) consistent with geotechnical consultant recommendations.

•	Totals may not add due to rounding.

Qualified Person

Eric Chapman, P. Geo., Vice President of Technical Services is a Qualified Person for Fortuna as defined by NI 43-101. Mr. Eric Chapman has reviewed and confirmed the technical information on the Lindero Project presented in the table above.

Summary of Capital and Operating Costs

Caylloma Mine

Minera Bateas capital and operating cost estimates for the Caylloma Mine (summarized in the following tables) are based on 2015 costs. The analysis includes forward estimates for sustaining capital. Inflation is not included in the cost projections and exchange rates were estimated at S/3.30 (Peruvian Soles) to US$1. Capital costs include all investments in mine development, equipment and infrastructure necessary to upgrade the mine facilities and sustain the continuity of the operation.

As disclosed in the Caylloma Technical Report, a total of US$9.39 million was budgeted for 2016 to sustain the operation. Capital costs are split into two areas, 1) mine development and 2) equipment and infrastructure, as set out in the following table:

Table 9: Caylloma Summary of Projected Major Capital Budget for 2016

Capital Item	Cost (US$ in millions)
Mine Development
Development & Infrastructure	6.39
Total Mine Development	6.39
Equipment and Infrastructure
Mine	0.64
Plant	0.98
Maintenance & Energy	0.85
IT	0.04
Logistics, Camp, Geology, Exploration, Planning	0.11
Laboratory	0.17
Environment	0.47
Total Equipment and Infrastructure	3.00

Total Capital Expenditure	9.39

As disclosed in the Caylloma Technical Report, projected operating costs for 2016 included the cash costs (US$67.47/t) and mine operating expenses (US$12.16/t) for the operation, as set out in the following table:

Table 10: Caylloma Summary of Projected Major Operating Costs for 2016

Operating Item	Cost US$/t
Cash Cost
Mine (calculated using extracted ore)	40.17
Plant	12.48
General Services	9.07
Administration	5.75
Total Cash Cost	67.47
Mine Operating Expenses
Distribution	11.54
Management Fees	0.21
Community Support Activities	0.41
Total Mine Operating Expenses	12.16

Total Cash Cost and Mine Operating Expenses	79.63

San Jose Mine

Compania Minera Cuzcatlan S.A. de C.V. (“Minera Cuzcatlan”) capital and operating cost estimates for 2016 for the San Jose Mine were based on predictions of costs for 2016 and the long term. Capital costs include all investments in mine development, equipment and infrastructure necessary to upgrade the mine facilities and sustain the continuity of the operation. Projected capital costs for 2016, as set out in the San Jose Technical Report, are summarized in the table below.

As disclosed in the San Jose Technical Report, a total of US$37.40 million was estimated for 2016 in order to improve the mine facilities and sustain the operation. The capital costs beyond 2016 are expected to decrease significantly to ranges between US$5 million and US$10 million annually. The capital costs are split into three areas: 1) mine development, 2) equipment and infrastructure, and (3) principal projects, as set out in the following table:

Table 11: San Jose Summary of Projected Major Capital Costs for 2016

Capital Item	Cost (MUS$)*
Development	5.30
Mine Geology	2.30
Mine Development	7.60
Mine	2.33
Plant	0.49
Maintenance & Energy	0.01
Safety	0.01
Planning and Geology	0.16
Laboratory	0.18
Other Investment	0.28
Equipment and Infrastructure	3.45
Plant Expansion	21.86
Tailing Filtration Plant	0.30
Paste Fill Plant	0.70
Dry Tailing Deposit	3.50
Principal Projects	26.36

Total Capital Expenditure	37.40

*	Numbers may not total due to rounding

Operating costs include the site costs and other operating expenses for the operation. The site costs relate to activities that are performed on the property including mine, plant, general services and administrative service costs. The other operating expenses include costs associated with distribution, general and administrative services and community support activities. As disclosed in the San Jose Technical Report, projected operating costs for 2016 are set out in the following table:

Table 12: San Jose Summary of Projected Major Operating Costs for 2016

Operating Item	Cost US$/t
Mine	31.14
Plant	14.38
General Services	4.85
Administration Mine	1.84
Site Costs	52.22
Concentrate Transportation	4.24
Sales and Administration Expenses	5.74
Community Support Activities	0.97
Other Operating Expenses	10.94

Total Site Cost & Operating Expenses	63.16

Based on a mineable Proven and Probable Mineral Reserve of 3.78 million tonnes, a project life of over four years is projected. The estimates of metal production, capital costs and operating costs are combined into the discounted cash flow evaluation. The economic evaluation is treated on a project basis using a silver price of US$19 per troy ounce and a gold price of US$1,140 per troy ounce. Income taxes have been accounted for in the cash flow analysis.

The start date for the economic analysis was January 1, 2016. The financial results are presented based on future metal production, operating expenses and capital expenditure to completion basis from this date. This represents the total project costs without the production and expenditures to that date. The economic analysis is based on an annual production plan for the life of mine (“LOM”) and associated operating and capital costs. The results of the cash flow evaluation are summarized in the following table:

Table 13: San Jose Economic Evaluation Summary

Item	Value
Payable Silver	24.0 Moz
Payable Gold	181.0 koz
Undiscounted Free Cash Flow (After-tax)	US$181 M
Pre-tax Net Present Value at 5%	US$291 M
After-tax Net Present Value at 5%	US$180 M
Pre-tax Internal Rate of Return*	N/A
After-tax Internal Rate of Return*	N/A

*	Internal Rate of Return cannot be estimated since all cash flows from the evaluation day onwards are positive

It should be noted that the economic analysis is performed utilizing only Measured and Indicated Mineral Resources, which have been converted to Proven and Probable Mineral Reserves; however, Inferred Mineral Resources which are not included in the cash flow estimate, can potentially have a positive impact on the project economics and the LOM.

Material Properties

Caylloma Mine

Property Description, Location and Access

The Caylloma Mine is an operating underground mine located in the Caylloma mining district, 14 kilometers northwest of the town of Caylloma at the Universal Transverse Mercator (“UTM”) grid location of 8192263E, 8321387N, (WGS84, UTM Zone 19S). The Caylloma Mine consists of mineral rights for 75 mining concessions covering a total of 35,022.24 hectares, of which six concessions, that contain no known Mineral Resources or Mineral Reserves, are subject to an earn-in agreement with Buenaventura. Sixty concessions are subject to a US$60 million lien in favour of Scotiabank Peru S.A.A. In addition to these mineral rights, the Huayllacho mill-site (processing plant) is a granted concession covering 91.12 hectares.

In Peru, a mining concession does not have an expiration date but an annual fee must be paid to maintain the concession in good standing. All of the Caylloma Mine concessions are in good standing. Pursuant to the General Mining Law approved by Supreme Decree N° 014-92-EM, Minera Bateas has six years from the date of grant of the mining concessions title to reach the minimum annual production (US$100 per hectare, per year). If Minera Bateas does not reach the minimum annual production within the six-year period, Minera Bateas is required to make a payment of US$6 per hectare, per year, in addition to the fees required to keep the mineral concessions in good standing in each additional year where the minimum annual production requirement is not met.

Minera Bateas hold surface rights to the Caylloma Mine via agreements with various landowners. Access to the Caylloma Mine is an approximate 5 hour drive from Arequipa, Peru over a combination of sealed and gravel roads covering a driving distance of 225 road kilometers.

The Caylloma Mine is subject to the following royalty rights:

(a)

Pursuant to a royalty contract signed in May 2005, Minera Bateas granted to Compania Minera Arcata, S.A. (“CMA”), a wholly owned subsidiary of Hochschild Mining plc, a 2.0% NSR which will apply after not less than a total of 21 million ounces of silver have been recovered from the Huayllacho beneficio (mill site) concession right. In June 2016, CMA assigned its NSR royalty to Lemuria Royalties Corp. As of June 30, 2016, Minera Bateas has produced a total of 15.6 million troy ounces of silver; therefore, this royalty condition has not yet been met.

(b)

Government royalty payments are set at a base rate of 1% up to US$60 million, 2% on the excess of US$60 million and up to US$120 million and 3% on the excess of US$120 million. Fortuna is on the scales of 1% and 2% and is current on payment of royalties. Additionally, and in accordance with Mining Special Royalty Act approved by Peruvian Law No. 29790 (the “Mining Special Royalty Act”) in 2011, royalties are determined by applying quarterly rates ranging from 4% to 12% (scales provided by the regulations of the Mining Royalty Act approved by Peruvian Law No. 28258 (the “Mining Royalty Act”) on operating income. Any royalties due resulting from the application of the Mining Special Royalty Act are only paid in excess of royalties already paid under the original Mining Royalty Act.

Minera Bateas is in compliance with environmental regulations and standards set in Peruvian law and has complied with all material laws, regulations, norms and standards at every stage of operation of the mine. To the extent known, all permits that are required by Peruvian law for the mining operation have been obtained.

History

The earliest documented mining activity in the Caylloma district dates back to that of Spanish miners in 1620. English miners carried out activities in the late 1800s and early 1900s. Numerous companies have been involved in mining the district of Caylloma but limited records are available to detail these activities. The Caylloma Mine was acquired by CMA in 1981. Fortuna acquired the property from CMA in 2005.

CMA focused its exploration activities at the Caylloma Mine on identifying high-grade silver vein structures. Exploration was concentrated in the northern portion of the district and focused on investigating the potential of numerous veins including Bateas, El Toro, Parallel, San Pedro, San Cristobal, San Carlos, Don Luis, La Plata, Apostles and Trinidad.

Extensive exploration and development were conducted on the Bateas vein due to its high silver content; however, exploration did not extend to the northeast due to the identification of a fault structure that was thought to truncate the mineralized vein. Animas was one of the first vein structures identified by CMA, however the mineralization style was identified as polymetallic in nature, rather than the high-grade silver veins CMA were hoping to exploit. Subsequently, no further exploration or development was undertaken of this vein until Fortuna took ownership in 2005.

The most recent Mineral Reserve and Mineral Resource estimate prior to Fortuna’s purchase of the property was conducted in June 2004. Since Minera Bateas took ownership of the property, three independent NI 43-101 technical reports have been published reporting Mineral Resources and Mineral Reserves in 2005, 2006 and 2009.

Production at the Caylloma Mine prior to 2005 came primarily from the San Cristobal vein, as well as from the Minera Bateas, Santa Catalina and the northern silver veins (including Paralela, San Pedro and San Carlos) with production focused on silver ores and no payable credits for base metals. During CMA management production parameters fluctuated during the late 1990’s as reserves were depleted. Owing to low metal prices, funds were not available to develop the Mineral Resources at depth or extend along the strike of the veins. Ultimately, this resulted in production being halted in 2002.

The Caylloma Mine was reopened in October 2006 and production under Minera Bateas management focused on the development of polymetallic veins producing lead and zinc concentrates with silver and gold credits. Production rates increased in 2011 from 1,000 tpd to 1,300 tpd, and again in May 2016 to approximately 1,430 tpd.

Geology

The Caylloma district is located in the Neogene volcanic arc that forms part of the Cordillera Occidental of southern Peru. The volcanic belt in the Caylloma district contains large, locally superimposed calderas of early Miocene to Pliocene age comprised of calc-alkaline andesitic to rhyolitic flows, ignimbrites, laharic deposits, and volcanic domes that unconformably overlie a folded marine sequence of quartzite, shale, and limestone of the Jurassic Yura Group.

The mining district of Caylloma is located northwest of the Caylloma caldera complex. The host rock of the mineralized veins is volcanic in nature, belonging to the Tacaza Group. The volcanics of the Tacaza Group lie unconformably over a sedimentary sequence of orthoquartzites and lutites of the Jurassic Yura Group. Portions of the property are covered by variable thicknesses of post-mineral Pliocene-Pleistocene volcanics of the Barroso Group and recent glacial and alluvial sediments.

The Caylloma Mine is within the historical mining district of Caylloma, northwest of the Caylloma caldera complex and southwest of the Chonta caldera complex. Host rocks at the Caylloma Mine are volcanic in nature, belonging to the Tacaza Group. Mineralization is in the form of low to intermediate sulfidation epithermal vein systems.

Epithermal veins at the Caylloma Mine are characterized by minerals such as pyrite, sphalerite, galena, chalcopyrite, marcasite, native gold, stibnite, argentopyrite and silver-bearing sulfosalts (tetrahedrite, polybasite, pyrargyrite, stephanite, stromeyerite, jalpite, miargyrite and bournonite). These are accompanied by gangue minerals, such as quartz, rhodonite, rhodochrosite, johannsenite (manganese-pyroxene) and calcite.

Mineralization

There are two different types of mineralization at the Caylloma Mine; the first is comprised of silver-rich veins with low concentrations of base metals and includes the Bateas, Bateas Techo, La Plata, Cimoide La Plata, San Cristobal, San Pedro, San Carlos, Paralela and Ramal Paralela veins. The second type of vein is polymetallic in nature with elevated lead, zinc, copper, silver and gold grades and includes the Animas, Animas NE, Santa Catalina, Soledad, Silvia, Pilar, Patricia and Nancy veins.

Mineralization in these vein systems occurs in steeply dipping ore shoots ranging up to several hundred meters (“m”) long with vertical extents of over 400 m. Veins range in thickness from a few centimeters (“cm”) to 20 m, averaging approximately 1.5 m for silver veins and 2.5 m for polymetallic veins.

Deposit Types

The Caylloma Mine polymetallic and silver-gold rich veins are characteristic of a typical low sulfidation epithermal deposit having formed in a relatively low temperature, shallow crustal environment.

The characteristics described above have resulted in the Caylloma Mine veins being classified as belonging to the low sulfidation epithermal group of precious metals in quartzadularia veins similar to those at Creede, Colorado; Casapalca, Peru; Pachuca, Mexico and other volcanic districts of the late Tertiary period. They are characterized by Ag sulfosalts and base metal sulfides in a banded gangue of colloform quartz, adularia with carbonates, rhodonite and rhodochrosite. Host rock alteration adjacent to the veins is characterized by illite and widespread propylitic alteration.

Exploration

In 2007, induced polarization (“IP”) and resistivity studies were conducted over the Nancy and Animas NE veins covering an area of seven square kilometers. The survey was performed using an IRIS ELREC Pro receptor with a symmetrical configuration poly pole array with spacing of 50 m between electrodes. Results of the geophysical studies identified three coincident zones of low IP potential associated with high chargeability and resistivity. The three geophysical anomalies were investigated through a targeted drilling campaign.

In 2012, magnetometry, IP and resistivity studies were carried out over Cerro Vilafro and Vilafro South, covering an area of 17 square kilometers in IP/resistivity studies with a pole-dipole array configuration with spacing of 50 m between electrodes and 31.6 line kilometers in magnetometry studies. The surveys successfully identified coincident chargeability and resistivity anomalies in the Cerro Vilafro area.

In 2015, Controlled-source Audio-frequency Magnetotellurics (“CSAMT”) geophysical surveys were completed covering the northeastern projection of the San Pedro and Paralela veins. Similar CSAMT geophysical surveys were completed in 2016 covering the Pisacca exploration target area. In both areas, the CSAMT surveys were successful in identifying resistivity anomalies spatially associated with the projections of mapped vein structures.

Extensive surface channel samples have been taken along all principal mineralized structures identified in the Caylloma district. Exploration has focused on the delineation of major vein structures such as the Animas, Bateas, Santa Catalina, Soledad and Silvia veins. Additional exploration has also been conducted to define the mineral potential of other veins on the property such as the Carolina, Don Luis and Nancy veins. Surface channel samples are not used for Mineral Resource estimation but as a guide for exploration drilling and to identify the vein structure on surface.

Extensive mapping activities have been conducted by Fortuna since 2006 focusing on mapping the surface structures associated with the Animas, Antimonio, Bateas, Silvia, Soledad, San Cristobal, Nancy, La Plata, Vilafro, Cerro Vilafro, Vilafro Sur and Cailloma 6 veins.

Drilling

Exploration and definition drilling has been conducted at the Caylloma Mine by both CMA and Minera Bateas. Diamond drilling has been the preferred methodology.

Minera Bateas was able to recover and validate information on 43 diamond drill holes totaling 7,159.32 m drilled by CMA between 1981 and 2003. As of June 30, 2015, Minera Bateas completed 879 drill holes on the Caylloma Mine totaling 141,100.65 m since Fortuna took ownership in 2005. All holes are diamond drill holes and include 424 from the surface totaling 101,608.55 m, and 455 from underground totaling 39,492.10 m. The extent of drilling varies for each vein with those having the greatest coverage having drill holes extending over 4,000 m of the vein’s strike length (Animas), to the least having only a couple of drill holes extending over 50 m (Antimonio).

As of the effective date of the Caylloma Technical Report an additional 67 infill drill holes totaling 9,792.95 m have been completed after the June 30, 2015 cut-off date. All of the drill holes were designed for purposes of upgrading of Inferred Mineral Resources of the Animas and Animas NE veins.

Sample Preparation and Analysis

All samples at the Caylloma Mine are collected by geological staff of Minera Bateas with sample preparation and analysis being conducted either at the onsite Minera Bateas laboratory (channel samples and underground development drill core) or the ALS Chemex laboratory in Lima (exploration drill core). The Minera Bateas on-site laboratory is not a certified laboratory. Therefore, pulp splits and preparation duplicates, along with reference standards and blanks are routinely sent to the International Organization for Standardization (“ISO”) certified ALS Chemex laboratory in Lima to monitor the performance of the Minera Bateas laboratory.

Channel Chip Sampling

Since February 2011 the location of each channel has been surveyed using Total Station equipment. Surveyors use an underground survey reference point to locate the starting coordinates of each channel.

Sampling is carried out at 2 m intervals within the drifts of all veins and 3 m intervals in stopes (except for Bateas and Soledad, where due to the thickness of the vein sampling is carried out every 2 m in stopes).

Sample collection is normally performed by two samplers, one using the hammer and pick while the other holds the receptacle (cradle) to collect rock and ore fragments. A sample mass of between 3 kilograms (“kg”) and 6 kg is generally collected.

Since August 2012, the entire sample is placed in a plastic sample bag with a sampling card and assigned sample ID and taken to the laboratory for homogenization and splitting.

Core Sampling

A geologist is responsible for determining and marking the intervals to be sampled, selecting them based on geological and structural logging. The sample length must not exceed 1 m or be less than 10 cm.

Splitting of the core is performed by diamond saw. Once the core has been split, half the sample is placed in a sample bag. A sampling card with the appropriate information is inserted with the core.

Bulk Density Determination

Samples for density analysis are collected underground using a hammer and chisel to obtain a single large sample of approximately 6 kg. The sample is always taken of mineralized material in the same locality as a channel sample. The coordinates of the closest channel sample are assigned to the density sample. The sample is brought to the surface and delivered to the core cutting shed where each side of the sample is cut using a diamond saw to produce a smooth sided cube. The sample is labeled and bagged prior to being stored in the storage facilities to await transportation with other samples to the ALS Chemex laboratory in Arequipa.

Density tests are performed at the ALS Chemex laboratory in Lima.

Sample Dispatch

Once samples have been collected they are assigned a batch number and either submitted to the Minera Bateas onsite laboratory, or sent to the mine warehouse to await transportation (three times a week) to the ALS Chemex facility in Arequipa, and then on to the ALS Chemex laboratory in Lima for analysis.

Sample Preparation

Upon receipt of a sample batch, the laboratory staff immediately verifies that sample bags are sealed and undamaged. Sample numbers and identifications are checked to ensure they match that as detailed in the submittal form provided by the geology department. If any damaged, missing or extra samples are detected the sample batch is rejected and the geology department is contacted to investigate the discrepancy. If the sample batch is accepted, the samples are sequentially coded and registered as received.

Accepted samples are then transferred to individual stainless steel trays with their corresponding sample identifications for drying.

Once samples have been dried, they are transferred to a separate ventilated room for crushing using a two stage process. Firstly, the sample is fed into a terminator crusher to reduce the original particle size so that approximately 90% passes  1⁄2 inch mesh sieve size. The entire sample is then fed to the secondary Rhino crusher so that the particle size is reduced to approximately 85% passing a 10 mesh sieve size. The percent passing is monitored daily to ensure these specifications are maintained. The crushing equipment is cleaned using compressed air and a barren quartz flush after each sample.

Once the sampling has been crushed it is reduced in size to 150 grams (“g”) ± 20 g using a single tier Jones riffle splitter. The reduced sample is returned to the sampling tray for pulverizing whereas the coarse reject material is returned to a labeled sample bag and temporarily placed in a separate storage room for transferal to the long term storage facilities located adjacent to the core logging facilities.

Crushed samples are pulverized using a Rocklab standard ring mill so that 90% of particles pass a 200 mesh sieve size. The pulp sample is carefully placed in an envelope along with the sample identification label. Envelopes are taken to the balance room where they are checked to ensure the samples registered as having being received and processed match those provided in the envelopes.

Assaying of Gold, Silver, Lead, Copper and Zinc

Upon receipt of samples in the analytical laboratory, all pulps are re-checked to ensure they match the list in the submittal form.

The elements of gold, silver, copper, lead and zinc are assayed using atomic absorption techniques. An initial and duplicate reading is taken and an internal standard is inserted every ten samples to monitor and calibrate the equipment.

Sample Security

Core boxes are sealed and carefully transported to the core logging facility constructed in 2012 where there is sufficient room to layout and examine several holes at a time. The core logging facility is located at the mine site and is locked when not in use. Once logging and sampling have been performed, the remaining core is transferred to the core storage facilities located adjacent to the logging facilities. The storage facility is managed by the Brownfields Exploration Manager and the Superintendent of Geology and any removal of material must receive their approval.

Quality Control Measures

Minera Bateas routinely inserts certified standards, blanks and field duplicates to the Minera Bateas laboratory and regularly sends preparation (coarse reject) and pulp duplicates along with standards and blanks to the umpire ALS Chemex laboratory.

Standard Reference Material

Standard reference material (“SRM”) are samples that are used to measure the accuracy of analytical processes and are composed of material that has been thoroughly analyzed to accurately determine its grade within known error limits. SRMs are inserted by the geologist into the sample stream, and the expected value is concealed from the laboratory, even though the laboratory will inevitably know that the sample is a SRM of some sort. By comparing the results of a laboratory’s analysis of a SRM to its certified value, the accuracy of the result is monitored.

Minera Bateas Laboratory

This analysis focuses on the submission of 8,093 standards submitted with 183,694 channel samples as of June 30, 2015 to the Minera Bateas laboratory which represents a submission rate of 1 in 23 samples. As described above, the Minera Bateas laboratory employs a four acid digestion methodology with atomic absorption (“AA”) for assaying silver, lead and zinc, unless the grade is greater than 1,500 grams per metric tonne (“g/t”) for silver, or 13% for lead or 13% for zinc. If the silver grade was found to be greater than 1,500 g/t, it was re-assayed by fire assay using a gravimetric finish (“FA-GRAV”). If the lead or zinc grades were found to be higher than their upper limits, they were re-assayed by volumetric methods. For gold, the sample is assayed using fire assay with atomic absorption finish (“FA-AA”) unless the gold grade is greater than 5 g/t Au, in which case the sample is re-assayed with a FA-GRAV.

Submitted certified standards indicate the Minera Bateas laboratory has acceptable levels of accuracy for silver, lead, zinc, and gold with all elements reporting greater than 99% pass rates. The assay results for most standards demonstrate little or no bias.

ALS Chemex Laboratory

Drill core (exploration and infill) is sent to ALS Chemex for assaying. Silver, zinc and lead are assayed by inductively coupled plasma atomic emission spectroscopy (“ICP-AES”), unless the grade is greater than 100 g/t for silver, or 1% for lead or zinc, in which case the sample is re-assayed by aqua regia digestion with an ICP-AES or atomic absorption finish up to a maximum of 1,500 g/t silver, 30% lead or 60% zinc. If the silver grade was found to be greater than 1,500 g/t it was re-assayed by fire assay using a gravimetric finish. If the lead or zinc grades were found to be higher than their upper limits, they were re-assayed by titration. A total of 1,560 standards have been submitted by Minera Bateas with drill core as of June 30, 2015 to the ALS Chemex facilities representing a submission rate of 1 in 19 samples.

Results for SRMs submitted to the ALS Chemex laboratory indicate a reasonable level of accuracy is maintained by the laboratory for the four elements of interest with all reporting a pass rate of greater than 93%.

Blanks

Field blank samples are composed of material that is known to contain grades that are less than the detection limit of the analytical method in use (or, in the case of Pb and Zn, that are known to be very low) and are inserted by the geologist in the field. Blank sample analysis is a method of determining sample switching and cross-contamination of samples during the sample preparation or analysis processes. Minera Bateas uses coarse quartz sourced from outside the area and provided by an external supplier as their blank sample material. The blank is tested to ensure the material does not contain elevated values for the elements of interest.

Minera Bateas Laboratory

The analysis focuses on the submission of 7,045 blanks with channel samples as of June 30, 2015 representing a submission rate of 1 in 26 samples.

The results of the blanks submitted indicate that cross contamination and mislabeling are not material issues at the Minera Bateas laboratory.

ALS Chemex Laboratory

A total of 1,521 blanks were submitted with drill core as of June 30, 2015 to the ALS Chemex facilities representing a submission rate of 1 in 19 samples.

The results of blanks used to monitor the ALS Chemex preparation and analytical facilities are regarded as acceptable and indicate that contamination and sample switching is not a significant issue at the laboratory.

Duplicates

The precision of sampling and analytical results can be measured by re-analyzing the same sample using the same methodology. The variance between the measured results is a measure of their precision. Precision is affected by mineralogical factors such as grain size and distribution and inconsistencies in the sample preparation and analysis processes. There are a number of different duplicate sample types which can be used to determine the precision for the entire sampling process.

Numerous plots and graphs, such as absolute relative difference (“ARD”) are used on a monthly basis to monitor precision and bias levels as part of an extensive quality assurance program with results regarded as demonstrating acceptable levels of precision.

Minera Bateas Laboratory

Minera Bateas inserts field, preparation and laboratory duplicates as part of a comprehensive quality assurance/quality control (“QAQC”) program. Reject assays and check assays are sent to the certified laboratory of ALS Chemex to provide an external monitor to the precision of the Minera Bateas laboratory. Standards and blanks are also submitted with the reject and check assays to monitor the accuracy of the ALS Chemex results.

In general, precision levels are reasonable with the majority of ARD values being greater than 90%. Field duplicate results are generally slightly lower than the accepted 90% threshold level but have improved over time through closer supervision of the sampling process, increasing the sampling mass and estimation of the fundamental sampling error. With the implementation of these measures, the ARD values of field duplicates have generally been greater than 90% over the last few years.

It should also be noted that precision levels for gold assays are lower than for the other elements, particularly for the duplicate assays. This is because gold concentrations are much lower and variability is higher. Gold is not an economic driver in the operation and therefore the cost associated with increasing sample mass to ensure higher precision levels is not justified.

Duplicates sent to the umpire laboratory showed reasonable levels of precision between the two laboratories. Quality control samples included with the duplicates sent to the umpire laboratory showed acceptable levels of accuracy and no issues with sample switching or contamination.

ALS Chemex Laboratory

Prior to 2013, Minera Bateas relied only on the insertion of preparation and laboratory duplicates by ALS Chemex to monitor precision levels of drill core samples submitted to the ALS Chemex facilities. The QAQC policy was revised in late 2012 and brownfields exploration have since submitted the full array of blind duplicates with drill core since January 2013. The high levels of accuracy, precision and lack of contamination indicate that grades reported from the Minera Bateas and ALS Chemex laboratories are suitable for Mineral Resource estimation.

Results for duplicates submitted with drill core to the ALS Chemex laboratory that show acceptable levels of precision are maintained at the laboratory, with the exception of the field duplicates, which are slightly below the acceptance levels and tend to be related to the insertion of low grade or low mass samples.

Data Verification

Data used for Mineral Resource estimation are stored in three databases. Minera Bateas information is stored in two of these databases, one storing data relating to the mine (including channel samples) and the other for storing drilling results.

The databases are fully validated annually by Fortuna as part of the Mineral Resource estimation process. The database storing CMA information was not validated in 2015 based on the fact that no new information has been acquired since the previous validation in 2010.

Both databases were then reviewed and validated by Mr. Eric Chapman, P. Geo. The data verification procedure involved the following:

•	Inspection of selected drill core to assess the nature of the mineralization and to confirm geological descriptions;

•	Inspection of geology and mineralization in underground workings of the Animas and Bateas veins;

•	Verification that collar coordinates coincide with underground workings or the topographic surface;

•	Verification that downhole survey bearing and inclination values display consistency;

•	Evaluation of minimum and maximum grade values;

•	Investigation of minimum and maximum sample lengths;

•	Randomly selecting assay data from the databases and comparing the stored grades to the original assay certificates;

•	Assessing for inconsistencies in spelling or coding (typographic and case sensitivity errors);

•	Ensuring full data entry and that a specific data type (collar, survey, lithology, and assay) is not missing; and

•	Assessing for sample gaps or overlaps.

After correcting all inconsistencies, the databases were accepted as validated on June 30, 2015. Based on the data verification detailed above, Fortuna’s Corporate Head of Technical Services Mr. Eric Chapman, P. Geo., considers the Minera Bateas and CMA data to be suitable for the estimation of classified Mineral Resources and Mineral Reserves.

Mineral Processing and Metallurgical Testing

Metallurgical recoveries for 2015 were 83.03%, 93.98% and 90.79% for silver, lead and zinc respectively, an important improvement compared to those achieved in 2012 (77.33%, 88.12% and 85.77%, respectively). Minera

Bateas continues to work on optimizing the mineral processing operation focusing on metallurgical recoveries and processing capacity. The studies or tests developed to achieve these goals include:

1.	Plant test work for oxides

Until 2012 ore identified as containing high lead oxide and zinc oxide (“ZnOx”) content was classified as oxides not amenable for flotation processing.

Different plant and laboratory tests were carried out during 2012. The maximum metallurgical recoveries achieved during the plant test work were 63.98% for silver, 46.45% for lead and 32.35% for zinc.

More laboratory and plant tests were conducted in 2013 including the metallurgical testing of the different levels of the Animas vein. The main conclusion was that ZnOx contents greater than 0.20% within the ore were related to the lower metallurgical recoveries. In order to include this type of ore without affecting the metallurgical recoveries, blending has to be performed to limit the high ZnOx ore content.

2.	Mineralogical balancing of products for the lead circuit

Based on the studies and testing developed between 2013 and 2015 for the different stages of the process some changes or adjustments have been implemented in the processing plant aimed at improving the metallurgical performance including:

•	Adjustments to the grinding medium and size selection were made in order to achieve 60% passing 75 microns as the final grinding product;

•

The Z-11 and Z-6 collectors in the lead flotation circuit, which were previously added as a mixed solution, are now added independently ensuring a superior effect and avoiding alteration in their properties;

•	The Sodium cyanide consumption, which is used as a Fe and Zn depressor in the Ag-Pb flotation circuit, is reduced from 20 to 10 g/t aiming to promote the Ag and Au flotation;

•	The Denver mill critical speed was increased from 69% to 76% increasing the reduction ratio, resulting in an increase in the treatment capacity of 10 tpd;

•	The Magensa (6 foot by 6 foot) mill steel shell liners were changed to rubber increasing the reduction ratio from 1.20 to 1.60; and

•	Automatic pH control was installed to stabilize the process, particularly in the Zn circuit, reducing lime consumption by 200 g/t.

3.	Processing plant optimization

Aiming to reduce the recirculating load within the grinding circuit by improving the size selection, pilot tests to replace cyclones with high frequency vibrating wet screens were run in November 2014.

Results indicated a circulating load reduction from 250 to 170% thanks to a more efficient size classification thereby allowing improved grinding, and ultimately, an increase in the plant processing capacity.

To achieve that goal and based on laboratory testing, the flotation time was increased from 14 to 38 minutes by increasing the Ag-Pb flotation circuit capacity. In March 2015, the processing plant optimization project was initiated. The optimization project was aimed at increasing the processing capacity from 1,300 to a potential maximum of 1,500 tpd by improvements in the grinding and flotation circuits. The total investment in the project was US$4.6 million with project completion in March 2016.

Mineral Resources and Mineral Reserve Estimates

See “Technical Information – Summary of Mineral Reserve and Mineral Resource Estimates – Caylloma Mine”.

Mining Operations

The mining method applied in the exploitation of the two main veins (Animas and Bateas) at the Caylloma Mine is overhand cut-and-fill using either mechanized, semi-mechanized or conventional extraction methods. The cut-and-fill method is used in mining steeply dipping orebodies in stable rock masses. Cut-and-fill is a bottom up mining method that consists of removing ore in horizontal slices, starting from a bottom undercut and advancing upwards.

Breakeven cut-off values were determined for each vein based on actual operating costs incurred in the period July 2014 to June 2015. These include exploitation and treatment costs, general expenses and administrative and commercialization costs (including concentrate transportation). As operations are not centralized, each vein has a different operating cost, mainly due to the mining method employed, transportation (mine to plant), support and power consumption. Breakeven cut-off values used for Mineral Reserve estimation are detailed in Table 14.

Table 14: Breakeven Cut-off Values Applied to each Vein

Vein	Breakeven cut-off value(US$/t)
Animas	82.40
Animas NE	82.40
Bateas, Bateas Piso, Bateas Techo	173.74
Soledad	173.74
La Plata, Cimoide La Plata	173.74
Silvia	173.74
Santa Catalina	173.74
Animas	95.63
Animas NE	97.63
San Cristóbal	97.07

NSR values depend on various parameters including metal prices, metallurgical recovery, price deductions, refining charges and penalties. NSR values used for Mineral Reserve estimation are detailed in Table 15.

Table 15: NSR Values

Metal	NSR Value
Silver (US$/g)	0.45
Gold (US$/g)	13.53
Lead (US$/%)	14.85
Zinc (US$/%)	12.68

Blocks whose NSR values are higher than the operating cost (breakeven cut-off value) after the application of appropriate dilution and recovery factors are reported as Mineral Reserves and are regarded as being amenable to the proposed method of mining. Measured Mineral Resources are converted to Proven Mineral Reserves and Indicated Mineral Resources to Probable Mineral Reserves.

Processing and Recovery Operations

The Caylloma Mine processing plant is a typical flotation operation and consists of five stages: crushing; milling; flotation; thickening and filtering and tailings disposal. Each of the main stages is comprised of multiple sub-stages.

The Caylloma Mine concentrator plant resumed operations in September 2006, treating 600 tpd of polymetallic mineral. Capacity increased progressively, with the installation of a 1.8 m by 2.4 m ball mill in 2009 the plant reached a treatment capacity of 1,300 tpd, and with the installation of two Derrick Stack Sizer vibrating wet screens the plant achieved a treatment capacity of 1,500 tpd at the end of March 2016, although this has since been reduced to 1,430 tpd for the rest of 2016. The treatment process is differential flotation. Initially, two concentrates were obtained: lead-silver and zinc. From late 2009 to January of 2011, a copper-silver concentrate was also produced, but due to unfavorable commercial terms the production of copper concentrate was suspended and the copper circuit put on standby.

Infrastructure, Permitting and Compliance Activities

The Caylloma Mine has a well-established infrastructure used to sustain the operation. The infrastructure includes a main access road from the city of Arequipa, property access roads, tailing storage facilities, mine waste storage facilities, mine ore stockpiles, camp facilities, concentrate transportation, power generation and communications systems.

Minera Bateas is in compliance with environmental regulations and standards set in Peruvian law and has complied with all laws, regulations, norms and standards at every stage of operation of the mine. Minera Bateas obtained its ISO 14001 Environmental Management Certification in 2008 and continues to maintain this designation. The mine works continually to improve its operational standards.

The Company has a very strong commitment to the development of neighboring communities of the Caylloma Mine. In this respect, the Company is committed to sustainable projects, direct support and partnerships that build company engagement in local communities while respecting local values, customs and traditions. The Company aims to develop projects or programs based on respect for ethno-cultural diversity, open communication and effective interaction with local stakeholders that improve education, health and infrastructure.

Capital and Operating Costs

See “Technical Information – Summary of Capital and Operating Costs – Caylloma Mine”.

Exploration, Development, and Production

Minera Bateas continues to successfully manage the Caylloma Mine operation, mining 466,286 tonnes of ore from underground to produce 1.7 Moz of silver, 1.2 koz of gold, 23.8 million pounds (“Mlbs”) of lead and 35.8 Mlbs of zinc in 2015 while continuing to improve the mine infrastructure.

Fortuna believes there is good potential for a significant increase of the Mineral Resources at the Caylloma Mine particularly from the continuity of the current veins in operation as well as from the discovery of new veins. Minera Bateas continues to investigate cost effective ways to improve productivity and reduce costs. As disclosed in the Caylloma Technical Report, work programs conducted in 2016 to improve the operation included the following:

1.

Brownfields exploration. Fortuna assigned US$2.9 million in 2016 for Brownfields exploration of the Caylloma district. This was planned to include 17,000 m of diamond drilling focused on testing new exploration targets in the northern portion of Pisacca prospect area located a short distance to the southwest of the mine plant as well as further exploring the northeastern extension of the Animas vein.

2.

Underground development. The most important recommended project for the Caylloma Mine was the integration of the different levels of the Animas vein with underground ramps. An important effort in 2012 was made to improve ventilation which has allowed the operation to introduce the use of ammonium nitrate/fuel oil for stoping and drifting. The mine plan for 2016 proposed 1,053 m of raise boring in order to comply with the ventilation requirements, 1,904 m horizontal and 5,158 m decline drift associated with the development of the mine especially in the case of the Animas vein. The budgeted cost of this work program in 2016 was US$9.29 million.

3.

Metallurgical studies to improve silver recovery. Important efforts were made in 2015 in order to optimize the metallurgical performance and throughput capacity of the plant, especially to increase silver recovery. It was recommended that an expansion to the lead flotation capacity be considered with the objective of increasing silver recovery by 2% to 4%. The budgeted cost for these metallurgical studies in 2016 was US$1 million.

4.

Metallurgical studies to improve oxide recovery. The response of “oxide” material to the flotation process required additional testwork. The plant test conducted in 2012 demonstrated this material could be processed through flotation albeit at reduced recoveries. Results could help to adjust plant operating parameters to improve metallurgical response.

5.

Metallurgical studies in gold recovery. Mineral Bateas applies a higher gold metallurgical recovery for the calculation of the NSR values for the estimate of blocks in the Ramal Piso Carolina vein based on metallurgical testwork conducted in the plant. There are, however, other veins that have elevated gold grades that could benefit from the application of a higher metallurgical gold recovery including the San Carlos, San Pedro, Don Luis II, La Plata and Cimoide La Plata veins. It was recommended that Minera Bateas conduct metallurgical testwork on mineralized samples from these veins to ascertain if the gold recoveries could be improved.

San Jose Mine

Property Description, Location and Access

The San Jose Mine is located in the central portion of the state of Oaxaca, Mexico (latitude 16°41’39.10” N, longitude 96°42’06.32” W; UTM coordinates NAD27, UTM Zone 14N: 745100E, 1846925N). The San Jose Mine is 47 km by road from the city of Oaxaca and 12 km from Ocotlan de Morelos, a town of approximately 10,000 people and the nearest commercial center.

The San Jose Mine consists of mineral rights for mining concessions held by Minera Cuzcatlan, covering a total surface area of approximately 51,300 hectares with an additional 13,128 hectares under options. The concessions have expiry dates ranging from 2023 to 2061. Minera Cuzcatlan has signed 39 usufruct contracts with land owners to cover the surface area needed for the operation of the San Jose Mine, with some of these contracts pending registration with the local authority. Minera Cuzcatlan has also applied for additional concessions in the region of the San Jose Mine and has the right to acquire additional concessions in the region of the San Jose Mine under option agreements with third parties.

The San Jose Mine is subject to the following royalty rights:

(a)

Royalty agreement between Minera Cuzcatlan and Beremundo Tomas de Aquino Antonio granting a 1% NSR royalty to a maximum of US$800,000 in regard to the mining concession “El Pochotle”. To date, no mineralized material has been extracted from the El Pochotle concession and no Mineral Resources or Mineral Reserves have been identified on the El Pochotle concession. Minera Cuzcatlan has a buyout provision where it can purchase this royalty right for US$200,000.

(b)

Royalty agreement between Minera Cuzcatlan and Underwood y Calvo Compania, S.N.C granting a 1% NSR royalty to a maximum of US$2,000,000 in regard to the mining concessions “La Voluntad”, “Bonita Fraccion I” and “Bonita Fraccion II”. To date, no mineralized material has been extracted from these concessions and no Mineral Resources or Mineral Reserves have been identified on these concessions. Minera Cuzcatlan has a buyout provision where it can purchase this royalty right for US$400,000.

(c)

Royalty agreement between Minera Cuzcatlan and Pan American Silver Corp., which was transferred from Pan American Silver Corp. to Maverix Minerals Inc. on July 12, 2016, whereby Maverix Minerals Inc. holds a 1.5% NSR royalty; and Mexican Geological Service holds a 1% royalty as a discovery royalty in regard to the mining concession “Reduccion Taviche Oeste”.

Minera Cuzcatlan is in compliance with environmental regulations and standards as set out in Mexican law and has complied with all material laws, regulations, norms and standards at every stage of operation of the mine.

History

The earliest recorded activity in the San Jose del Progreso area dates to the 1850’s when the mines were exploited on a small scale by the local hacienda. By the early 1900’s, a large number of silver and gold-bearing deposits were being exploited in the San Jeronimo Taviche and San Pedro Taviche areas, aided by a new mining law enacted in 1892 and with support from foreign investment capital. Mining activity in the district diminished drastically with the onset of the Mexican Revolution in 1910, only to resume sporadically in the 1920’s. Mining in the San Jose area was re-activated on a small scale in the 1960’s and again in 1980 when the San Jose Mine was acquired by Ing. Ricardo Ibarra. The mine was worked intermittingly by Ibarra through his company, Minerales de Oaxaca S.A. (“MIOXSA”), through the end of 2006 when the property was purchased by Minera Cuzcatlan.

In 1999, the San Jose Mine was optioned by Pan American Silver Corp., who completed surface and underground mapping and sampling and drilled five diamond drill holes totaling 1,093.5 m in the San Jose Mine vein system. In March 2004, Continuum Resource Ltd (“Continuum”) signed an option agreement with MIOXSA covering 19 concessions in the San Jose and San Jeronimo Taviche areas. Continuum completed detailed mapping of the surface, extensive chip-channel sampling in the underground workings of the Trinidad deposit as well as 15 surface diamond drill holes totaling 4,877 m. In November 2005, Fortuna reached an agreement with Continuum to earn a 70% interest in Continuum’s interests in the properties optioned from MIOXSA, and assumed management of the project.

During 2006, Fortuna completed the drilling of 38 diamond drill holes totaling 12,182 m in the San Jose Mine area, with 25 of the drill holes being located in the Trinidad zone and 13 of the drill holes being located in the San Ignacio area. The drilling in the Trinidad area confirmed the results of the prior drilling and expanded the mineralization along strike and to depth. Drilling in the San Ignacio area by Fortuna identified significant zones of silver-gold mineralization over generally narrow vein widths. In November of 2006, Fortuna and Continuum purchased a 100% interest in the properties from MIOXSA and simultaneously restructured their joint operating agreement to a 76% interest for Fortuna and a 24% interest for Continuum.

During 2007, Fortuna (operating via Minera Cuzcatlan) drilled 67 diamond drill holes totaling 26,605 m. Drilling in the Trinidad area continued to confirm the potential of the deposit and further expanded the mineralization along strike to the south and to depth. Drilling continued throughout 2008 and 2009, and in March 2009, Fortuna completed the acquisition of all issued and outstanding shares of Continuum, thereby acquiring a 100% ownership in the San Jose Mine.

From 1980 through 2004, production by MIOXSA was intermittent and came primarily from existing stopes and from development of the fourth and fifth levels of the San Jose Mine. In 2005 and 2006, the sixth level was developed and mined with grades reported to range between 350 to 500 g/t Ag and 1.8 to 3.5 g/t Au. The ore was mined primarily from the Bonanza and Trinidad veins, and extracted at rates of approximately 100 tpd through the Trinidad shaft. Reliable estimates of the total production during MIOXSA’s tenure are not available.

In March 2006, a technical report prepared in accordance with NI 43-101 was filed summarizing the results of the exploration completed by Continuum and reporting an initial Mineral Resource estimate. At a 5 g/t gold equivalent cut-off, Inferred Mineral Resources were estimated at 527,283 tonnes with an average grade of 3.50 g/t Au and 396 g/t Ag. In March 2007, an updated Mineral Resource estimate prepared in accordance with NI 43-101 was filed. At a 150 g/t Ag Eq cut-off, Indicated Mineral Resources were estimated at 1.47 million metric tonnes (“Mt”) averaging 263 g/t Ag and 2.19 g/t Au and Inferred Mineral Resources were estimated at 3.9 Mt averaging 261 g/t Ag and 2.57 g/t Au.

Following extensive exploration drilling in 2007, 2008 and 2009, Fortuna filed, in December, 2009, an updated technical report prepared in accordance with NI 43-101. In June 2010, a Pre-Feasibility Study was prepared, and updated Mineral Resources and Mineral Reserves were reported. Subsequently, Fortuna has conducted annual updated Mineral Resource and Mineral Reserve estimations. Commercial production commenced under the management of Minera Cuzcatlan on September 1, 2011. Underground mining has focused on the Bonanza, Trinidad and Stockwork primary veins.

Geological Setting, Mineralization and Deposit Types

The San Jose Mine is hosted by an andesitic to dacitic effusive volcanic sequence of presumed Paleogene age. Further to the east, these andesites and dacites are overlain by silicic crystalline and lithic tuffs and ignimbrites corresponding to the Mitla Tuff Formation of Miocene age. The San Jose Mine area is underlain by a thick sequence of presumed Paleogene-age andesitic to dacitic volcanic and volcaniclastic rocks, which in turn discordantly overlie units ranging from orthogneisses and paragneisses of Mesoproterozoic age, limestones and calcareous sedimentary rocks of Cretaceous age and continental conglomerates of the Early Tertiary Tamazulapan Formation. These units have been significantly displaced along major north and northwest-trending extensional fault systems, with the precious metal mineralization being hosted in hydrothermal breccias, crackle breccias and sheeted stockwork-like zones of quartz/carbonate veins emplaced within zones of high paleo permeability associated with the extensional structures.

In general, the upper 650 to 700 m of the volcanic sequence is characterized by a series of distinct effusive andesitic to dacitic lava flow units intercalated with thin but laterally extensive horizons of reddish-brown to grayish-brown volcaniclastic rocks. The lower 250 to 300 m of the volcanic sequence is characterized by a sequence of intercalated pyroclastic deposits, stratified volcaniclastic sedimentary rocks and local coherent facies lava flows.

Precious metal mineralization at the San Jose Mine is hosted by hydrothermal breccias, crackle breccias, quartz-carbonate veins and zones of sheeted and stockwork-like quartz-carbonate veins emplaced along steeply dipping north and north-northwest trending fault structures. The mineralized structural corridor extends for greater than 3 km in a north-south direction and has been divided into two parts: the Trinidad deposit area and the San Ignacio area. The major mineralized structures or vein systems recognized in the Trinidad deposit area are the Trinidad and Bonanza structures and the Stockwork system. To date, drilling has defined the Trinidad and Bonanza mineralized structures over a strike length of approximately 1,300 m and to depths exceeding 600 m from the surface.

Acanthite and silver-rich electrum are the primary silver and gold-bearing minerals in the Trinidad deposit. These minerals, along with pyrite, are discontinuously interlayered with distinctively banded crustiform and colloform textured quartz, calcite and locally adularia. Principal gangue minerals are quartz and calcite, locally accompanied by iron or iron/magnesium-bearing carbonates. Amethyst and chalcedonic quartz are commonly present as late infillings of the veins and hydrothermal breccias. Pale greenish-colored fluorite is present locally as vein and breccia fillings. Hydrothermal alteration at the Trinidad deposit is characterized by a well-developed alteration zonation with well crystallized kaolinite being present in the mineralized zones grading outwards to kaolinite-illite, illite, and illite-smectite-chlorite assemblages. Locally Fe-carbonates and Fe/Mg-carbonates are also present as a halo to the mineralized zones. Regionally, the andesitic volcanics and volcanoclastic units are weakly to moderately propylitically altered to epidote-chlorite-smectite assemblages.

The Trinidad vein system is emplaced in the footwall fault zone of the extensional system hosting the mineralized vein systems at the San Jose Mine. The Trinidad vein system strikes 355° and dips 70° to 80° to the east-northeast. The vein system ranges from less than 1 m to locally over 15 m in true width, with higher grade mineralization generally being present in zones with greater widths. Significant portions of the Trinidad structure are characterized by late black matrix silicified fault breccias with only trace to weak mineralization. Higher grade precious metal zones in the Trinidad vein system range up to approximately 1,300 g/t Ag Eq across the width of the vein. The Trinidad hanging wall splays and the Trinidad footwall veins are considered to be part of the Trinidad mineralized structure.

The Bonanza vein system is emplaced in the hanging wall zone of the structural corridor hosting the mineralized vein systems in the Trinidad deposit. The Bonanza vein system generally strikes 350° and dips steeply to the east to sub-vertical. Mineralization within the Bonanza vein system is present in the form of shoots plunging shallowly to moderately to the north-northwest, reflecting the dominant dip-slip movement of the controlling fault structures. Combined copper, lead and zinc values for the Bonanza vein range from negligible in the upper portions of the vein system to approximately 0.1% to 0.5% at depth.

The main Stockwork Zone is located between 1846550N to 1847200N and 1,000 meters above sea level (“masl”) to 1,300 masl (the “Stockwork Zone”) and located in an extensional environment between the principal Bonanza and Trinidad structures. The main Stockwork Zone is present over 650 horizontal m and 300 vertical m, being elliptical in shape, with a variable thickness ranging to greater than 50 m. The primary silver bearing mineral in the Stockwork Zone is acanthite, usually in association with traces of pyrite. Secondary minerals accompanying the acanthite are silver-rich electrum, fine grained galena, sphalerite, chalcopyrite and gangue minerals including hyaline quartz, white quartz and calcite along with minor concentrations of adularia and fluorite.

The mineralization at the San Jose Mine is hosted by structurally controlled hydrothermal breccias, crackle breccias and quartz-carbonate veins. Epithermal-style alteration and mineralization are widespread within the Middle to Late Tertiary volcanic package exposed throughout the central portion of the state of Oaxaca. Host structures to the mineralization are normal faults and subsidiary structural features common to extension-related pull-apart basins.

Exploration

For exploration work completed prior to 2007, see “Technical Information – San Jose Mine – History”.

Subsequent to 2007, the principal exploration conducted by Fortuna at the San Jose Mine has been surface and underground drilling, both to extend the deposit to the north and to depth, and for infill purposes to increase the confidence level of the Mineral Resources. The results of a Pre-Feasibility Study of the San Jose Mine were filed in June of 2010 and included an estimate of Probable Mineral Reserves of 3.5 Mt averaging 205 g/t Ag and 1.5 g/t. As of December 31, 2012, Proven Mineral Reserves were estimated at 0.05 Mt averaging 246 g/t Ag and 2.31 g/t Au and Probable Mineral Reserves were estimated at 3.3 Mt averaging 189 g/t Ag and 1.57 g/t Au at a 96 g/t Ag Eq cut-off and Inferred Mineral Resources were estimated at 4.3 Mt averaging 185 g/t Ag and 1.58 g/t Au at a 70 g/t Ag Eq cut-off.

Subsequent to the cut-off date for the Fortuna Silver Mines Inc.: San Jose Property, Oaxaca, Mexico technical report dated November 22, 2013, Fortuna acquired the Taviche Oeste concession from Pan American Silver Corp. The acquisition of the 6,254 hectare Taviche Oeste concession allowed for the continued brownfields exploration of the northern extension of the Trinidad deposit and the discovery of the Trinidad North zone. As of the date of the San Jose Technical Report, Fortuna’s current brownfields exploration continues to explore the northern projections of the Trinidad mineralized system.

Drilling

For drilling completed prior to 2007, see “Technical Information – San Jose Mine – History”.

As of June 30, 2015, a total of 510 drill holes totaling 182,294.75 m have been completed in the San Jose Mine area (see Table 16 below) with the drilling being concentrated in the Trinidad deposit area and extensions to the south of the mineralized structural system. Wide-spaced exploration drilling has also been completed in the San

Ignacio area along the southern extension of the structurally controlled mineralized corridor and the Trinidad North discovery located north of 1847200N. All of the drilling was conducted by diamond core drilling methods with the exception of 1,476 m of reverse circulation pre-collars in six of the 510 diamond drill holes.

Table 16: Drilling of the Trinidad Deposit

Company	Period		Trinidad Area		San Ignacio Area
			Drill Holes	Meters	Drill Holes	Meters
Pan American Silver Corp.	2001		3	851.50	2	242.00
Continuum	2004/05		13	4,370.00	2	506.85
Fortuna	2006		25	8,392.10	13	3,790.30
Minera Cuzcatlan	2007		44	17,694.35	23	8,910.20
Minera Cuzcatlan	2008/09		113	32,925.50	0	0.00
Minera Cuzcatlan	2011		0	0.00	17	8,307.25
Minera Cuzcatlan	2012		15	8,574.30	9	3,970.60
Minera Cuzcatlan	2013		69	27,552.65	0	0.00
Minera Cuzcatlan	2014		96	36,650.65	0	0.00
Minera Cuzcatlan	2015	*	66	19,556.50	0	0.00

Totals	2001-2015	*	444	156,567.55	66	25,727.20

*	as of June 30, 2015

The majority of the diamond core holes drilled in the Trinidad deposit area were drilled from the east to the west to cross-cut the steeply east-dipping mineralized zone at high angles. Of the 444 holes, 250 have been drilled from the surface while 194 drill holes were drilled from underground. The diamond drilling typically commences with HQ-diameter core and continues to the maximum depth allowable based on the mechanical capabilities of the drill equipment. Once this point is reached, or poor ground conditions are encountered, the hole is cased and further drilling is undertaken with a smaller diameter drilling tools with the core diameter being reduced to NQ2 or NQ-size to completion of the hole. In five of the drill holes, a further reduction to BQ-size drill core was required in order to complete the drill holes to the target depths.

Based on the combined results of the drilling completed in the Trinidad deposit area through 2007 and on the results of preliminary Mineral Resource classification studies, an infill drill program was designed and carried out to permit conversion of a majority of the Inferred Mineral Resources above the 1,300 m elevation to Indicated Mineral Resources. The majority of the drilling from the 2008/2009 campaign was directed towards the upper portions of the Trinidad deposit. The results of the infill drilling confirmed the presence of high-grade silver-gold mineralization in the Trinidad deposit area, and led to the development of a detailed geologic and mineralization model of the deposit. While some of the 2011 drill holes located in the San Ignacio area encountered significant mineralized intervals, additional drilling is required in this area in order to demonstrate the continuity of mineralization. 2012 drilling completed in the Trinidad North discovery area was successful in demonstrating the extension of significant silver and gold mineralization to the north and to depth, and resulted in the continuation of the drill program into 2013. Underground drilling commenced at the end of 2012 with the completion of a single drill hole intersecting the Stockwork Zone.

From January 1, 2013 to the data cut-off date of June 30, 2015, Minera Cuzcatlan completed 231 drill holes totaling 83,759.80 m in the Trinidad deposit area. Surface and underground exploration drilling, focused on expanding the Trinidad North discovery, comprised 117 drill holes totaling 54,310.55 m. Underground infill drilling focused on upgrading Inferred Mineral Resources and refining geologic interpretations in the Central Stockwork Zone and in the Trinidad North area comprised 114 drill holes totaling 29,449.25 m. As of the effective date of the San Jose Technical Report, an additional 22 exploration drill holes totaling 14,411.25 m have been completed after the June 30, 2015 cut-off date with two additional drill holes being in-progress. All drilling was carried out from underground drill stations. Twelve of the exploration drill holes are located in the Trinidad North Extension area and ten are located in the Trinidad Central Deep area. All twenty-two of the drill holes are located beyond the influence of the resource and reserve estimates.

Sampling, Analysis and Data Verification

Sample Preparation Methods Prior to Dispatch

Channel chip samples are generally collected from the face of newly exposed underground workings. Samples, comprised of fragments, chips and mineral dust, are extracted using a chisel and hammer along the channel’s length on a representative basis. Sample collection is normally performed by two samplers, one using the hammer and chisel, and the other holding the receptacle (cradle) to collect rock and ore fragments. Fragments greater than 6 cm in diameter are not accepted. The obtained sample is deposited into a plastic sample bag with a sampling card and the assigned sample ID. Once all the samples in the channel have been collected, the sample bags are transported to the surface and sorted with quality control samples being inserted at industry standard insertion rates prior to delivery to the Minera Cuzcatlan laboratory.

A geologist is responsible for determining and marking the drill core intervals to be sampled. The sample length must not exceed 2 m or be less than 20 cm. Splitting of the core is performed by diamond saw. The core cutting process is performed in a separate building adjacent to the core logging facilities. Once the core has been split, half the sample is placed in a sample bag. A sampling card with the appropriate information is inserted with the core.

Bulk density samples have been primarily sourced from drill core, with a limited number being sampled from underground workings. Density tests are performed at the ALS Chemex laboratory in Vancouver.

Following sample collection, samples were placed in polyethylene sample bags with a sample tag detailing a unique sample identifier. The same sample identifier is marked on the outside of the bag and it is sealed with a cable tie. Secured sample bags are then placed in rice sacks and stored in a secure, dry, clean location. If the samples are from the underground channels they are delivered each day to the onsite Minera Cuzcatlan laboratory for preparation and analyses. If the samples are drill core, the rice sacks are subsequently transported by authorized company personnel to commercial freight shipment offices in Oaxaca for air transport to the independent ALS Chemex sample preparation facility in Guadalajara, Jalisco, Mexico.

Analytical Procedures Used at the Laboratories

Upon receipt of a sample batch at the Minera Cuzcatlan laboratory, the laboratory staff immediately verifies that the sample bags are sealed and undamaged. If any damaged, missing or extra samples are detected, the sample batch is rejected and the geology department is contacted immediately to investigate and resolve the discrepancy. Accepted samples are then transferred to individual stainless steel trays for drying.

Once samples have been dried, they are transferred to a separate ventilated room for crushing. Each sample is fed into a terminator crusher, in turn, to reduce the original particle size so that 75% passes a 10 mesh sieve size (2 millimeters (“mm”)). Once the sample has been crushed, it is homogenized and reduced in size to approximately 1,000 g using a single tier Jones riffle splitter. The reduced sample is returned to the sampling tray for pulverizing, whereas the coarse reject material is returned to a labeled sample bag. Crushed samples are pulverized so that 85% of particles pass a 200 mesh sieve size. The pulp sample is carefully placed in envelopes, which are taken to the balance room where they are checked to ensure the samples registered as having being received and processed match those provided in the envelopes.

Upon receipt of samples in the analytical laboratory, two samples from the pulp envelope are taken. One sample is analyzed using atomic absorption spectroscopy and the other by fire assay with gravimetric finish. Atomic absorption results are recorded when silver grades are less than 500 g/t or when gold grades are less than 6.5 g/t, otherwise the gravimetric results are recorded.

All exploration core samples are sent to the ALS Chemex sample preparation facility in Guadalajara, Mexico. Following drying, the samples are weighed and the entire sample is crushed to a minimum of 70%, passing a 10 mesh sieve size. The crushed sample is then reduced in size by passing the entire sample through a riffle splitter until a 250 g split is obtained. The 250 g split is then pulverized to a minimum of 85%, passing a 200 mesh sieve size. The pulverized samples are subsequently grouped by sample lot and shipped by commercial air freight to ALS Chemex’s analytical facility in Vancouver, British Columbia for analysis.

Analysis at ALS Chemex’s analytical facility in Vancouver, British Columbia includes analysis for silver by ALS-Chemex Methods with Aqua regia digestion and ICP-AES finish; fire assay for gold with gravimetric finish and absorption spectroscopy in some cases.

Sample Security

Sample collection and transportation of drill core and channel samples is the responsibility of brownfields exploration and the Minera Cuzcatlan mine geology departments. Exploration core boxes are sealed and carefully transported to the core logging facilities located adjacent to the mine offices where there is sufficient room to layout and examine several holes at a time. Once logging and sampling have been performed, the core is transferred to the permanent storage facility at the mine site. The drill core from the infill drilling program is stored in the same warehouse as the exploration core. Any removal of material must receive the approval of the Minera Cuzcatlan geology department.

Coarse reject material from exploration and infill drill core is presently being stored securely in a separate warehouse. Pulps from the exploration and infill drill programs are stored in a secure and dry pulp storage facility. Coarse reject material from channel samples are collected from the Minera Cuzcatlan laboratory every day and stored in a storage facility located in a secure building 0.5 km from the main operation. Pulps of channel samples analyzed by ALS Chemex are also stored in the same storage facility as the coarse reject material. Pulps of channel samples analyzed by the Minera Cuzcatlan laboratory are stored in a secure storage facility at the operation.

All drill core, coarse rejects and pulps from the drill core are stored for the LOM. Disposal of coarse rejects from surface samples is performed after 90 days and is controlled by the exploration department. Disposal of coarse rejects from underground channel samples is performed after 90 days and is the responsibility of the Geology Superintendent.

Quality Control Measures

Standard Reference Material

SRMs are samples that are used to measure the accuracy of analytical processes and are composed of material that has been thoroughly analyzed to accurately determine its grade within known error limits. SRMs are inserted by the geologist into the sample stream, and the expected value is concealed from the laboratory, even though the laboratory will inevitably know that the sample is a SRM of some sort. By comparing the results of a laboratory’s analysis of a SRM to its certified value, the accuracy of the result is monitored. SRMs have been used to assess the accuracy of the assay results from both the Minera Cuzcatlan and the independent ALS Chemex laboratories, having been placed into the sample stream by Minera Cuzcatlan geologists to monitor the accuracy of the analytical process.

The analysis at the Minera Cuzcatlan laboratory involved the submission of 2,231 standards with 34,640 channel samples (submission rate of 1 in 16 samples) between February, 2012 and June 30, 2015 to the Minera Cuzcatlan laboratory, corresponding to the majority of channel samples taken at the operation. Nine of the twelve different SRMs used since February 2012 have been generated from in-house coarse reject material. In addition to statistical analysis, graphical analysis of the results was also conducted to assess for trends and bias in the data.

Pass rates reported for standards submitted with channel samples since mining commenced to the data cut-off date for silver and gold values are 97% and 94% respectively. The accuracy levels for silver and gold can be regarded as acceptable.

A total of 2,306 standards to monitor the accuracy of silver assays were submitted to the ALS Chemex laboratories with 52,966 drill core samples, representing a submission rate of 1 in 23 samples between 2006 and June 30, 2015, of which 1,163 were submitted for assaying by ICP-AES. Of the 2,306 standards, 1,143 were submitted for assaying by FA-GRAV.

SRMs inserted to assess silver grades using ICP-AES returned a pass rate of 89%, whereas SRMs assessing silver grades using FA-GRAV had a pass rate of 95%. It should be noted that many of the failures (83 of the 126) observed in the ICP-AES can be attributed to standard CDN-HC-2, which was thought to be compromised and insertion ceased. If this standard is ignored the silver accuracy levels can be regarded as reasonable.

Gold is assayed by fire assay with atomic absorption finish unless the gold is greater than 10 g/t Au, in which case the sample is re-assayed with a FA-GRAV. A total of 2,861 standards to monitor the accuracy of gold assays were submitted with 52,966 drill core samples, representing a submission rate of 1 in 19 samples between 2006 and June 30, 2015, of which 2,784 were submitted for assaying by FA-AA. Of the 2,861 standards, 77 were submitted for assaying by FA-GRAV.

SRMs inserted to assess gold grades using FA-AA returned a pass rate of 93%, whereas SRMs assessing gold grades using FA-GRAV had a pass rate of 92%. It should be noted that the standards that tended to fail at a higher rate were those inserted at the beginning of the monitoring program, with results improving as time has progressed. The gold accuracy levels can be regarded as reasonable for estimation purposes.

Blanks

Field blank samples are composed of material that is known to contain grades that are less than the detection limit of the analytical method in use and are inserted by the geologist in the field. Blank sample analysis is a method of determining sample switching and cross-contamination of samples during the sample preparation or analysis processes. Minera Cuzcatlan uses coarse marble sourced from a local quarry and provided by an external supplier as their blank sample material.

At the Minera Cuzcatlan laboratory, 2,222 blanks have been submitted since February 2012, representing a submission rate of 1 in 16 samples. Results of the blanks submitted indicate that cross contamination and mislabeling are not material issues at the Minera Cuzcatlan laboratory. Of the 2,222 blank samples submitted, six exceeded the fail line (set at two times the lower detection limit) for silver assays and fourteen for gold assays indicating an excellent result with pass rates greater than 99%.

A total of 2,755 blanks were submitted with core samples to the ALS Chemex laboratory by Fortuna and Minera Cuzcatlan covering all core submitted since 2006, representing a submission rate of 1 in 18 samples. Of the 2,755 blank samples submitted, 31 exceeded the fail line (set at two times the lower detection limit) for silver and 10 exceeded the fail line for gold assays. This represents a pass rate of greater than 99% for both silver and gold blank submissions. If two blanks failed in succession, all assay results for the batch were automatically reviewed and re-analyzed if deemed necessary. Blank results from ALS Chemex are regarded as acceptable indicating no significant sample switching or contamination.

Duplicates

Duplicates were submitted to both the Minera Cuzcatlan laboratory (with channel samples) and the ALS Chemex laboratory (with drill core). The ALS Chemex laboratory also acts as the umpire laboratory, analyzing reject assays and check assays (pulps) from the Minera Cuzcatlan laboratory.

Minera Cuzcatlan inserts field duplicates with channel samples as part of its QAQC program. Preparation and laboratory duplicates are inserted by the laboratory, whereas reject assays and duplicate assays are inserted blind by the geology department. Check assays (both coarse rejects and pulps) from the Minera Cuzcatlan laboratory are sent to the certified laboratory of ALS Chemex to provide an external monitor of precision. Standards and blanks are also submitted with the check assays to ensure the accuracy of the ALS Chemex results.

In general, precision levels are reasonable with the majority of ARD values being greater than 80%. However, field duplicate results are poor for both silver and gold. The operation has tested numerous practices to improve the sampling procedure, such as including closer supervision of the sampling process, increasing the sampling mass and trying alternative sampling methods, with limited success. In addition, several adjustments have been made by the laboratory to improve the gold analytical techniques, with improvements seen over the years. Results from the umpire laboratory also indicate reasonable precision levels suggesting the issue with the field duplicates is not a Minera Cuzcatalan laboratory issue. The poor precision levels for the field duplicates have been attributed to the heterogeneous nature of the mineralization with the presence of a moderate to high nugget effect. It is worth noting that the results observed for the precision levels for the channel samples is similar to that of the drill core, suggesting that sampling error is not the problem.

Minera Cuzcatlan has primarily relied on the insertion of field duplicates, reject assays (coarse rejects) and duplicate assays (pulps) to assess the precision of drill core results from the ALS Chemex laboratory. The operation also monitors the results of the in-house preparation and laboratory duplicates inserted by ALS Chemex. Minera Cuzcutlan also regularly sends check assays (both coarse rejects and pulps) to the umpire laboratory of SGS Mineral Services in Oaxaca to provide an external monitor of precision. Standards and blanks are also submitted with the check assays to ensure the accuracy of the SGS laboratory.

Precision results for exploration core samples evaluated by ALS Chemex demonstrate the highly variable nature of the mineralization, with poor precision results for the field duplicates, reject assays and duplicate assays. However, it was discovered during an audit of the results that the exploration team had been tending to insert low grade samples (<60 g/t Ag) and that this has had a detrimental effect on the results. When higher grade values were assessed, the precision levels improved and were seen to be acceptable, which is reflected in the superior results observed for the samples assayed with a gravimetric finish.

Precision levels of field duplicates for infill and exploration drill core samples submitted to ALS Chemex are poor. The results are indicative of the highly variable, ‘nuggety’ nature of the mineralization that reduces precision levels. The operation is attempting to assess and remove the nugget effect by crushing and splitting the core to obtain a ‘field split’ prior to submission to ALS Chemex rather than using the other half of the core. Minera Cuzcatlan continues to monitor and attempt to improve the precision of the sampled drill core, however the results indicate the difficulty the variable grades present for grade estimation, particularly for gold.

Data Verification

Minera Cuzcatlan staff follow a stringent set of procedures for data storage and validation, performing verification of data on a monthly basis. The operation employs a database manager who is responsible for overseeing data entry, verification and database maintenance.

Both databases were reviewed and validated by Mr. Eric Chapman, P. Geo. The data verification procedure involved the following:

•	Inspection of selected drill core to assess the nature of the mineralization and to confirm geological descriptions;

•	Inspection of geology and mineralization in the underground workings of the Trinidad and Bonanza veins;

•	Verification that collar coordinates coincide with underground workings or the topographic surface;

•	Verification that downhole survey bearing and inclination values display consistency;

•	Evaluation of minimum and maximum grade values;

•	Investigation of minimum and maximum sample lengths;

•	Randomly selecting assay data from the databases and comparing the stored grades to the original assay certificates;

•	Assessing for inconsistencies in spelling or coding (typographic and case sensitivity errors);

•	Ensuring full data entry and that a specific data type (collar, survey, lithology, and assay) is not missing; and

•	Assessing for sample gaps or overlaps.

Based on the data verification detailed above, Fortuna’s Vice President of Technical Services, Mr. Eric Chapman, P. Geo., considers the Minera Cuzcatlan data to be suitable for the estimation of classified Mineral Resources and Mineral Reserves.

Mineral Processing and Metallurgical Testing

Initial metallurgical test work to assess the optimum processing methodology for treating ore from the Trinidad deposit was conducted in 2009 and reported in the Pre-Feasibility Study. The metallurgical study was conducted on ten composite samples representing a variety of potential ore types. The following provides a summary of the metallurgical work conducted and includes comments regarding the most recent studies and findings from the processing plant. The test work included the following:

•	Whole rock analysis – demonstrated that (SiO2) quartz is the main gangue mineral and that the samples are amenable to gold and silver recoveries by the flotation process;

•

Bond ball mill work index – indicates that the average bond work index (“BWI”) is lower than the plant design and should result in less power being required than was predicted, and that there are some cases where BWI is equal to the design so that the plant is prepared to treat all material without any losses in the process;

•	Grind calibration;

•	Rougher flotation test work with three stages of cleaning;

•

Locked cycle flotation test work – produced average recovery results of 90.6% gold and 91.9% silver, allowing the technical department to predict estimated recoveries of 89% for both elements of the LOM plan; and

•	Rougher kinetics flotation.

A further difference between the plant design and functionality has been in the amount of flocculent required for the thickening and filtering process of the tailings and concentrate. The Pre-Feasibility Study had recommended the usage of 40 g/t to 60 g/t of the reagent HychemAF304 for thickening of tailings to achieve solid content of 47% to 51%. Minera Cuzcatlan has performed the thickening of tailings using the reagent Magnafloc 336 at the lower concentrations of 15 g/t to 25 g/t and producing tailings with approximately 55% solid content.

The reagent HychemAF304 (recommended at 25 g/t to 40 g/t concentrations) was also replaced with Magnafloc 336 (5 g/t to 10 g/t concentrations) for thickening the concentrate with no detrimental effect to the solid content percentage. In this way, the plant has made significant cost savings by reducing the quantity of flocculants used in the plant.

For additional information, see “Technical Information – San Jose Mine – Processing and Recovery Methods”.

Mineral Resources and Mineral Reserves

See “Technical Information – Summary of Mineral Reserve and Mineral Resource Estimates – San Jose Mine”.

Mineral Resource estimation involved the usage of drill hole and channel samples in conjunction with underground mapping to construct three-dimensional wireframes to define individual vein structures. Samples were selected inside these wireframes, coded, composited and top cuts were applied, if applicable. Boundaries were treated as hard, with statistical and geostatistical analysis conducted on composites identified in individual veins. Silver and gold grades were estimated into a geological block model consisting of 4 m x 4 m x 4 m selective mining units (“SMUs”) representing each vein. Primary veins including Bonanza, Trinidad, Fortuna and the Stockwork Zone, were estimated by Sequential Gaussian Simulation. Secondary veins were estimated by inverse power of distance. Estimated grades were validated globally, locally, visually and through production reconciliation prior to tabulation of the Mineral Resources.

The Mineral Reserve estimation procedure for the San Jose Mine is defined as follows:

•	Review of Mineral Resources in longitudinal sections and grade tonnage curves;

•	Evaluate location and dimensions of potential bridges and pillars based on mining methodology;

•	Identification of accessible Mineral Resources using current mining practices and based on the mine architecture;

•	Removal of inaccessible areas and material identified as pillars or bridges;

•	Removal of Inferred Mineral Resources;

•	Dilution of tonnes and grades based on factors estimated by the San Jose Mine planning department and determined from the six to twelve months of production preceding the Mineral Reserve estimation;

•	After obtaining the resources with diluted tonnages and grades, the value per tonne of each SMU is determined based on metal prices and metallurgical recoveries for each metal;

•

A breakeven cut-off grade is determined based on operational costs of production, processing, administration, commercial and general administrative costs (total operating cost in US$/t) and converted into a silver equivalent grade. If the silver equivalent grade of a SMU is higher than the breakeven cut-off grade, the SMU is considered as part of the Mineral Reserve; otherwise, the SMU is regarded as part of the Mineral Resource;

•	Depletion of Mineral Reserves and Mineral Resources exclusive of reserves relating to operational extraction between July 1 and December 31, 2015; and

•	Reconciliation of the reserve block model against mine production between July 1 and December 31, 2015 to confirm estimation parameters.

Mining Operations

The method chosen for underground mining at the San Jose Mine is overhand cut-and-fill which removes ore in horizontal slices starting from the bottom undercut and advancing upwards. When ore widths are greater than 8 m, a combination of overhand cut-and-fill and room-and-pillars has been selected as the best method for the conditions encountered. Mechanized mining is regarded as the only methodology suitable in all veins based on the geological structure and geotechnical studies, and utilizes a jumbo drill rig to drill blast holes, scoop trams for loading and trucks for ore haulage. Rock support is provided through rock bolts and shotcrete.

A break-even cut-off grade for the deposit was determined as 137 g/t Ag Eq based on existing operating costs (including exploitation and treatment costs, general expenses and administrative and commercialization costs), projected metal prices (gold at US$1,140/oz and silver at US$19/oz) and metallurgical recoveries (gold and silver recovery at 89%) and expected commercial terms. For the Taviche Oeste concession, an extra royalty was applied resulting in a cut-off grade of 140 g/t Ag Eq.

Applying the above cut-off grades, Datamine’s Minable Shape Optimizer (“MSO”) was used to develop indicative mineable envelopes to identify economically viable areas amenable to the proposed mining method. MSO utilizes key inputs to generate stope shape whereby the mined metal in relation to tonnage is optimized. The optimization is driven by the cut-off grade, mining extents, minimum and maximum stope widths, level spacing and minimum and maximum dip angles.

The stope design is optimized through the generation of minable areas, based on the following inputs:

(a)	Height of the operational slice; 6 m high has been considered for the optimization;

(b)	Width of the operational slice; a minimal operational width of 4 m was applied;

(c)	A breakeven cut-off equivalent to US$67.10/t;

(d)	Dip and strike of the vein; and

(e)	The resource block model.

MSO outputs were imported into Datamine’s 5D planner to evaluate and remove extraneous satellite stopes that are not conducive to practical and/or economic extraction. A mineable tonnage at a specific cut-off grade and three-dimensional wireframe are obtained which represent the mineable Mineral Reserves to be extracted. The result is used as an input for production and related development infrastructure planning and sequencing.

Processing and Recovery Operations

Expansion of the concentrate plant was successfully completed in June of 2016, taking the ore throughput capacity from 2,000 dry tpd to 3,000 dry tpd. The principal stages are as follows:

i

Crushing – Ore extracted from the mine is reduced in size to be fed to the mill. The ore is fed from the bottom of the hopper via a plate feeder into a jaw crusher that crushes the ore prior to it being transported via conveyors to the primary screen deck. Ore is continually crushed until it is fine ore capable of passing through 12.7 mm mesh, and is then sent to fine ore storage where it is stockpiled before being fed into the milling circuit.

ii

Milling – The fine ore is sent to ball mills used to further reduce the ore size. The ore is then classified using hydro-cyclones, generating fine ore and course ore. Coarse ore is recycled back into the mills for further grinding until it is finely ground.

iii

Flotation – Fine ore is put through two floatation stages which generate primary concentrate. Primary concentrate is cleaned in several stages to remove impurities before passing to the thickening stage.

iv

Thickening, filtering and shipping – Cleaned concentrate is sent to a thickening tank where particles are agglomerated and sediment is generated. The thickened solid is then pumped into a two-press type pressure filter where part of the water is eliminated and re-circulated into the process. The remaining concentrate cake is discharged into the concentrate storage for transportation. The underflow of the final bank of the second flotation (exhaustion) is sent to a thickening tank where a solid-liquid separation is performed through the application of a flocculating reagent that agglomerates fine particles into sediment. The pulp is pumped to a three press-type pressure filter where most of the water is eliminated and re-circulated back into the process. The remaining tailings cake is discharged to the tailings stock for transportation to the dry stack disposal area.

Project Infrastructure

The operation has a relatively small surface infrastructure consisting primarily of the concentration plant, electrical power station, water storage facilities, filtered dry stack tailings facility, stockpiles and workshop facilities, all connected by unsealed roads. Additional structures located at the property include offices, a dining hall, a laboratory and core logging and core storage warehouses. The tailings storage facility is located approximately 1,500 m to the southwest of the concentration plant.

Experienced underground miners live in the nearby towns of Ocotlan and Oaxaca, in addition to other local towns in the district, and are transported to the property by bus. Water for the process plant and mining operations is sourced from the tailings storage facility and, since 2010, from a waste water treatment plant operated by Minera Cuzcatlan, located in the town of Ocotlan de Morelos.

Minera Cuzcatlan is in compliance with environmental regulations and standards set in Mexican law, and has complied with all laws, regulations, norms and standards at every stage of operation of the mine. Minera Cuzcatlan has an environmental commitment related to the remediation of the current mining facilities located on the Progreso and Reduccion Taviche Oeste concessions. Minera Cuzcatlan is obligated to set aside US$6.7 million over a 10-year period to cover remediation and closure requirements. These programs are ongoing with funds assigned to various projects on an annual basis. To the extent known, all permits that are required by Mexican law for the mining operation have been obtained.

Minera Cuzcatlan’s Community Relations department promotes the sustainable development of the San Jose Mine’s neighboring communities. From 2011 to 2015, Minera Cuzcatlan has signed an economic agreement with the community of San Jose del Progreso in which US$3.8 million has been invested in sustainable development, health and nutrition, education, culture, communication and dialogue.

Capital and Operating Costs

See “Technical Information – Summary of Capital and Operating Costs – San Jose Mine”.

Exploration, Development, and Production

Since September 2011, Minera Cuzcatlan has successfully managed the operation of the San Jose Mine, processing over 2.7 Mt of ore from its underground mining operation and producing 16.8 Moz of silver and 132 koz of gold. During this period considerable investment was made to expand the processing plant and increase the capacity of the tailings dam.

Minera Cuzcatlan continues developing sustainable annual programs for the benefit of local communities, including educational, nutritional and economic programs. The above mentioned social and environmental responsibilities support a good relationship between the company and local communities. This will aid the development and continuity of the mining operation and improve the standard of living and economies of local communities.

Short-term mine plans must be developed in accordance with long-term plans to ensure the mine’s production results are consistent with its budget. As disclosed in the San Jose Technical Report, recommended work programs for 2016 included:

1)

Plant expansion. This project involved the expansion of the production plant, consisting of equipment and construction to increase production to 3,000 tpd. The estimated cost of this project was US$21.86 million.

2)

Mine Development Program. This activity was designed to prepare the high-grade mineralized Stockwork Zone at the 1,100 level in order to sustain production in 2016. Additionally, the development will aim to reach the 1,100 and 1,000 level to complete the access and to commence the required infrastructure in the Trinidad North discovery area at the 1,100 level.

3)

Tailings handling facility. This project was divided into three areas: (i) the paste fill plant, (ii) the tailing filtration plant and (iii) the dry tailing deposit. The purpose of the paste fill plant is to re-utilize part of the tailings (comprising 30% of the fill) in order to backfill the mine. The tailing filtration plant will mainly serve two purposes: (i) to help recover approximately 86% of the water from the tailings to be re-used in the plants flotation cycle and (ii) to create a better quality of dry tailings which will have a lesser impact on the environment. The dry tailings deposit will consist of platforms at different levels, for the stacking, laying and compaction of dry tailings. The project was budgeted to cost US$4.5 million.

4)

Delineation (infill) drilling. In 2016, Minera Cuzcatlan planned to continue the delineation drilling from underground mainly in the Trinidad North area. The goal of the program was to convert a total of 1.6 Mt of Inferred Mineral Resource to the category of Indicated Mineral Resource, representing an estimated 21 Moz Ag Eq. To achieve this, 64 drill holes totaling 11,000 m were planned at a budgeted cost of US$1.7 million.

5)

Brownfields exploration. Fortuna assigned US$8.2 million in 2016 for brownfields exploration of the San Jose district. This was planned to include 22,000 m of diamond drilling and the development of a 1,500 m underground exploration drift that will allow better access to explore the northern extension of the Trinidad North vein system.

RISK FACTORS

Investing in the Offered Shares involves a high degree of risk. In addition to the other information contained in this short form prospectus and the documents incorporated for reference, you should carefully consider the risks described below before purchasing the Offered Shares. If any of the following risks actually occur, the Company’s business, financial condition, results of operations and prospects could materially suffer. As a result, the trading price of the Company’s securities, including the Offered Shares, could decline, and you might lose all or part of your investment. The risks set out below and incorporated by reference in this short form prospectus are not the only risks the Company faces; risks and uncertainties not currently known to the Company or that the Company currently deems to be immaterial may also materially and adversely affect its business, financial condition, results of operations and prospects. You should also refer to the other information set forth or incorporated by reference in this short form prospectus, including the Company’s consolidated financial statements and related notes.

Risks Relating to the Company’s Business Operations

The Company’s operations are subject to operating hazards and risks incidental to mining operations.

Mining operations generally involve a high degree of risk. Operations in which the Company has a direct or indirect interest, including the Caylloma Mine, the San Jose Mine and the Lindero Project, will be subject to all of the hazards and risks normally incidental to exploration, development and operational activities, including fire, explosions, floods, structural collapses, industrial accidents, unusual or unexpected geological conditions, ground control problems, power outages, pollution, industrial water shortages, inclement weather, cave-ins and mechanical equipment failure. Any such hazards could result in work stoppages, damage to or destruction of mines and other producing facilities, damage to life and property, environmental damage and possible legal liability for any or all damages. The Company may become subject to liability for hazards against which it cannot insure or against which it may elect not to insure. Any compensation for such liabilities may have a material adverse effect on the Company’s financial position.

Mineral Resources, Mineral Reserves and precious metal recoveries are estimated.

There is a degree of uncertainty attributable to the estimation of Mineral Resources, Mineral Reserves and expected mineral grades. The Mineral Resource and Mineral Reserve estimates included or incorporated by reference in this short form prospectus have been determined and valued based on assumed future prices, cut-off grades and operating costs. However, until mineral deposits are actually mined and processed, Mineral Resources and Mineral Reserves must be considered as estimates only. Any such estimates are expressions of judgment based on knowledge, mining experience, analysis of drilling results and industry practices.

Mineral Resources and Mineral Reserves may require revision based on actual production experience. Market fluctuations in the price of metals, as well as increased production costs and reduced recovery rates, may render certain Mineral Reserves uneconomic and may ultimately result in a restatement of Mineral Resources and/or Mineral Reserves. Short-term operating factors relating to the Mineral Resources and Mineral Reserves, such as the need for sequential development of ore bodies, may adversely affect the Company’s profitability in any accounting period. Estimates of operating costs are based on assumptions including those relating to inflation and currency exchange, which may prove incorrect. Estimates of mineralization can be imprecise and depend upon geological interpretation and statistical inferences drawn from drilling and sampling analysis, which may prove to be unreliable. In addition, the grade and/or quantity of precious metals ultimately recovered may differ from that indicated by drilling results. There can be no assurance that precious metals recovered in small scale tests will be duplicated in large scale tests under onsite conditions or in production scale. Amendments to mine plans and production profiles may be required as the amount of Mineral Resources changes or upon receipt of further information during the implementation phase of the project. Extended declines in market prices for gold, silver and other metals may render portions of the Company’s mineralization uneconomic and result in reduced reported mineralization. Any material reduction in estimates of mineralization, or in the Company’s ability to develop its properties and extract and sell such minerals, could have a material adverse effect on the Company’s results of operations or financial condition.

The Company’s capital and operating costs, production schedules and economic returns are based on certain assumptions which may prove to be inaccurate.

The Company’s expected capital and operating costs, production estimates, anticipated economic returns and other projections, estimates and forecasts for its mineral properties that are included or incorporated by reference in this short form prospectus or included in any technical reports, scoping studies, Pre-Feasibility Studies and Feasibility Studies prepared for or by the Company are based on assumed or estimated future metals prices, cut-off grades, operating costs, capital costs, metallurgical recoveries, environmental considerations, labour volumes, permitting and other factors, any of which may prove to be inaccurate. As a result, technical reports, scoping studies, Pre-Feasibility Studies and Feasibility Studies prepared for or by the Company may prove to be unreliable.

The Company’s capital and operating costs are affected by the cost of commodities and goods such as steel, cement, explosives, fuel, electrical power and supplies, including reagents. Significant declines in market prices for gold, silver and other metals could have an adverse effect on the Company’s economic projections. Management assumes that the materials and supplies required for operations will be available for purchase and that the Company will have access to the required amount of sufficiently skilled labour. As the Company relies on certain third-party suppliers and contractors, these factors can be outside its control and an increase in the costs of, or a lack of availability of, commodities, goods and labour may have an adverse impact on the Company’s financial condition. The Company may experience difficulty in obtaining the necessary permits for its exploration, development or operational activities, if such permits are obtained at all, and may face penalties as a result of violations of permits or other environmental laws, which may cause delays and increases to projected budgets. Any of these discrepancies from the Company’s expected capital and operating costs, production schedules and economic returns could cause a material adverse effect on the Company’s business, financial condition and results of operations.

The development of the Company’s properties requires substantial exploration, expenditure and the development of infrastructure.

Development of the Company’s non-producing properties, including the Lindero Project, will only follow upon obtaining satisfactory exploration and engineering results that confirm economically recoverable and saleable volumes of minerals and metal as well as the legality of such development. The business of mineral exploration and development is speculative in nature and involves a high degree of risk, as few properties which are explored are ultimately developed into producing mines. There is no assurance that the Company’s mineral exploration and development activities will result in any discoveries of Mineral Reserves. The long-term profitability of the Company’s operations will be in part directly related to the cost and success of its exploration programs, which may be affected by a number of factors.

Development of the Company’s non-producing projects will require the construction and operation of mines, processing plants and related infrastructure. As a result, the Company is and will continue to be subject to all of the risks associated with establishing new mining operations, including:

•	the timing and cost, which can be considerable, of the construction of mining and processing facilities;

•	the availability and cost of skilled labour, mining equipment and principal supplies needed for operations;

•	the availability and cost of appropriate smelting and refining arrangements;

•	the need to maintain necessary environmental and other governmental approvals and permits;

•	the availability of funds to finance construction and development activities;

•	potential opposition from non-governmental organizations, environmental groups, local groups or other stakeholders which may delay or prevent development activities; and

•	potential increases in construction and operating costs due to changes in the cost of labour, fuel, power, materials and supplies.

Substantial expenditures are required to establish Mineral Resources and Mineral Reserves through drilling and development and for mining and processing facilities and infrastructure. No assurance can be given that minerals will be discovered in sufficient quantities to justify commercial operations or that the funds required for development can be obtained on a timely basis. Economic feasibility of a project is based on several other factors including anticipated metallurgical recoveries, environmental considerations and permitting, future metal prices, and timely completion of the development plan.

Completion of the development of the Company’s advanced projects is subject to various requirements, including the availability and timing of acceptable arrangements for power, water, transportation, access and facilities. The lack of, or delay in, availability of any one or more of these items could prevent or delay development of the Company’s advanced projects. There can be no assurance that adequate infrastructure, including road access, will be built, that it will be built in a timely manner or that the cost of such infrastructure will be reasonable or that it will sufficiently satisfy the requirements of the advanced projects. As well, accidents or sabotage could affect the provision or maintenance of adequate infrastructure.

The Company’s operations require water, and the San Jose Mine is located in a region where water is scarce. While the Company believes it holds sufficient water rights to support its current operations, future developments could limit the amount of water available to the Company. New water development projects, or climatic conditions such as extended drought, could adversely affect the Company. There can be no guarantee that the Company will be successful in maintaining adequate supplies of water for its operations.

The Company’s operations are subject to extensive environmental regulation.

All phases of the Company’s operations are subject to environmental regulation in the various jurisdictions in which it operates. These laws address emissions into the air, discharges into water, management of waste, management of hazardous substances, protection of natural resources, antiquities and endangered species and reclamation of lands disturbed by mining operations. The Company’s operations generate chemical and metals depositions in the form of tailings. The Company’s ability to obtain, maintain and renew permits and approvals and to successfully develop and operate mines may be adversely affected by real or perceived impacts associated with the Company’s activities or of other mining companies that affect the environment, human health and safety. Environmental hazards may exist on the Company’s properties which are unknown to the Company at present and were caused by previous or existing owners or operators of the properties, for which the Company could be held liable.

Environmental legislation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. Compliance with environmental laws and regulations may require significant capital outlays on behalf of the Company and may cause material changes or delays in the Company’s intended activities. Failure to comply with applicable environmental laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities, causing operations to cease or be curtailed. Such enforcement actions may include the imposition of corrective measures requiring capital expenditure, installation of new equipment or remedial action. There is no assurance that future changes in environmental regulation, if any, will not adversely affect the Company’s operations.

The Company’s business is sensitive to nature and climate conditions.

The Company and the mining industry are facing continued geotechnical challenges, which could adversely impact the Company’s production and profitability. Unanticipated adverse geotechnical and hydrological conditions, such as landslides, floods, seismic activity, droughts and pit wall failures, may occur in the future and such events may not be detected in advance. Geotechnical instabilities and adverse climatic conditions can be difficult to predict and are often affected by risks and hazards outside of the Company’s control, such as severe weather and considerable rainfall. Geotechnical failures could result in limited or restricted access to mine sites, suspension of operations, government investigations, increased monitoring costs, remediation costs, loss of ore and other impacts, which could cause one or more of the Company’s projects to be less profitable than currently anticipated and could result in a material adverse effect on the Company’s business results of operations and financial position.

The Company’s operations are subject to political and other risks in the countries in which it operates.

The Company currently conducts, or plans to conduct, exploration, development and production activity in a number of countries, including Peru, Mexico and Argentina. There are uncertainties in these regions regarding future changes in applicable laws related to exploration, development and mining operations. For instance, in January 2014, amendments to the Mexican federal corporate income tax law required titleholders of mining concessions to pay annually a 7.5% duty of their mining related profits and a 0.5% duty on revenues obtained from the sale of gold, silver and platinum, effective March 2015. Additionally, the State of Oaxaca in Mexico has a history of social conflicts and political agitation which can lead to public demonstrations and blockades that can from time to time affect the Company’s operations. On December 7, 2016, the House of Representatives in Argentina approved a package of bills to introduce a series of amendments to the income tax law. Among the new taxes imposed, the House of Representatives restored export duties to minerals which had been abrogated by the recently elected government of President Mauricio Macri. The Senate approved certain amendments of the package of bills but in particular did not approve the restoration of export duties to minerals. There is no guarantee that future attempts to restore such export duties will not be made. The Company is not able to determine the impact of other potential political and country risks on its future financial position, which include:

•	cancellation or renegotiation of contracts;

•	changes in foreign laws or regulations;

•	changes in tax laws;

•	royalty and tax increases or claims by governmental entities;

•	retroactive tax or royalty claims;

•	expropriation or nationalization of property;

•	inflation of costs that is not compensated by a currency devaluation;

•	restrictions on the remittance of dividend and interest payments offshore;

•	environmental controls and permitting;

•	opposition from local community members or non-governmental organizations;

•	civil strife, acts of war, guerrilla activities, insurrection and terrorism, and

•	other risks arising out of foreign sovereignty over the areas in which the Company’s operations are conducted.

Such risks could potentially arise in any country in which the Company operates. The Company may also evaluate business opportunities in other jurisdictions where such risks may exist. Furthermore, in the event of a dispute arising from such activities, the Company may be subject to the exclusive jurisdiction of courts outside North America or may not be successful in subjecting persons to the jurisdiction of the courts in North America, which could adversely affect the outcome of a dispute.

The Company is subject to extensive government regulations and permit requirements.

Operations, development and exploration on the Company’s properties are affected to varying degrees by political stability and government regulations relating to such matters as environmental protection, health, safety and labour, mining law reform, restrictions on production, price controls, tax increases, maintenance of claims, tenure, and expropriation of property. Failure to comply with applicable laws and regulations may result in fines or administrative penalties or enforcement actions, including orders issued by regulatory or judicial authorities enjoining or curtailing operations or requiring corrective measures, installation of additional equipment or remedial actions, any of which could result in the Company incurring significant expenditures.

The activities of the Company require licenses and permits from various governmental authorities. The Company currently has been granted the requisite licenses and permits to enable it to carry on its existing business and operations. The Company has also been granted the principal licenses and permits necessary for exploration and construction of the Lindero Project. Pending licenses for the Lindero Project are standard municipal permits to initiate earthworks and construction activities. There can be no assurance that the Company will be able to obtain all the necessary licenses and permits which may be required to carry out exploration, development and mining operations for its projects in the future. The Company might find itself in situations where the state of compliance with regulation and permits can be subject to interpretation and challenge from authorities that could carry risk of fines or temporary stoppage.

The Company’s mining concessions may be terminated in certain circumstances.

Under the laws of the jurisdictions where the Company’s operations, exploration and development projects and prospects are located, Mineral Resources belong to the state and governmental concessions are required to explore for, and exploit, Mineral Reserves. The Company holds mining, exploration and other related concessions in each of the jurisdictions where it is operating and where it is carrying on development projects and prospects. The concessions held by the Company in respect of its operations, exploration and development projects and prospects may be terminated under certain circumstances, including where minimum production levels are not achieved by the Company (or a corresponding penalty is not paid), if certain fees are not paid or if environmental and safety standards are not met. Termination of any of the Company’s concessions could have a material adverse effect on the Company’s business, financial condition or results of operations.

Opposition of the Company’s exploration, development and operational activities may adversely affect the Company’s reputation, its ability to receive mining rights or permits and its current or future activities.

Maintaining a positive relationship with the communities in which the Company operates, including with respect to the Caylloma Mine, the San Jose Mine and the Lindero Project, is critical to continuing successful exploration and development. Community support for operations is a key component of a successful exploration or development project. Various international and national laws, codes, resolutions, conventions, guidelines and other materials relating to corporate social responsibility (including rights with respect to health and safety and the environment) may also require government consultation with communities on a variety of issues affecting local stakeholders, including the approval of mining rights or permits.

The Company may come under pressure in the jurisdictions in which it explores or develops to demonstrate that other stakeholders benefit and will continue to benefit from its commercial activities. Local stakeholders and other groups may oppose the Company’s current and future exploration, development and operational activities through legal or administrative proceedings, protests, roadblocks or other forms of public expression against the Company’s activities. Opposition by such groups may have a negative impact on the Company’s reputation and its ability to receive necessary mining rights or permits. Opposition may also require the Company to modify its exploration, development or operational plans or enter into agreements with local stakeholders or governments with respect to its projects, in some cases causing considerable project delays. Any of these outcomes could have a material adverse effect on the Company’s business, financial condition, results of operations and Common Share price.

The Company is faced with uncertainty of funding for exploration and development.

The Company’s operating cash flow from the Caylloma Mine and the San Jose Mine may not be sufficient to cover the current and future costs of exploration and development of the Company’s other, non-producing properties, including the Lindero Project. Exploration and development activities may be dependent upon the Company’s ability to obtain financing through joint ventures, equity or debt financing or other means. There can be no assurance that the Company will be able to obtain additional financing or that the terms of such financing will be favorable. Failure to obtain such additional financing could result in delay or indefinite postponement of further exploration and development of some of its projects.

The Company is substantially reliant on the Caylloma Mine and the San Jose Mine.

All of the Company’s revenues were generated by the Caylloma Mine until September 2011, when commercial production commenced at the San Jose Mine. For 2017, the Company anticipates that all of its revenue will come from the Caylloma Mine and the San Jose Mine. Unless the Company develops the Lindero Project or acquires or develops additional properties or projects, the Company will remain largely dependent upon the operation of the Caylloma Mine and the San Jose Mine for its future revenue and profits, if any. If for any reason production at either mine was reduced or stopped, the Company’s revenues and profits would decrease significantly.

The title to the Company’s properties could be challenged or impugned.

Although the Company has or will receive title opinions for any properties in which it has a material interest, there is no guarantee that title to such properties will not be challenged or impugned. The Company has not conducted surveys of the claims in which it holds direct or indirect interests and, therefore the precise area and location of the properties may be in doubt. The Company’s properties may be subject to prior unregistered agreements or transfers or native land claims and title may be affected by unidentified or unknown defects. Title insurance is generally not available for mineral properties and the Company’s ability to ensure that it has obtained secure claims to individual mineral properties or mining concessions may be constrained. A successful challenge to the Company’s title to a property or to the precise area and location of a property could cause delays or stoppages to the Company’s exploration, development or operating activities without reimbursement to the Company. Any such delays or stoppages could have a material adverse effect on the Company’s business, financial condition and results of operations.

Additional businesses and assets that the Company acquires may not be successfully integrated.

The Company undertakes evaluations from time to time of opportunities to acquire additional mining assets and businesses. In particular, the Company completed its acquisition of Goldrock in July 2016. Any such acquisitions may be significant in size, may change the scale of the Company’s business, may require additional capital, and/or may expose the Company to new geographic, political, operating, financial and geological risks. The Company’s success in its acquisition activities depends on its ability to identify suitable acquisition candidates, acquire them on acceptable terms, and integrate their operations successfully. Any acquisitions would be accompanied by risks such as:

•	a significant decline in the relevant metal price after the Company commits to complete an acquisition on certain terms;

•	the quality of the mineral deposit acquired proving to be lower than expected;

•	the difficulty of assimilating the operations and personnel of any acquired companies;

•	the potential disruption of the Company’s ongoing business;

•	the inability of management to realize anticipated synergies and maximize the financial and strategic position of the Company;

•	the failure to maintain uniform standards, controls, procedures and policies;

•	the impairment of relationships with employees, customers and contractors as a result of any integration of new management personnel; and

•	the potential unknown liabilities associated with acquired assets and businesses.

There can be no assurance that any assets or business acquired will prove to be profitable or that the Company will be able to integrate the required businesses successfully, which could slow the Company’s rate of expansion and cause the Company’s business, results of operations and financial condition to suffer.

The Company may need additional capital to finance future acquisitions. There can be no assurance that such financing would be available, on favourable terms or at all. If the Company obtains further debt financing, it will be exposed to the risk of leverage and its operations could become subject to restrictive loan and lease covenants and undertakings. If the Company obtains equity financing, existing shareholders may suffer dilution. There can be no assurance that the Company would be successful in overcoming these risks or any other problems encountered in connection with such financings.

The Company is dependent on key personnel.

The Company is dependent on a number of key management and employee personnel. The Company’s ability to manage its exploration, development, construction and operating activities, and hence its success, will depend in large part on the ability to retain current personnel and attract and retain new personnel, including management, technical and unskilled employees. The loss of the services of one or more key management personnel, as well as a prolonged labor disruption, could have a material adverse effect on the Company’s ability to successfully manage and expand its affairs.

The Company will be required to recruit additional personnel and to train, motivate and manage its employees. The international mining industry is very active and the Company is facing increased competition for personnel in all disciplines and areas of operation, including geology and project management, and there can be no assurance that it will be able to retain current personnel and attract and retain new personnel. Incentive provisions for the Company’s key executives include the granting of stock options and various share units that vest over time, designed to encourage such individuals to stay with the Company. However, a low Common Share price, whether as a result of disappointing progress in the Company’s exploration, development, construction or operating activities or as a result of market conditions generally, could render such agreements of little value to the Company’s key executives. In such event, the Company’s key executives could be susceptible to being hired away by the Company’s competitors who could offer a better compensation package. If the Company is unable to attract and retain key personnel, its business, financial conditions and results of operations may be adversely affected.

The Company relies on local counsel and advisors and the experience of its management and board of directors in foreign jurisdictions.

The Company holds interests in mining and exploration properties in Peru, Mexico, Argentina, Serbia and the United States. The legal and regulatory requirements in certain of these countries with respect to mineral exploration and mining activities, as well as local business customs and practices are different from those in Canada and the United States. The officers and directors of the Company must rely, to a great extent, on the Company’s local legal counsel and local consultants retained by the Company in order to keep abreast of material legal, regulatory and governmental developments as they pertain to and affect the Company’s business operations, and to assist the Company with its governmental relations. The Company must rely, to some extent, on those members of management and the Company’s board of directors who have previous experience working and conducting business in these countries in order to enhance its understanding of and appreciation for the local business customs and practices. The Company also relies on the advice of local experts and professionals in connection with current and new regulations that develop in respect of banking, financing, labour, litigation and tax matters in these countries. There can be no guarantee that reliance on such local counsel and advisors and the Company’s management and board of directors will result in compliance at all times with such legal and regulatory requirements and business customs and practices. Any such violations could result in a material adverse effect on the Company’s business, financial condition and results of operations.

Certain of the Company’s directors and officers may have conflicts of interest.

Jorge Ganoza Durant, Simon Ridgway, Mario Szotlender, Robert Gilmore, David Farrell, David Laing, and Luis Ganoza Durant also serve as directors and/or officers of other companies involved in natural resource exploration and development and consequently there exists the possibility for such directors and officers to be in a position of conflict. To the extent that such other companies may participate in ventures that the Company may also participate in, or in ventures that the Company may seek to participate in, the Company’s directors and officers may have a conflict of interest in negotiating and concluding terms respecting the extent of such participation. As a result of these potential conflicts of interests, the Company may miss the opportunity to participate in certain transactions. In all cases where the Company’s directors and officers have an interest in other companies, such other companies may also compete with the Company for the acquisition of mineral property investments. Such conflicts of the Company’s directors and officers may result in a material and adverse effect on its business, financial condition and results of operations.

The insurance coverage on the Company’s operations may be inadequate.

Insurance against certain environmental risks, including potential liability for pollution and other hazards as a result of the disposal of waste products occurring from production, is not generally available to companies within the mining industry. As well, the Company does not currently have any insurance that specifically covers its activities involving the Lindero Project. There is no assurance that the Company’s insurance will be adequate to cover all liabilities or that it will continue to be available and at terms that are economically acceptable. Losses from un-insured or under-insured events may cause the Company to incur significant costs that could have a material adverse effect on its business and financial condition.

The Company must comply with the Sarbanes-Oxley Act.

The Sarbanes-Oxley Act (“SOX”) requires an annual assessment by management of the effectiveness of the Company’s internal control over financial reporting. Beginning with the Company’s 2016 fiscal year, its auditors will also be required to attest to the effectiveness of the Company’s internal control over financial reporting. The Company may fail to maintain the adequacy of its internal control over financial reporting as such standards are modified, supplemented or amended from time to time. If this occurs, the Company may not be able to conclude, on an ongoing basis, that it has effective internal control over financial reporting in accordance with Section 404 of SOX and the Company’s auditors may issue an adverse opinion on the effectiveness of its internal control over financial reporting. The Company’s failure to satisfy the requirements of Section 404 of SOX on an ongoing, timely basis could result in the loss of investor confidence in the reliability of the Company’s financial statements, which in turn could harm its business and negatively impact the trading price or the market value of its securities. In addition, any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm the Company’s operating results or cause it to fail to meet its reporting obligations. Future acquisitions of companies, if any, may provide the Company with challenges in implementing the required processes, procedures and controls in its acquired operations. No evaluation can provide complete assurance that the Company’s internal control over financial reporting will detect or uncover all failures of persons within the Company to disclose material information otherwise required to be reported. The effectiveness of the Company’s processes, procedures and controls could also be limited by simple errors or faulty judgments. As the Company continues to expand, the challenges involved in implementing appropriate internal control over financial reporting will increase and will require that the Company continue to monitor its internal control over financial reporting. Although the Company intends to expend substantial time and incur substantial costs, as necessary, to ensure ongoing compliance, it cannot be certain that it will be successful in complying with Section 404 of SOX.

The Company may be responsible for corruption and anti-bribery law violations.

The Company’s business is subject to the Foreign Corrupt Practices Act (the “FCPA”) and the Corrupt Foreign Public Officials Act (the “CFPOA”), which generally prohibit companies and company employees from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. The FCPA also requires companies to maintain accurate books and records and internal controls, including at foreign-controlled subsidiaries. Since all of the Company’s presently held interests are located in Peru, Mexico and Argentina, there is a risk of potential FCPA violations. In addition, the Company is subject to the anti-bribery laws of Peru, Mexico, Argentina and of any other countries in which it conducts business in the future. The Company’s employees or other agents may, without its knowledge and despite its efforts, engage in prohibited conduct under the Company’s policies and procedures and the FCPA, the CFPOA or other anti-bribery laws for which the Company may be held responsible. If the Company’s employees or other agents are found to have engaged in such practices, the Company could suffer severe penalties and other consequences that may have a material adverse effect on its business, financial condition and results of operations.

The Company may be subject to legal proceedings that arise in the ordinary course of business.

Due to the nature of its business, the Company may be subject to regulatory investigations, claims, lawsuits and other proceedings in the ordinary course of its business. The Company’s operations are subject to the risk of legal claims by employees, unions, contractors, lenders, suppliers, joint venture partners, shareholders, governmental agencies or others through private actions, class actions, administrative proceedings, regulatory actions or other litigation. Plaintiffs may seek recovery of very large or indeterminate amounts, and the magnitude of the potential loss relating to such lawsuits may remain unknown for substantial periods of time. Defense and settlement costs can be substantial, even with respect to claims that have no merit. The results of these legal proceedings cannot be predicted with certainty due to the uncertainty inherent in litigation, including the effects of discovery of new evidence or advancement of new legal theories, the difficulty of predicting decisions of judges and juries and the possibility that decisions may be reversed on appeal. The litigation process could, as a result, take away from the time and effort of the Company’s management and could force the Company to pay substantial legal fees or penalties. There can be no assurances that the resolutions of any such matters will not have a material adverse effect on the Company’s business, financial condition and results of operations.

General economic conditions could impact the Company’s business.

Turmoil in global financial markets in recent years has had a profound impact on the global economy. Many industries, including the precious and base metals mining industry, have been impacted by these market conditions. Some of the key impacts have included contraction in credit markets resulting in a widening of credit risk, devaluations and high volatility in global equity, commodity, foreign exchange and precious metal markets, and a lack of market liquidity. The sovereign debt crisis in Europe and the recent economic slowdown in China have been some of the most visible risks to world financial stability. A continued or worsened slowdown in economic conditions, including, but not limited to, consumer spending, employment rates, business conditions, inflation, fuel and energy costs, consumer debt levels, lack of available credit, the state of the financial markets, interest rates, and tax rates may adversely affect the Company’s growth and profitability. Specifically:

•	a new global credit/liquidity crisis could impact the cost and availability of financing and the Company’s overall market liquidity;

•	the volatility of metal prices could impact the Company’s revenues, profits, losses and cash flow;

•	volatile energy prices, commodity and consumables prices and currency exchange rates could impact the Company’s production costs or projected economic returns; and

•	the devaluation and volatility of global stock markets, which are not related to the Company’s operations or assets, could impact the valuation of the Company’s equity and other securities.

These factors could have a material adverse effect on the Company’s financial condition and results of operations.

The Company faces intense competition.

The mining industry is intensely competitive in all of its phases. Much of the Company’s competition is from larger mining companies with greater liquidity, greater access to credit and other financial resources, and that may have newer or more efficient equipment, lower cost structures, more effective risk management policies and procedures and/or greater ability than the Company to withstand losses. The Company’s competitors may be able to respond more quickly to new laws, regulations or emerging technologies, or devote greater resources to the expansion of their operations, than the Company can. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties. Competition could adversely affect the Company’s ability to acquire suitable new producing properties or properties for exploration and development in the future. Competition could also affect the Company’s ability to raise financing to fund the exploration and development of its properties or to hire qualified personnel. The Company may not be able to compete successfully against current and future competitors, and any failure to do so could have a material adverse effect on the Company’s business, financial condition or results of operations.

Metal prices and the marketability of metals acquired or discovered by the Company may be affected by factors beyond the Company’s control.

The marketability of metals acquired or discovered by the Company may be affected by numerous factors which are beyond the Company’s control and which cannot be accurately foreseen or predicted, such as market fluctuations, the global marketing conditions for precious and base metals, the proximity and capacity of milling facilities, metal markets and processing equipment and government regulations, including regulations relating to royalties, allowable production, importing and exporting metals and environmental protection.

The price of silver, gold or other metals fluctuates widely and is affected by numerous factors beyond the Company’s control, such as the sale or purchase of metals by various central banks and financial institutions, interest rates, exchange rates, inflation or deflation, fluctuation in the value of the United States dollar and foreign currencies, global and regional supply and demand, the political and economic conditions of major metal-producing countries throughout the world, and the cost of substitutes, inventory levels and carrying charges.

The price of the Common Shares and the Company’s financial results and exploration, development and mining activities may in the future be significantly adversely affected by declines in the price of silver, gold or other metals. Declining metal prices can impact operations by requiring a reassessment of the feasibility of a particular project. Such a reassessment may be the result of a management decision or may be required under financing arrangements related to a particular project. The continued exploration and development of or commercial production from the Company’s properties may no longer be economically viable if serious price declines in the market value of silver, gold or other metals occur. Even if exploration, development or production is ultimately determined to be economically viable, the need to conduct such a reassessment may cause substantial delays or may interrupt operations until the reassessment can be completed. Depending on the price of silver, gold and other metals, cash flow from mining operations may not be sufficient and the Company’s financial condition and results of operations may be adversely affected. The Company may lose its interest in, or may be forced to sell, some of its properties as a result. If any such circumstances occur, the price of the Common Shares may be significantly adversely affected.

The Company may suffer adverse effects arising from fixed price commodity forward and option contracts for base metals production.

From time to time the Company may enter into agreements to receive fixed prices on any metal production to offset the risk of revenue losses if commodity prices decline; however, if commodity prices increase beyond the levels set in such agreements, the Company will not benefit from such increases and could suffer adverse effects to its business, financial position and results of operations as a result.

The Company may be adversely affected by operating expense exchange rate fluctuations.

The Company’s activities and operations in Mexico, Peru and Argentina make it subject to foreign currency fluctuations. Although the Company uses U.S. dollars as the currency for the presentation of its financial statements, the Company’s operating expenses are incurred in Mexican and Argentine Pesos and Peruvian Sol in proportions that will typically range between 40% and 60% of total expenses, depending on the country. The fluctuation of these currencies in relation to the U.S. dollar will consequently have an impact upon the profitability of the Company’s mineral properties and therefore its ability to continue to finance its exploration, development and operations. Such fluctuations may also affect the value of the Company’s assets and shareholders’ equity. Future exploration, development and operational plans may need to be altered or abandoned if actual exchange rates for these currencies are less than or more than the rates estimated in any such future plans. To date, the Company has not entered into any agreements or purchased any instruments to hedge possible currency risks. The Company cannot be sure that any hedging techniques it may implement in the future will be successful or that its business, financial condition, and results of operations will not be materially adversely affected by exchange rate fluctuations.

The Company is subject to fluctuating concentrate treatment charges and transportation costs.

The Company has entered into agreements to sell its concentrate production from the Caylloma Mine and the San Jose Mine for 2017. Smelting and refining rates are similar to contract rates established for 2016. There is no assurance that the Company will be able to enter into smelting and refining contracts at similar competitive terms beyond 2017. The cost of transporting concentrate from the mines to the smelters is dependent on, among other things, the concentrate destination. Transportation-related costs have been volatile over the last several years and could continue to be volatile due to a number of factors, including changes in the price of oil or a shortage in the number of vessels available to ship concentrate to smelters. Increases in these rates would have an adverse impact on the Company’s results of operations and financial condition.

The Company may not have reserved sufficient monies to cover the costs associated with reclamation.

Land reclamation requirements are generally imposed on companies with mineral exploration, development and operations activity in order to minimize long-term effects of land disturbance. Reclamation may include requirements to treat ground and surface water to drinking water standards, control dispersion of potentially deleterious effluent and reasonably re-establish pre-disturbance land forms and vegetation. In order to carry out reclamation obligations imposed on the Company in connection with exploration, development and production activities, the Company must allocate financial resources that might otherwise be spent on further exploration and development programs. The actual costs of reclamation and mine closure are uncertain and planned expenditures may differ from the actual expenditures required. There is a risk that monies allotted for land reclamation may not be sufficient to cover all risks, due to changes in the nature of the waste rock or tailings and/or revisions to government regulations. Therefore, additional funds, or reclamation bonds or other forms of financial assurance, may be required over the tenure of any of the Company’s projects to cover potential risks. These additional costs may have material adverse impact on the Company’s business, financial condition and results of operations.

Risks Relating to the Offered Shares

The market price of the Company’s Common Shares is volatile.

In recent years, the securities markets in the United States and Canada have experienced a high level of price and volume volatility, and the market prices of securities of many mining companies have experienced wide fluctuations in price which have not necessarily been related to the operating performance, underlying asset values or prospects of such companies. In particular, the per share closing price of the Common Shares on the TSX fluctuated from a high of C$12.28 to a low of C$2.96 and on the NYSE from a high of US$9.75 to a low of US$2.00 during the 12-month period ending January 23, 2017. There can be no assurance that continual fluctuations in price will not occur.

There are many factors that may influence such volatility. Macroeconomic conditions in North America, Peru, Mexico or Argentina and changes in the laws and regulations of these regions may have a negative effect on the development prospects, timelines or relationships for the Company’s properties. Negative changes in the public’s perception of the Company’s prospects or of mining companies in general could cause the price of the Company’s securities, including the price of the Common Shares, to decrease dramatically. The price of the Common Shares is also likely to be affected by short-term changes in precious metal prices or other mineral prices, currency exchange fluctuations, the Company’s financial condition or results of operations and the extent of research analyst coverage of its securities.

Securities class action litigation often has been brought against companies following periods of volatility in the market price of their securities. The Company may in the future be the target of similar litigation. Securities litigation could result in substantial costs and damages and divert management’s attention and resources.

Shareholders may suffer dilution as a result of subsequent offerings of the Common Shares or securities convertible into the Common Shares.

The Company may sell additional equity securities in subsequent offerings (including through the sale of securities convertible into equity securities) and may issue additional equity securities to finance operations, exploration, development, acquisitions or other projects. The Company may also issue Common Shares as a result of exercises of the Company’s outstanding stock options or Common Share purchase warrants, or the vesting of the Company’s outstanding share units. The Company cannot predict the size of future issuances of equity securities or the size and terms of future issuances of debt instruments or other securities convertible into equity securities. The board of directors of the Company has the authority to authorize certain offers and sales of additional securities without the vote of, or prior notice to, shareholders. It is likely that the Company will issue additional securities to provide capital to fund expected expenditures and growth. Any transaction involving the issuance of previously authorized but unissued Common Shares, or securities convertible into Common Shares, would result in potentially substantial dilution to shareholders.

The market price of the Common Shares could decline as a result of future issuances or sales of the Company’s securities, which could result in insufficient liquidity.

The market price of the Common Shares could decline as a result of issuances of securities by the Company or sales by its existing shareholders of Common Shares in the market, or the perception that these sales could occur. The issuance of Common Shares upon the exercise of the Company’s outstanding stock options and Common Share purchase warrants or the vesting of the Company’s outstanding share units may also reduce the market price of the Common Shares. Additional Common Shares, stock options, Common Share purchase warrants and share units may be issued in the future. A decrease in the market price of the Common Shares could adversely affect the liquidity of the Common Shares on the TSX and the NYSE. The Company’s shareholders may be unable, as a result, to sell significant quantities of the Common Shares into the public trading markets. The Company may not, as a result, have sufficient liquidity to meet the continued listing requirements of the TSX and the NYSE. Sales of the Common Shares by shareholders might also make it more difficult for the Company to sell equity securities at a time and price that it deems appropriate, which may have a material adverse effect on the Company’s business, financial conditions and results of operations.

The Company has never paid, and does not currently anticipate paying, dividends.

The Company has paid no dividends on the Common Shares since incorporation and does not anticipate paying dividends in the immediate future. The payment of future dividends, if any, will be reviewed periodically by the Company’s board of directors and will depend upon, among other things, conditions then existing including earnings, financial conditions, cash on hand, financial requirements to fund its commercial activities, development and growth, and other factors that the Company’s board of directors may consider appropriate in the circumstances.

U.S. investors may find it difficult to enforce U.S. judgments against the Company, its directors and officers and the experts named in this prospectus.

The Company is incorporated under the laws of British Columbia, Canada and the majority of the Company’s directors and officers and the experts named in this short form prospectus are not residents of the United States. Because all or a substantial portion of the Company’s assets and the assets of these persons are located outside of the United States, it may be difficult for U.S. investors to effect service of process within the United States upon the Company or upon such persons who are not residents of the United States, or to realize in the United States upon judgments of U.S. courts predicated upon civil liabilities under U.S. securities laws. A judgment of a U.S. court predicated solely upon such civil liabilities may be enforceable in Canada by a Canadian court if the U.S. court in which the judgment was obtained had jurisdiction, as determined by the Canadian court, in the matter. There is substantial doubt whether an original action could be brought successfully in Canada against any of such persons or the Company predicated solely upon such civil liabilities.

The net proceeds of the Offering are currently unallocated and the Company has broad discretion as to the use of the net proceeds.

The Company currently intends to use the net proceeds received from the Offering (including on any exercise of the Over-Allotment Option) for working capital and general corporate purposes as described under “Use of Proceeds”. The Company’s management has broad discretion, however, over how the net proceeds are used, and could use the net proceeds for purposes other than those contemplated at the time of the Offering, if determined to be in the Company’s best interests to do so. Shareholders may not agree with the manner in which management chooses to allocate and spend the net proceeds. The failure by management to apply these funds effectively could have a material adverse effect on the Company’s business, results of operations and financial condition.

USE OF PROCEEDS

The Company expects to receive approximately US$60.7 million in net proceeds from the Offering, not including any proceeds received from the exercise of the Over-Allotment Option, and after deducting fees payable to the Underwriters and the estimated expenses of the Offering.

The Company expects to use the net proceeds of the Offering for general working capital purposes, including providing the Company with increased flexibility to pursue its value creation strategy through growth of Mineral Reserves, metal production and efficient operations. The Company may look for and examine new mineral property opportunities during the remainder of 2017 and may incur new project costs as opportunities come to its attention.

In the event that the Over-Allotment Option is exercised, the additional net proceeds from the exercise of the Over-Allotment Option will be added to general working capital.

The amount and timing of the use of proceeds will depend on various factors, including the prices of silver and gold, future results from ongoing mining activities, corporate opportunities or other business reasons as determined by management of the Company. See “Risk Factors – Risks Related to the Offered Shares”.

PRIOR SALES

The following table summarizes the issuances of Common Shares within the 12 months prior to the date of this short form prospectus. No securities convertible into Common Shares were issued during this period.

Date	Price per Common Share (C$)	Number of Common Shares	Reason for Issuance
February 9, 2016	3.38	2,500	Stock Option Exercise
February 11, 2016	3.38	2,440	Stock Option Exercise
March 16, 2016	3.38	39,005	Stock Option Exercise
March 16, 2016	1.75	10,000	Stock Option Exercise
March 17, 2016	3.38	20,000	Stock Option Exercise
March 17, 2016	3.38	100,000	Stock Option Exercise
March 18, 2016	3.38	139,509	Stock Option Exercise
March 18, 2016	3.38	26,221	Stock Option Exercise
March 21, 2016	3.38	113,000	Stock Option Exercise
March 21, 2016	3.38	94,600	Stock Option Exercise
March 21, 2016	3.38	59,900	Stock Option Exercise
March 22, 2016	3.38	35,200	Stock Option Exercise
March 22, 2016	3.38	63,100	Stock Option Exercise
March 29, 2016	3.38	30,500	Stock Option Exercise
March 30, 2016	3.38	4,335	Stock Option Exercise
April 5, 2016	3.38	20,000	Stock Option Exercise
April 7, 2016	3.38	7,663	Stock Option Exercise
April 7, 2016	1.55	53,800	Stock Option Exercise
April 13, 2016	3.38	111,147	Stock Option Exercise
April 13, 2016	4.30	14,300	Stock Option Exercise
April 14, 2016	4.30	12,800	Stock Option Exercise
April 15, 2016	4.30	168,000	Stock Option Exercise
April 19, 2016	4.30	5,000	Stock Option Exercise
April 19, 2016	4.30	119,046	Stock Option Exercise
April 20, 2016	4.30	29,762	Stock Option Exercise
April 25, 2016	1.55	6,500	Stock Option Exercise
April 26, 2016	1.55	43,500	Stock Option Exercise
April 28, 2016	4.30	3,000	Stock Option Exercise
May 11, 2016	4.30	135,691	Stock Option Exercise
May 11, 2016	4.30	3,000	Stock Option Exercise
June 29, 2016	4.79	9,235	Stock Option Exercise
July 11, 2016	2.22	22,000	Stock Option Exercise
July 28, 2016	11.12	14,569,045	The Arrangement
July 28, 2016	2.22	13,000	Stock Option Exercise
August 17, 2016	4.79	76,663	Stock Option Exercise
August 18, 2016	4.79	107,500	Stock Option Exercise
August 19, 2016	4.79	7,500	Stock Option Exercise
August 23, 2016	0.85	120,000	Stock Option Exercise
September 13, 2016	4.30	84,807	Stock Option Exercise
September 13, 2016	4.79	107,637	Stock Option Exercise
October 17, 2016	6.01	399,300	Warrant Exercise
November 21, 2016	6.01	399,300	Warrant Exercise
November 21, 2016	6.01	133,100	Warrant Exercise
November 25, 2016	2.22	100,000	Stock Option Exercise
December 5, 2016	2.22	60,000	Stock Option Exercise
December 15, 2016	2.22	55,000	Stock Option Exercise
January 10, 2017	4.30	26,369	Stock Option Exercise
January 11, 2017	4.30	5,000	Stock Option Exercise
January 11, 2017	4.30	25,000	Stock Option Exercise
January 12, 2017	4.30	22,500	Stock Option Exercise
January 13, 2017	4.30	5,107	Stock Option Exercise
January 19, 2017	6.67	49,084	Stock Option Exercise

Total		17,530,991

MARKET FOR SECURITIES, TRADING PRICE AND VOLUME

Common Shares

The Common Shares are listed and posted for trading on the TSX under the symbol “FVI” and on the NYSE under the symbol “FSM”. The following table sets forth the high and low sale prices and trading volumes of the Common Shares on the TSX and the NYSE for each of the months indicated.

Toronto Stock Exchange

Month	High (C$)	Low (C$)	Volume
January 1-23, 2017	9.08	8.17	10,695,801
December 2016	8.74	6.78	19,792,151
November 2016	9.88	8.01	16,917,970
October 2016	9.34	8.10	11,987,253
September 2016	11.67	9.38	15,699,582
August 2016	12.28	9.79	17,113,776
July 2016	11.62	10.00	13,339,685
June 2016	9.03	7.07	24,271,625
May 2016	8.56	7.13	11,884,277
April 2016	8.03	5.03	8,713,709
March 2016	5.50	4.52	12,467,281
February 2016	4.96	3.60	9,874,224
January 2016	3.58	2.96	4,794,051

On January 23, 2017, the last full trading day on which the Common Shares traded prior to the filing of this short form prospectus, the closing price of the Common Shares on the TSX was C$9.08 per Common Share.

New York Stock Exchange

Month	High (US$)	Low (US$)	Volume
January 1-23, 2017	6.92	5.65	21,957,357
December 2016	6.73	5.00	33,602,306
November 2016	7.73	5.70	35,311,314
October 2016	7.37	6.02	24,211,369
September 2016	9.09	6.90	36,276,630
August 2016	9.75	7.25	37,238,182
July 2016	9.03	7.19	27,595,252
June 2016	7.03	5.35	37,338,963
May 2016	6.69	5.38	18,787,309
April 2016	6.49	3.70	14,761,824
March 2016	4.30	3.32	17,024,208
February 2016	3.65	2.51	9,174,715
January 2016	2.63	2.00	6,244,832

On January 23, 2017, the last full trading day on which the Common Shares traded prior to the filing of this short form prospectus, the closing price of the Common Shares on the NYSE was US$6.85 per Common Share.

CONSOLIDATED CAPITALIZATION

Since September 30, 2016, there have been no material changes in our consolidated share and loan capital other than as outlined under “Prior Sales”. The following table sets forth the consolidated capitalization of the Company as at the dates indicated, before and after completion of the Offering. The table should be read in conjunction with the Q3 2016 Financial Statements and the Q3 2016 MD&A.

	(US$ in thousands)
	As at September 30, 2016($000’s)	As at September 30, 2016 (after giving effect to the Offering)($000’s)(3)(4)	As at September 30, 2016 (after giving effect to the Offering)($000’s)(3)(5)
Cash	$103,180(1)	$163,843	$173,115
Loans(2)	$44,874	$44,874	$44,874
Share Capital - outstanding Common Shares (unlimited authorized)	$334,599	$395,262	$404,534
	(145,831,473 Common Shares)	(156,156,473 Common Shares)	(157,705,223 Common Shares)
Notes:
(1)	Comprised of $64,580 cash and $38,600 term deposits.
(2)	Comprised of $39,633 bank loan and $5,241 other liabilities.
(3)	After deducting the Underwriters’ Fee and estimated costs of the Offering.
(4)	Assuming issuance of the Offered Shares and no exercise of the Over-Allotment Option. See “Plan of Distribution”.
(5)	Assuming issuance of the Offered Shares, including the exercise in full of the Over-Allotment Option. See “Plan of Distribution”.

DESCRIPTION OF THE SECURITIES BEING DISTRIBUTED

Common Shares

The Company’s authorized share capital consists of an unlimited number of Common Shares without par value. As the date hereof, the Company had 147,111,233 Common Shares issued and outstanding, and there were 711,933 Common Shares issuable upon the exercise of outstanding stock options and 582,977 Common Shares issuable upon the exercise of outstanding Common Share purchase warrants. All Common Shares of the Company rank equally as to dividends, voting powers and participation in assets and in all other respects. Certain of the rights and attributes of the Common Shares are described below.

The holders of Common Shares are entitled to receive notice of, attend and vote at any meeting of the shareholders of the Company. Each Common Share carries one vote. The holders of Common Shares are entitled to receive on a pro-rata basis such dividends as the board of directors of the Company from time to time may declare, out of funds legally available therefor. In the event of a liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital, the holders of the Common Shares have the right to receive on a pro-rata basis all of the assets of the Company remaining after payment of all of the Company’s liabilities. No pre-emptive, redemption, sinking fund or conversion rights are attached to the Common Shares, and the Common Shares, when fully paid, will not be liable to further call or assessment. No other class of shares may be created without the approval of the holders of the Common Shares.

Dividend Policy

The Company has neither declared nor paid dividends on its Common Shares. The Company has no present intention of paying dividends on its Common Shares, as it anticipates that all available funds will be invested to finance the growth of its business.

PLAN OF DISTRIBUTION

Under the Underwriting Agreement, the Company has agreed to sell and the Underwriters have agreed to purchase, as principals, on the Closing Date, all, but not less than all, of the Offered Shares at a price of US$6.30 per Offered Share for aggregate gross proceeds of US$65,047,500, payable in cash to the Company against delivery of the Offered Shares, subject to compliance with all necessary legal requirements and to the conditions contained in the Underwriting Agreement.

The obligations of the Underwriters under the Underwriting Agreement are several and not joint, nor joint and several, and subject to compliance with all legal requirements and the conditions contained in the Underwriting Agreement. Each Underwriter may terminate its obligations under the Underwriting Agreement at its discretion on the basis of a “material change out”, “disaster out”, “regulatory out”, “breach out” and upon the occurrence of certain other stated events. The Underwriters are, however, obligated to take up and pay for all of the Offered Shares if any of the Offered Shares are purchased under the Underwriting Agreement. The Offering Price was determined by arm’s length negotiation between the Company and the Underwriters, with reference to the prevailing market price of the Common Shares.

The Offering is being made concurrently in each of the provinces of Canada and in the United States pursuant to the MJDS. The Offered Shares will be offered in the United States and Canada by the Underwriters either directly or through their respective U.S. or Canadian broker-dealer affiliates or agents, as applicable. Offers and sales of Offered Shares outside the United States and Canada will be made in accordance with applicable securities laws in Canada, the United States and such other jurisdictions.

Pursuant to the Underwriting Agreement, the Company has agreed to pay the Underwriters’ Fee to the Underwriters for their services in connection with the distribution of the Offered Shares, including in respect of any Additional Shares sold pursuant to the exercise of the Over-Allotment Option. Fortuna has granted the Underwriters the Over-Allotment Option, exercisable in whole or in part in the sole discretion of the Underwriters until the date that is 30 days after the Closing Date, to purchase up to 1,548,750 Additional Shares at the Offering Price to cover over-allotments, if any, and for market stabilization purposes. This short form prospectus also qualifies the grant of the Over-Allotment Option and the distribution of any Additional Shares issued on the exercise of the Over-Allotment Option. A person who acquires Additional Shares issuable upon exercise of the Over-Allotment Option acquires such Additional Shares under this short form prospectus regardless of whether the over-allotment position is ultimately filled through the exercise of the Over-Allotment Option or secondary market purchases. If the Over-Allotment Option is exercised in full, the total price to the public, the Underwriters’ Fee and the net proceeds of the Offering will be US$74,804,625, US$3,553,220 and US$71,251,405 (before deducting other expenses of the Offering), respectively.

Subscriptions for the Offered Shares will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice. It is expected that the Company will arrange to electronically deposit the Offered Shares to be issued to purchasers to or for the account of the Underwriters with CDS on the Closing Date, against payment by the Underwriters to the Company of the aggregate purchase price for the Offered Shares. In any event, the Offered Shares are to be taken up by the Underwriters, if at all, on or before a date not later than February 9, 2017. No certificate evidencing the Offered Shares will be issued to purchasers, except in certain limited circumstances, and registration will be made in the depositary services of CDS. Purchasers of the Offered Shares will receive only a customer confirmation from the Underwriters or other registered dealer who is a CDS participant and from or through whom a beneficial interest in the Offered Shares is purchased.

Pursuant to the rules and/or policy statements of certain Canadian provincial securities commissions, the Underwriters may not, throughout the period of distribution under this short form prospectus, bid for or purchase Common Shares for their own account or for accounts over which they exercise control or direction. The foregoing restriction is subject to certain exceptions, provided that the bid or purchase is not engaged in for the purpose of creating actual or apparent active trading in, or raising the price of, the Common Shares. These exceptions include a bid or purchase permitted under the Universal Market Integrity Rules for Canadian Marketplaces administered by the Investment Industry Regulatory Organization of Canada relating to market stabilization and passive market-making activities and a bid or purchase made for, or on behalf of, a customer where the order was not solicited during the period of distribution.

The Underwriters propose to offer the Offered Shares initially at the Offering Price. After the Underwriters have made a reasonable effort to sell all of the Offered Shares at the Offering Price, the offering price of the Offered Shares may be decreased and may be further changed from time to time to an amount not greater than the Offering Price, and the compensation realized by those Underwriters who sell their proportionate share of the Offered Shares at a reduced price will be decreased by the amount that the aggregate price paid by purchasers for such Offered Shares is less than the price paid by the applicable Underwriters to the Company. Notwithstanding any reduction by the Underwriters in the offering price of the Offered Shares, the Company will still receive net proceeds of US$6.00075 per Offered Share after payment of the Underwriters’ Fee, but before payment of the other expenses of the Offering.

The Company has agreed to indemnify each of the Underwriters and their affiliates and their respective directors, officers, employees, advisors, shareholders, partners and agents against certain liabilities and to contribute to payments that the Underwriters may be required to make in respect thereof.

Except as contemplated by the Underwriting Agreement, the Company has agreed not to, directly or indirectly issue, offer, pledge, purchase, sell, grant any option, right or warrant to purchase or otherwise dispose of any Common Shares or securities convertible into or exchangeable for Common Shares or agree to do any of the foregoing or publicly announce any intention to do any of the foregoing for a period of 60 days following the Closing Date without the prior written consent of RJL, on behalf of the Underwriters, other than: (i) issuing Common Shares or securities convertible into or exchangeable for Common Shares pursuant to any equity incentive plan, stock ownership or purchase plan, or other equity plan in effect on the date of the Underwriting Agreement; (ii) issuing Common Shares issuable upon the conversion, exchange or exercise of any outstanding convertible securities including warrants or options outstanding on the date of the Underwriting Agreement; or (iii) issuing up to 250,000 Common Shares in connection with an investment in or acquisition of exploration properties.

The Company has also agreed to cause each of its directors and executive officers to enter into lock-up agreements evidencing their agreement to not offer, sell, contract to sell, transfer, assign, pledge, grant any option to purchase, make any short sale or otherwise dispose of or monetize any Common Shares or any options or warrants to purchase any Common Shares, or any other securities convertible into or exchangeable for, Common Shares for a period of 60 days following the Closing Date, other than (i) with the prior written consent of RJL, on behalf of the Underwriters; (ii) in connection with a bona fide take-over bid, merger, business combination, arrangement, consolidation, reorganization, restructuring or similar transaction involving the Company; (iii) Common Shares issued after the date of the Underwriting Agreement upon the exercise of options; or (iv) in connection with gifts and transfers by will and intestacy or pursuant to transfers to members, partners, affiliates, associates, immediate family, a trust or Registered Retirement Savings Plan; subject to certain conditions.

Relationship Between Us and an Underwriter

Scotia, one of the Underwriters, is an affiliate of the lender to Fortuna under the amended and restated credit facility between Fortuna and the Bank of Nova Scotia, dated March 25, 2015 (the “Credit Facility”). Consequently, Fortuna may be considered a “connected issuer” of Scotia under applicable securities laws in Canada. The Credit Facility consists of a $40 million term credit facility with a four year term and a $20 million revolving credit facility for a two year period. The Credit Facility is secured by a first ranking lien on certain of Fortuna’s subsidiaries, and their assets and bears interest and fees at prevailing market rates. Fortuna is currently in compliance with all covenants contained in the Credit Facility, and no material breach of such agreement has occurred or been waived. The lender waived any notification requirements under the Credit Facility in connection with the acquisition of Goldrock by Fortuna.

The terms of the Offering, including the Offering Price, were determined by negotiation between RJL, on its own behalf and on behalf of each of the other Underwriters, and Fortuna. Scotia was not involved in the determination of the terms of the Offering. As a consequence of the Offering, Scotia will receive its proportionate share of the Underwriters’ Fee.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Blake, Cassels & Graydon LLP, counsel to the Company, and Stikeman Elliott LLP, counsel to the Underwriters, the following is, as of the date of this short form prospectus, a general summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the “Tax Act”) generally applicable to an investor who acquires Offered Shares, as beneficial owner, pursuant to the Offering, who, for the purposes of the Tax Act and at all relevant times, deals at arm’s length with the Company and the Underwriters, is not affiliated with the Company or the Underwriters and who acquires and holds the Offered Shares as capital property (a “Holder”). Generally, the Offered Shares will be considered to be capital property to a Holder thereof provided that the Holder does not hold the Offered Shares in the course of carrying on a business of trading or dealing in securities and such Holder has not acquired them in one or more transactions considered to be an adventure or concern in the nature of trade.

This summary does not apply to a Holder (i) that is a “financial institution” for the purposes of the mark-to-market rules contained in the Tax Act; (ii) that is a “specified financial institution” as defined in the Tax Act; (iii), an interest in which would be a “tax shelter investment” as defined in the Tax Act; (iv) that has made a functional currency reporting election under the Tax Act; or (v) that has or will enter into a “derivative forward agreement”, as that term is defined in the Tax Act, with respect to the Offered Shares. Such Holders should consult their own tax advisors with respect to an investment in Offered Shares.

Additional considerations, not discussed herein, may be applicable to a Holder that (i) is a corporation resident in Canada and (ii) is (or does not deal at arm’s length for the purposes of the Tax Act with a corporation resident in Canada that is), or becomes as part of a transaction or event or series of transactions or events that includes the acquisition of the Offered Shares, controlled by a non-resident corporation for purposes of the “foreign affiliate dumping” rules in section 212.3 of the Tax Act. Such Holders should consult their tax advisors with respect to the consequences of acquiring Offered Shares.

This summary is based upon the current provisions of the Tax Act and the regulations thereunder (the “Regulations”) in force as of the date hereof and counsel’s understanding of the current published administrative and assessing practices of the Canada Revenue Agency (the “CRA”). This summary takes into account all specific proposals to amend the Tax Act and the Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and assumes that the Tax Proposals will be enacted in the form proposed, although no assurance can be given that the Tax Proposals will be enacted in their current form or at all. This summary does not otherwise take into account any changes in law or in the administrative policies or assessing practices of the CRA, whether by legislative, governmental or judicial decision or action, nor does it take into account or consider any provincial, territorial or foreign income tax considerations, which considerations may differ significantly from the Canadian federal income tax considerations discussed in this summary.

This summary is of a general nature only, is not exhaustive of all possible Canadian federal income tax considerations and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Holder. No representations with respect to the income tax consequences to any holder or prospective holder are made. Holders should consult their own tax advisors with respect to their particular circumstances.

Currency Conversion

Subject to certain exceptions that are not discussed herein, for purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of Offered Shares, including dividends, adjusted cost base and proceeds of dispositions must be determined in Canadian dollars based on the relevant exchange rate (as determined in accordance with the Tax Act) applicable on the date the particular amount arose.

Residents of Canada

The following section of this summary applies to Holders who, for the purposes of the Tax Act, are or are deemed to be resident in Canada at all relevant times (“Resident Holders”). Certain Resident Holders whose Offered Shares might not constitute capital property may make, in certain circumstances, an irrevocable election permitted by subsection 39(4) of the Tax Act to deem the Offered Shares, and every other “Canadian security” as defined in the Tax Act, held by such persons, in the taxation year of the election and each subsequent taxation year to be capital property. Resident Holders should consult their own tax advisors regarding this election.

Dividends

Dividends received or deemed to be received on the Offered Shares will be included in computing a Resident Holder’s income. In the case of a Resident Holder that is an individual (other than certain trusts), such dividends will be subject to the gross-up and dividend tax credit rules normally applicable in respect of “taxable dividends” received from “taxable Canadian corporations” (as defined in the Tax Act). An enhanced dividend tax credit will be available to individuals in respect of “eligible dividends” designated by the Company to the Resident Holder in accordance with the provisions of the Tax Act.

Dividends received or deemed to be received by a corporation that is a Resident Holder on the Offered Shares must be included in computing its income but generally will be deductible in computing its taxable income. In certain circumstances, section 55(2) of the Tax Act will treat a taxable dividend received by a Resident Holder that is a corporation as proceeds of dispositions or a capital gain. Resident Holders that are corporations should consult their own tax advisors having regard to their own circumstances. A Resident Holder that is a “private corporation” (as defined in the Tax Act) and certain other corporations controlled by or for the benefit of an individual (other than a trust) or related group of individuals (other than trusts) may be liable to pay a refundable tax under Part IV of the Tax Act on dividends received or deemed to be received on the Offered Shares to the extent such dividends are deductible in computing taxable income.

Dispositions of Offered Shares

Upon a disposition (or a deemed disposition) of an Offered Share, a Resident Holder generally will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of such Offered Share, net of any reasonable costs of disposition, are greater (or are less) than the adjusted cost base of such Offered Share to the Resident Holder. The tax treatment of capital gains and capital losses is discussed in greater detail below under the subheading “Capital Gains and Capital Losses”.

The adjusted cost basis to a Resident Holder of an Offered Share acquired pursuant to the Offering will be averaged with the adjusted cost base of any other Common Shares of the Company held by such Resident Holder as capital property for the purposes of determining the Resident Holder’s adjusted cost base of each Offered Share.

Capital Gains and Capital Losses

Generally, a Resident Holder is required to include in computing its income for a taxation year one-half of the amount of any capital gain (a “taxable capital gain”) realized in the year. Subject to and in accordance with the provisions of the Tax Act, a Resident Holder is required to deduct one-half of the amount of any capital loss (an “allowable capital loss”) realized in a taxation year from taxable capital gains realized in the year by such Resident Holder. Allowable capital losses in excess of taxable capital gains may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any following taxation year against taxable capital gains realized in such year to the extent and under the circumstances described in the Tax Act.

The amount of any capital loss realized on the disposition or deemed disposition of Offered Shares by a Resident Holder that is a corporation may be reduced by the amount of dividends received or deemed to have been received by it on such shares or shares substituted for such shares to the extent and in the circumstance specified by the Tax Act. Similar rules may apply where a Resident Holder that is a corporation is a member of a partnership or beneficiary of a trust that owns such shares or that itself is a member of a partnership of a beneficiary of a trust that owns such shares. Resident Holders to whom these rules may be relevant should consult their own tax advisors.

A Resident Holder that is throughout the relevant taxation year a “Canadian-controlled private corporation” (as defined in the Tax Act) also may be liable to pay an additional refundable tax on its “aggregate investment income” for the year which will include taxable capital gains.

Minimum Tax

Capital gains realized and dividends received by a Resident Holder that is an individual or a trust, other than certain specified trusts, may give rise to minimum tax under the Tax Act. Resident Holders should consult their own advisors with respect to the application of minimum tax.

Non-Residents of Canada

The following section of this summary is generally applicable to Holders who (i) for the purposes of the Tax Act, have not been and will not be deemed to be resident in Canada at any time while they hold the Offered Shares; and (ii) do not use or hold the Offered Shares in carrying on a business in Canada (“Non-Resident Holders”). Special rules, which are not discussed in this summary, may apply to a Non-Resident Holder that is an insurer carrying on business in Canada and elsewhere. Such Holders should consult their own tax advisors.

Dividends

Dividends paid or credited or deemed to be paid or credited to a Non-Resident Holder by the Company are subject to Canadian withholding tax at the rate of 25% on the gross amount of the dividend unless such rate is reduced by the terms of an applicable tax treaty. For example, under the Canada-United States Income Tax Convention (1980) (the “Treaty”), as amended, the rate of withholding tax on dividends paid or credited to a Non-Resident Holder who is resident in the United States for purposes of the Treaty and entitled to benefits under the Treaty is generally limited to 15% of the gross amount of the dividend (or 5% in the case of a company resident in the United States for purposes of the Treaty beneficially owning at least 10% of the Company’s voting shares).

Dispositions of Offered Shares

A Non-Resident Holder generally will not be subject to tax under the Tax Act in respect of a capital gain realized on the disposition or deemed disposition of an Offered Share, nor will capital losses arising therefrom be recognized under the Tax Act, unless the Offered Share constitutes “taxable Canadian property” to the Non-Resident Holder thereof for purposes of the Tax Act, and the gain is not exempt from tax pursuant to the terms of an applicable tax treaty.

Provided the Offered Shares are listed on a “designated stock exchange”, as defined in the Tax Act (which includes the TSX and NYSE), at the time of disposition, the Offered Shares generally will not constitute taxable Canadian property of a Non-Resident Holder at that time, unless at any time during the 60 month period immediately preceding the disposition the following two conditions are met concurrently: (i) the Non-Resident Holder, persons with whom the Non-Resident Holder did not deal at arm’s length, partnerships in which the Non-Resident Holder or persons with whom the Non-Resident Holder did not deal at arm’s length held a membership interest (either directly or indirectly through one or more partnerships), or the Non-Resident Holder together with all such persons, owned 25% or more of the issued shares of any class or series of shares of the Company; and (ii) more than 50% of the fair market value of the Offered Shares of the Company was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, “Canadian resource properties” (as defined in the Tax Act), “timber resource properties” (as defined in the Tax Act) or an option, an interest or right in such property, whether or not such property exists. Notwithstanding the foregoing, an Offered Share may otherwise be deemed to be taxable Canadian property to a Non-Resident Holder for purposes of the Tax Act.

A Non-Resident Holder’s capital gain (or capital loss) in respect of Offered Shares that constitute or are deemed to constitute taxable Canadian property (and are not “treaty-protected property” as defined in the Tax Act) will generally be computed in the manner described above under the subheading “Residents of Canada – Dispositions of Offered Shares”.

Non-Resident Holders whose Offered Shares are taxable Canadian property should consult their own tax advisors.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain U.S. federal income tax considerations generally applicable to U.S. Holders (as defined below) of the ownership and disposition of the Offered Shares acquired pursuant to the Offering. It applies only to U.S. Holders that hold the Offered Shares as capital assets (generally, property held for investment purposes). This section does not apply to holders subject to special rules, including brokers, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for securities holdings, tax-exempt organizations, partnerships or other pass-through entities and any owners thereof, real estate investment trusts or regulated investment companies, insurance companies, banks, thrifts and other financial institutions, expatriates or former long-term residents of the United States, persons liable for alternative minimum tax, persons that will own or will have owned, directly, indirectly or constructively, 10% or more (by vote or value) of our equity, persons that hold the Offered Shares as part of a hedging, integration, conversion or constructive sale transaction or a straddle, or persons whose functional currency is not the U.S. dollar.

This discussion does not purport to be a complete analysis of all of the potential U.S. federal income tax considerations that may be relevant to U.S. Holders in light of their particular circumstances. Furthermore, it does not address any aspect of non-U.S., state, local or estate or gift taxation or the 3.8% Medicare tax imposed on certain net investment income. Each holder is urged to consult its own tax advisor as to the U.S. federal, state, local, non-U.S. and any other tax consequences of the ownership and disposition of the Offered Shares. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), existing and proposed U.S. Treasury regulations, published rulings and court decisions, and the Treaty, all as in effect as of the date hereof, and any of which may be repealed, revoked or modified (possibly with retroactive effect) so as to result in U.S. federal income tax consequences different from those discussed below.

A “U.S. Holder” is a beneficial owner of the Offered Shares who, for U.S. federal income tax purposes, is: (i) a citizen or individual resident of the United States, (ii) a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, or any State thereof, or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust (1) if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (2) that validly elects to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership or other pass-through entity holds the Offered Shares, the U.S. federal income tax treatment of a partner, beneficiary or other stakeholder in such partnership or pass-through entity will generally depend on the status of that person and the tax treatment of the pass-through entity. A partner, beneficiary or other stakeholder in a partnership or other pass-through entity holding the Offered Shares is urged to consult its own tax advisor with regard to the U.S. federal income tax treatment of the ownership and disposition of the Offered Shares.

The following discussion is for general information purposes only, does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular U.S. Holder in light of such holder’s circumstances and income tax situation, and is not intended to be, nor should it be construed to be, legal or tax advice to any U.S. Holder. Each U.S. Holder is urged to consult its own tax advisor regarding the tax consequences of owning and disposing of the Offered Shares under the U.S. Holder’s particular circumstances.

Distributions

Subject to the passive foreign investment company rules discussed below, the gross amount of any distribution received by a U.S. Holder (including any amounts withheld to pay Canadian withholding taxes) will be included in the gross income of the U.S. Holder as a dividend to the extent attributable to the Company’s current and accumulated earnings and profits, as determined under U.S. federal income tax principles. The Company does not intend to calculate its earnings and profits under U.S. federal income tax rules. Accordingly, U.S. Holders should expect that a distribution generally will be treated in its entirety as a dividend for U.S. federal income tax purposes. Subject to the passive foreign investment company rules discussed below, distributions on the Offered Shares to certain non-corporate U.S. Holders that are treated as dividends may be taxed at preferential rates. Such dividends will not be eligible for the “dividends received” deduction ordinarily allowed to corporate shareholders with respect to dividends received from U.S. corporations.

The amount of any dividend paid to a U.S. Holder in Canadian dollars (including amounts withheld to pay Canadian withholding taxes) will be includible in income in a U.S. dollar value amount by reference to the exchange rate between the U.S. dollar and the Canadian dollar in effect on the date the dividend is included in income by the U.S. Holder, regardless of whether the Canadian dollars so received are in fact converted into U.S. dollars. A U.S. Holder will have a tax basis in the Canadian dollars equal to their U.S. dollar value on the date of receipt. If the Canadian dollars so received are converted into U.S. dollars on the date of receipt, the U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect of the dividend. If the Canadian dollars received are not converted into U.S. dollars on the date of receipt, a U.S. Holder may recognize foreign currency gain or loss on a subsequent conversion or other disposition of the Canadian dollars. Such gain or loss generally will be treated as U.S. source ordinary income or loss.

A U.S. Holder may be entitled to deduct or credit Canadian withholding tax imposed on dividends paid to a U.S. Holder, subject to applicable limitations in the Code. For purposes of calculating a U.S. Holder’s foreign tax credit, dividends received by such U.S. Holder with respect to the equity of a foreign corporation generally constitute foreign source income. Dividends distributed by the Company will generally constitute “passive category” income for U.S. foreign tax credit purposes. The rules governing the foreign tax credit are complex. U.S. Holders are urged to consult their own tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Sale, Exchange or Other Taxable Disposition of the Offered Shares

A U.S. Holder will recognize gain or loss on the sale, exchange or other taxable disposition of the Offered Shares in an amount equal to the difference, if any, between the amount realized on the sale, exchange or other taxable disposition and the U.S. Holder’s adjusted tax basis in the Offered Shares. Subject to the passive foreign investment company rules discussed below, the gain or loss will generally be a capital gain or loss. Capital gains of non-corporate U.S. Holders recognized with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to substantial limitations. Any capital gain or loss recognized by a U.S. Holder generally will be treated as U.S. source gain or loss for U.S. foreign tax credit purposes. If a U.S. Holder receives any non-U.S. currency on the sale of the Offered Shares, the U.S. Holder may recognize ordinary income or loss as a result of currency fluctuations between the date of the sale of the Offered Shares and the date the sale proceeds are converted into U.S. dollars.

Passive Foreign Investment Company Rules

A non-U.S. corporation will be considered a PFIC for any taxable year in which (i) 75% or more of its gross income is “passive income” or (ii) 50% or more of the average quarterly value of its assets produce (or are held for the production of) “passive income.” In general, “passive income” includes dividends, interest, certain rents and royalties and the excess of gains over losses from certain commodities transactions, including transactions involving gold and other precious metals. Net gains from commodities transactions are generally treated as passive income unless such gains are active business gains from the sale of commodities and “substantially all” (at least 85%) of the corporation’s commodities are stock in trade or inventory, depreciable property used in a trade or business, or supplies regularly used or consumed in a trade or business. If a corporation is treated as a PFIC with respect to a U.S. Holder for any taxable year, the corporation will continue to be treated as a PFIC with respect to that U.S. Holder in all succeeding taxable years, regardless of whether the corporation continues to meet the PFIC requirements in such years, unless certain elections are made.

Based on the nature of the Company’s income, assets and activities, it is likely that the Company will not be classified as a PFIC in the current and future taxable years. However, because the PFIC determination is made annually at the close of the taxable year in question on the basis of facts and circumstances that may be beyond the Company’s control, and because the principles and methodology for applying the PFIC tests are not entirely clear, there can be no assurance that the Company will not be a PFIC in the current or subsequent taxable years.

If the Company were classified as a PFIC, a U.S. Holder would be required to report any gain on the disposition of the Offered Shares as ordinary income, rather than as capital gain, and to compute the tax liability on the gain and any “Excess Distribution” (as defined below) received in respect of the Offered Shares as if such items had been earned ratably over each day in the U.S. Holder’s holding period (or a portion thereof) for the Offered Shares. The amounts allocated to the taxable year of disposition and to years before the Company became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for that taxable year for individuals or corporations, as appropriate, and an interest charge would be imposed on the tax attributable to the allocated amount. An “Excess Distribution” is the amount by which distributions received by a U.S. Holder during a taxable year on its Offered Shares exceeds 125% of the average amount of distributions in respect thereof received during the three preceding taxable years (or, if shorter, the U.S. Holder’s holding period for the Offered Shares). For purposes of these rules, certain gifts and transfers upon death, exchanges pursuant to corporate reorganizations and use of the Offered Shares as security for a loan may be treated as taxable dispositions of the Offered Shares.

Certain additional adverse tax rules would apply to a U.S. Holder for any taxable year in which the Company were treated as a PFIC with respect to such U.S. Holder if any of the Company’s subsidiaries were also treated as a PFIC (a “Subsidiary PFIC”). In such a case, the U.S. Holder would generally be deemed to own its proportionate interest (by value) in any Subsidiary PFIC and be subject to the PFIC rules described above with respect to the Subsidiary PFIC regardless of such U.S. Holder’s percentage ownership in the Company.

If the Company were classified as a PFIC the tax consequences described above may be mitigated if a U.S. Holder makes a timely “qualified electing fund” election (a “QEF election”) provided the Company provides the necessary information regarding its ordinary earnings and net capital gain. If a U.S. Holder makes a timely QEF election with respect to the Offered Shares, the electing U.S. Holder would be required in each taxable year that the Company is considered a PFIC to include in gross income (i) as ordinary income, the U.S. Holder’s pro rata share of the ordinary earnings of the Company and (ii) as capital gain, the U.S. Holder’s pro rata share of the net capital gain of the Company, whether or not the ordinary earnings or net capital gain are distributed. An electing U.S. Holder’s basis in its Offered Shares would be increased to reflect the amount of any taxed but undistributed income. Distributions of income that had previously been taxed would result in a corresponding reduction of basis in the Offered Shares and would not be taxed again when paid to the U.S. Holder. A U.S. Holder that makes a QEF election with respect to the Offered Shares may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge (which would not be deductible for

U.S. federal income tax purposes if the U.S. Holder were an individual). Gain on the disposition of the Offered Shares for which a QEF election has been made is generally taxed as capital gain.

A QEF election made with respect to the Company would not apply to any Subsidiary PFIC; a QEF election would have to be made separately for each Subsidiary PFIC (in which case the treatment described above would apply to such Subsidiary PFIC). If a U.S. Holder makes a timely QEF election with respect to a Subsidiary PFIC, it would be required in each taxable year to include in gross income its pro rata share of the ordinary earnings and net capital gain of such Subsidiary PFIC, even if it does not receive a distribution of such income.

The U.S. federal income tax on any gain from the disposition of the Offered Shares or from the receipt of distributions may be greater than the tax that would be due if a timely QEF election were made. U.S. Holders are urged to consult their own tax advisors regarding the potential availability and consequences of making a QEF election in case the Company and any of the Company’s subsidiaries are classified as a PFIC in any taxable year.

Alternatively, if the Company were to be classified as a PFIC, a U.S. Holder could also avoid certain of the rules described above by making a mark-to-market election (instead of a QEF election), provided that the Offered Shares are treated as regularly traded on a qualified exchange or other market within the meaning of the applicable Treasury regulations. However, a U.S. Holder will not be permitted to make a mark-to-market election with respect to a Subsidiary PFIC. U.S. Holders are urged to consult their own tax advisors regarding the potential availability and consequences of a mark-to-market election in case the Company is classified as a PFIC in any taxable year.

During any taxable year in which the Company or any Subsidiary PFIC is treated as a PFIC with respect to a U.S. Holder, the U.S. Holder must file IRS Form 8621, Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund, subject to certain exceptions. U.S. Holders are urged consult their own tax advisors concerning annual filing requirements.

U.S. Holders are urged to consult their own tax advisors regarding the tax consequences that would arise if the Company were treated as a PFIC for any taxable year.

Required Disclosure with Respect to Foreign Financial Assets

Certain U.S. Holders are required to report information related to an interest in the Offered Shares, subject to exceptions (including an exception for Offered Shares held in accounts maintained by certain financial institutions), by attaching a completed IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax returns for each year in which they hold an interest in the Offered Shares. U.S. Holders are urged to consult their own tax advisors regarding information reporting requirements related to their ownership of the Offered Shares.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The auditors of the Company are Deloitte LLP, Chartered Professional Accountants, of 2800 – 1055 Dunsmuir Street, Vancouver, British Columbia.

The transfer agent and registrar for the Common Shares in Canada is Computershare Investor Services Inc. at its principal offices in Vancouver, British Columbia and Toronto, Ontario. The co-transfer agent and registrar for the Common Shares in the United States is Computershare Trust Company, N.A. at its office in Golden, Colorado.

INTEREST OF EXPERTS

The technical information relating to the Caylloma Mine and the San Jose Mine included or incorporated by reference in this short form prospectus has been included or incorporated by reference in reliance on the reports prepared or certified under NI 43-101 by the persons described below:

•	Eric Chapman and Edwin Gutierrez, each a Qualified Person as defined by NI 43-101, are the authors responsible for the preparation of the San Jose Technical Report and the Caylloma Technical Report.

Eric Chapman is the Qualified Person responsible for the technical information contained in this short form prospectus regarding the Lindero Report.

As at the date hereof, the aforementioned persons beneficially own, directly or indirectly, in the aggregate, less than one percent of the securities of the Company. All of the aforementioned persons are employees of the Company, but none of them is currently expected to be elected, appointed or employed as a director or officer of the Company or of an associate or affiliate of the Company.

The consolidated financial statements of Fortuna as at and for the years ended December 31, 2015 and 2014 incorporated by reference in this short form prospectus have been audited by Deloitte LLP, Chartered Professional Accountants, located at 2800 – 1055 Dunsmuir Street, Vancouver, British Columbia. Deloitte LLP is independent within the meaning of the Rules of Professional Conduct of the Chartered Professional Accountants of British Columbia.

LEGAL MATTERS

Certain legal matters related to the Offering will be passed upon on our behalf by Blake, Cassels & Graydon LLP with respect to matters of Canadian law, and Skadden, Arps, Slate, Meagher & Flom LLP with respect to matters of U.S. law and on behalf of the Underwriters by Stikeman Elliott LLP with respect to Canadian legal matters and Paul, Weiss, Rifkind, Wharton & Garrison LLP with respect to matters of U.S. law. As of the date of this short form prospectus, to the best of the Company’s knowledge, the partners and associates of Blake, Cassels & Graydon LLP, as a group, and the partners and associates of Stikeman Elliott LLP, as a group, each beneficially own, directly or indirectly, less than 1% of our outstanding securities.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Indemnification.

The Registrant is subject to the provisions of the Business Corporations Act (British Columbia) (the “BCBCA”).

Division 5 of Part 5 of the BCBCA consists of Sections 159 through 165. Section 160 provides that a company may do one or both of the following: (i) indemnify an individual who (a) is or was a director or officer of the company, (b) is or was a director or officer of another corporation at the request of the company at a time when the corporation is or was an affiliate of the company or (c) at the request of the company, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity (collectively, an “eligible party”) against all judgments, penalties or fines awarded or imposed in, or an amount paid in settlement of, a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation is or may be joined as a party, or is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding (an “eligible proceeding”) to which the eligible party is or may be liable; and/or (ii) pay the expenses actually and reasonably incurred by an eligible party in respect of an eligible proceeding after the final disposition.

Section 161 of the BCBCA provides that a British Columbia company must pay the expenses actually and reasonably incurred by an eligible party in respect of an eligible proceeding if the eligible party has not been reimbursed for those expenses and is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Section 162 of the BCBCA provides that a British Columbia company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, provided that a company must not make such payments unless it first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by Section 163 of the BCBCA (see below), the eligible party will repay the amounts advanced.

Notwithstanding the foregoing, Section 163(1) of the BCBCA prohibits a British Columbia company from indemnifying or paying the expenses of an eligible party if any of the following circumstances apply:

(a)

if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(b)

if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(c)

if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation, as the case may be;

(d)

in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing his or her conduct in respect of which the proceeding was brought was lawful.

Under Section 163(2) of the BCBCA, if an eligible proceeding is brought against an eligible party by or on behalf of the company or by or on behalf of an associated corporation, the company must neither indemnify the eligible party in respect of the proceeding, nor pay the expenses of an eligible party in respect of the proceeding.

Section 164 of the BCBCA provides that, despite any other provision of Division 5 and regardless of whether the payment of expenses or indemnification has been sought, authorized or declined under Division 5, on the application of a company or an eligible party, the court may do one or more of the following:

(a)	order a company to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

(b)	order a company to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

(c)	order the enforcement of, or any payment under, an agreement of indemnification entered into by a company;

(d)	order a company to pay some or all expenses actually and reasonably incurred by any person in obtaining a court order under Section 164 of the BCBCA; and/or

(e)	make any other order that the court considers appropriate.

The articles of a company may affect its power or obligation to give an indemnity or pay expenses. As indicated above, this is subject to the overriding power of the court under Section 164 of the BCBCA.

The articles of the Registrant (the “Articles”) provide that, subject to the BCBCA, the Registrant must indemnify a director, former director or alternate director of the Registrant (each, an “Indemnified Party”) and his or her heirs and legal personal representatives against all judgments, penalties or fines awarded or imposed in, or an amount paid in settlement of, an “eligible proceeding” to which such person is or may be liable. For the purpose of the Articles, an “eligible proceeding” means a legal proceeding or investigative action, whether current, threatened, pending or completed, in which an Indemnified Party or any of the heirs and legal personal representatives of the Indemnified Party, by reason of the Indemnified Party being or having been a director or alternate director of the Registrant: (i) is or may be joined as a party or (ii) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding. The Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such Indemnified Party, or any of the heirs and legal personal representatives of such Indemnified Party, in respect of the eligible proceeding. Pursuant to the Articles, each director and alternate director is deemed to have contracted with the Registrant on the terms of the foregoing indemnity. The failure of an Indemnified Party to comply with the provisions of the BCBCA or the Articles does not invalidate any indemnity to which he or she is entitled under the Articles.

Subject to any restrictions in the BCBCA, the Registrant may indemnify any person. Pursuant to the Articles, the Registrant may also purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) against any liability incurred by him or her as a director, alternate director, officer, employee or agent or person who holds or held such equivalent position, who: (i) is or was a director, alternate director, officer, employee or agent of the Registrant; (ii) is or was a director, alternate director, officer, employee or agent of a corporation at a time when the corporation is or was an affiliate of the Registrant; (iii) at the request of the Registrant, is or was a director, alternate director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity; or (iv) at the request of the Registrant, holds or held a position equivalent to that of a director, alternate director or officer of a partnership, trust, joint venture or other unincorporated entity. The Registrant maintains a policy of directors’ and officers’ liability insurance that insures its directors and officers for losses as a result of claims against such directors and officers under the indemnity provisions under the Articles and the BCBCA.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Exhibits

The following exhibits have been filed as part of the Registration Statement:

Exhibit No.	Description

3.1	Underwriting Agreement.

4.1

Annual Information Form for the year ended December 31, 2015, dated March 24, 2016 (except for the technical report entitled Fortuna Silver Mines Inc.: Caylloma Property, Caylloma District, Peru dated as of March 22, 2013, as amended April 15, 2013, and the technical report entitled Fortuna Silver Mines Inc.: San Jose Property, Oaxaca, Mexico dated as of November 22, 2013, each prepared by Eric Chapman and Thomas Kelly, incorporated by reference therein, and the information derived from such technical reports included therein) (incorporated by reference to Exhibit 99.1 to our Annual Report on Form 40-F for the fiscal year ended December 31, 2015 filed with the SEC on March 29, 2016 (File No. 001-35297)).

4.2

Audited consolidated financial statements of the Company as at and for the years ended December 31, 2015 and 2014, together with the report of the independent registered accounting firm thereon (incorporated by reference to Exhibit 99.2 to our Annual Report on Form 40-F for the fiscal year ended December 31, 2015 filed with the SEC on March 29, 2016 (File No. 001-35297)).

4.3

Management’s discussion and analysis for the year ended December 31, 2015 (incorporated by reference to Exhibit 99.3 to our Annual Report on Form 40-F for the fiscal year ended December 31, 2015 filed with the SEC on March 29, 2016 (File No. 001-35297)).

4.4

Unaudited condensed consolidated interim financial statements for the three and nine months ended September 30, 2016 and 2015 (incorporated by reference to Exhibit 99.1 to our Report on Form 6-K filed with the SEC on November 8, 2016 (File No. 001-35297)).

4.5

Management’s discussion and analysis for the three and nine months ended September 30, 2016 (incorporated by reference to Exhibit 99.2 to our Report on Form 6-K filed with the SEC on November 8, 2016 (File No. 001-35297)).

4.6

Management information circular as at April 27, 2016, prepared in connection with the annual meeting of shareholders held on June 16, 2016 (incorporated by reference to Exhibit 99.2 to our Report on Form 6-K filed with the SEC on May 10, 2016 (File No. 001-35297)).

4.7

Material change report dated June 9, 2016 announcing the proposed acquisition of all of the issued and outstanding common shares of Goldrock Mines Corp. (incorporated by reference to Exhibit 99.1 to our Report on Form 6-K filed with the SEC on June 13, 2016 (File No. 001-35297)).

4.8

Material change report dated July 28, 2016 announcing the closing of the acquisition of all of the issued and outstanding common shares of Goldrock Mines Corp. (incorporated by reference to Exhibit 99.1 to our Report on Form 6-K filed with the SEC on August 3, 2016 (File No. 001-35297)).

4.9

Business acquisition report dated November 2, 2016 prepared in connection with the acquisition of all of the issued and outstanding common shares of Goldrock Mines Corp. (incorporated by reference to Exhibit 99.1 to our Report on Form 6-K filed with the SEC on November 4, 2016 (File No. 001-35297)).

5.1	Consent of Deloitte LLP.

5.2	Consent of Davidson & Company LLP.

5.3*	Consent of Blake, Cassels & Graydon LLP.

5.4*	Consent of Stikeman Elliott LLP.

5.5*	Consent of Edwin Gutierrez.

Exhibit No.	Description

5.6*	Consent of Eric Chapman.

6.1	Powers of Attorney (included in Part III of the original filing of this Registration Statement).

*	Previously filed.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.	Undertaking.

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in such securities.

Item 2.	Consent to Service of Process.

The Registrant has filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

Any change to the name or address of the Registrant’s agent for service of process shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

III-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lima, Peru on January 24, 2017.

FORTUNA SILVER MINES INC.

By:	/s/ Jorge Ganoza Durant

Name:	Jorge Ganoza Durant
Title:	President and Chief Executive Officer

III-2

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by or on behalf of the following persons in the capacities indicated on January 24, 2017.

Signature	Title

/s/ Jorge Ganoza Durant	Jorge Ganoza Durant Director, President and Chief Executive Officer (Principal Executive Officer)

*	Luis Ganoza Durant Chief Financial Officer (Principal Financial and Accounting Officer)

*	Simon Ridgway Director, Chairman of the Board of Directors

*	Mario Szotlender Director

*	Robert Gilmore Director

*	David Farrell Director

*	David Laing Director

*	Alfredo Sillau Director

*By:	/s/ Jorge Ganoza Durant
Jorge Ganoza Durant Attorney-in-Fact

III-3

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Amendment No. 1 to the Registration Statement solely in his capacity as the duly authorized representative of the Registrant in the United States, on January 24, 2017.

Robert Gilmore (Authorized Representative)

By:	/s/ Robert Gilmore
Name:	Robert Gilmore
Title:	Authorized Signatory

III-4

EXHIBIT INDEX

Exhibit No.	Description

3.1	Underwriting Agreement.

4.1

Annual Information Form for the year ended December 31, 2015, dated March 24, 2016 (except for the technical report entitled Fortuna Silver Mines Inc.: Caylloma Property, Caylloma District, Peru dated as of March 22, 2013, as amended April 15, 2013, and the technical report entitled Fortuna Silver Mines Inc.: San Jose Property, Oaxaca, Mexico dated as of November 22, 2013, each prepared by Eric Chapman and Thomas Kelly, incorporated by reference therein, and the information derived from such technical reports included therein) (incorporated by reference to Exhibit 99.1 to our Annual Report on Form 40-F for the fiscal year ended December 31, 2015 filed with the SEC on March 29, 2016 (File No. 001-35297)).

4.2

Audited consolidated financial statements of the Company as at and for the years ended December 31, 2015 and 2014, together with the report of the independent registered accounting firm thereon (incorporated by reference to Exhibit 99.2 to our Annual Report on Form 40-F for the fiscal year ended December 31, 2015 filed with the SEC on March 29, 2016 (File No. 001-35297)).

4.3

Management’s discussion and analysis for the year ended December 31, 2015 (incorporated by reference to Exhibit 99.3 to our Annual Report on Form 40-F for the fiscal year ended December 31, 2015 filed with the SEC on March 29, 2016 (File No. 001-35297)).

4.4

Unaudited condensed consolidated interim financial statements for the three and nine months ended September 30, 2016 and 2015 (incorporated by reference to Exhibit 99.1 to our Report on Form 6-K filed with the SEC on November 8, 2016 (File No. 001-35297)).

4.5

Management’s discussion and analysis for the three and nine months ended September 30, 2016 (incorporated by reference to Exhibit 99.2 to our Report on Form 6-K filed with the SEC on November 8, 2016 (File No. 001-35297)).

4.6

Management information circular as at April 27, 2016, prepared in connection with the annual meeting of shareholders held on June 16, 2016 (incorporated by reference to Exhibit 99.2 to our Report on Form 6-K filed with the SEC on May 10, 2016 (File No. 001-35297)).

4.7

Material change report dated June 9, 2016 announcing the proposed acquisition of all of the issued and outstanding common shares of Goldrock Mines Corp. (incorporated by reference to Exhibit 99.1 to our Report on Form 6-K filed with the SEC on June 13, 2016 (File No. 001-35297)).

4.8

Material change report dated July 28, 2016 announcing the closing of the acquisition of all of the issued and outstanding common shares of Goldrock Mines Corp. (incorporated by reference to Exhibit 99.1 to our Report on Form 6-K filed with the SEC on August 3, 2016 (File No. 001-35297)).

4.9

Business acquisition report dated November 2, 2016 prepared in connection with the acquisition of all of the issued and outstanding common shares of Goldrock Mines Corp. (incorporated by reference to Exhibit 99.1 to our Report on Form 6-K filed with the SEC on November 4, 2016 (File No. 001-35297)).

5.1	Consent of Deloitte LLP.

5.2	Consent of Davidson & Company LLP.

5.3*	Consent of Blake, Cassels & Graydon LLP.

5.4*	Consent of Stikeman Elliott LLP.

5.5*	Consent of Edwin Gutierrez.

III-5

Exhibit No.	Description

5.6*	Consent of Eric Chapman.

6.1	Powers of Attorney (included in Part III of the original filing of this Registration Statement).

*	Previously filed.

III-6